Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Year Ended December 31, (1)
	2008	2007	2006	2005	2004
Total revenues	$1,138,218	$1,039,944	$995,502	$900,419	$774,336
Total expenses	762,207	615,051	581,452	500,938	433,670
Income from operations	376,011	424,893	414,050	399,481	340,666
Interest and other income	10,076	10,923	9,084	6,831	3,355
Interest expense	(313,209)	(287,884)	(257,067)	(208,183)	(177,219)
Loss on extinguishment of debt	—	(227)	(935)	(6,171)	—
Impairment of marketable securities	(17,181)	(18,456)	—	—	—
Gain on sales of real estate assets	12,401	15,570	14,505	53,583	29,272
Gain on sale of management contracts	—	—	—	21,619	—
Equity in earnings of unconsolidated affiliates	2,831	3,502	5,295	8,495	10,308
Income tax provision	(13,495)	(8,390)	(5,902)	—	—
Income from continuing operations	57,434	139,931	179,030	275,655	206,382
Discontinued operations	5,607	7,677	12,930	3,760	5,280
Net income	63,041	147,608	191,960	279,415	211,662
Net income attributable to noncontrolling interests in:
Operating partnership	(7,495)	(46,246)	(70,323)	(112,061)	(85,186)
Other consolidated subsidiaries	(23,959)	(12,215)	(4,136)	(4,879)	(5,365)
Net income attributable to the Company	31,587	89,147	117,501	162,475	121,111
Preferred dividends	(21,819)	(29,775)	(30,568)	(30,568)	(18,309)
Net income available to common shareholders	$9,768	$59,372	$86,933	$131,907	$102,802
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.09	$0.78	$1.16	$1.92	$1.50
Net income available to common shareholders	$0.14	$0.84	$1.26	$1.95	$1.55
Weighted average shares outstanding	71,060	70,397	68,935	67,652	66,350

Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.09	$0.78	$1.13	$1.86	$1.46
Net income available to common shareholders	$0.14	$0.84	$1.24	$1.89	$1.50
Weighted average common and potential dilutive common shares outstanding	71,172	70,928	70,352	69,726	68,609
Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	6,595	55,049	79,780	129,846	99,905
Discontinued operations	3,173	4,323	7,153	2,061	2,897
Net income available to common shareholders	$9,768	$59,372	$86,933	$131,907	$102,802
Dividends declared per common share	$2.01	$2.06	$1.88	$1.77	$1.49

	December 31,
	2008	2007	2006	2005	2004
BALANCE SHEET DATA:
Net investment in real estate assets	$7,321,480	$7,402,278	$6,094,251	$5,944,428	$4,894,780
Total assets	8,034,335	8,105,047	6,518,810	6,352,322	5,204,500
Total mortgage and other notes payable	6,095,676	5,869,318	4,564,535	4,341,055	3,371,679
Redeemable noncontrolling interests	439,672	463,445	73,245	66,659	64,275
Shareholders' equity:
Redeemable preferred stock	12	12	32	32	32
Other shareholders' equity	788,512	895,171	1,030,712	1,034,764	1,008,404
Total shareholders' equity	788,524	895,183	1,030,744	1,034,796	1,008,436
Noncontrolling interests	380,472	482,217	540,317	589,542	548,046
Total equity	$1,168,996	$1,377,400	$1,571,061	$1,624,338	$1,556,482

	Year Ended December 31,
	2008	2007	2006	2005	2004
OTHER DATA:
Cash flows provided by (used in):
Operating activities	$419,093	$470,279	$388,911	$396,098	$337,489
Investing activities	(360,601)	(1,103,121)	(347,239)	(714,680)	(612,892)
Financing activities	(71,512)	669,968	(41,810)	321,654	280,837
Funds From Operations (FFO) of the Operating Partnership (2)	376,273	361,528	390,089	389,958	310,405
FFO allocable to Company shareholders	217,335	207,879	220,517	218,337	173,827

(1)

Please refer to Notes 3 and 5 to the consolidated financial statements for a description of acquisitions and joint venture transactions that have impacted the comparability of the financial information presented.

(2)

Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations for the definition of FFO, which does not represent cash flow from operations as defined by accounting principles generally accepted in the United States and is not necessarily indicative of the cash available to fund all cash requirements.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes that are included in this annual report. Capitalized terms used, but not defined, in this Management’s Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as defined in the notes to the consolidated financial statements. In this discussion, the terms “we”, “us”, “our” and the “Company” refer to CBL & Associates Properties, Inc. and its subsidiaries.

Executive Overview

We are a self-managed, self-administered, fully integrated real estate investment trust (“REIT”) that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers, community centers and office properties. Our shopping centers are located in 27 domestic states and in Brazil, but primarily in the southeastern and midwestern United States. We have elected to be taxed as a REIT for federal income tax purposes.

As of December 31, 2008, we owned controlling interests in 75 regional malls/open-air centers, 30 associated centers (each adjacent to a regional shopping mall), eight community centers, one mixed-use center and 13 office buildings, including our corporate office building. We consolidate the financial statements of all entities in which we have a controlling financial interest or where we are the primary beneficiary of a variable interest entity. As of December 31, 2008, we owned non-controlling interests in nine regional malls, three associated centers, four community centers and six office buildings. Because one or more of the other partners have substantive participating rights, we do not control these partnerships and joint ventures and, accordingly, account for these investments using the equity method. We had two shopping center expansions and four community centers (each of which is owned in a joint venture) under construction at December 31, 2008.

The year ended December 31, 2008 has been a challenging period for the retail real estate industry overall, primarily due to the downturn in the capital markets and economy in general. As a result, we have placed great emphasis on the need to preserve liquidity and maintain our earnings growth. We are focused on achieving these goals through a number of methods. We completed more than $1,000.0 million of financings during the year including eight new construction loans with total capacity of approximately $331.0 million, more than $365.0 million of new financings or extensions on maturing mortgages and approximately $344.0 million of new term facilities, and we are making significant progress in addressing our 2009 loan maturities. While we have a pool of unencumbered properties and continue to work closely with lenders to meet our liquidity needs, we also have other potential sources of capital through equity offerings, joint venture investments and issuances of a noncontrolling interest in our Operating Partnership. We also generate revenues from sales of peripheral land at the properties and from sales of real estate assets when it is determined that we can realize a premium value for the assets. During the fourth quarter of 2008, we announced a reduction of the quarterly dividend rate on our common stock, which is expected to generate additional cash of approximately $80.0 million annually and on February 27, 2009, we announced that our dividend for the first quarter of 2009 of $0.37 per share will be paid in a combination of cash and shares of our common stock as part of our effort to continue to maximize liquidity. We intend that the aggregate cash component will not exceed 40% of the aggregate dividend amount. We anticipate that this will generate additional available cash of approximately $19.0 million. Our board of directors will evaluate the nature and amount of our dividends each quarter, but if we were to maintain quarterly dividends consistent with that for the first quarter of 2009, we estimate that it would generate additional available cash of approximately $70.0 million on an annual basis. We have reduced our spending, focusing on achieving efficiencies and implementing cost containment actions at all levels of our business, including reducing capital expenditures for renovations and tenant allowances. We have also reexamined our development projects, carefully assessing those that that need to be suspended until a more favorable market environment emerges.

Store closures and bankruptcies increased to record levels in 2008, and while the majority of our retailers continue to operate with strong financial fundamentals, we continue to see additional bankruptcy and store closure activity in 2009. In an effort to minimize the impact from any store closures, during 2008 we dedicated, and continue to dedicate in 2009, a specific group of employees who are responsible for exploring various backfill strategies, including temporary tenants, options for space redevelopment, signing junior anchor replacements, and other alternative uses. We are pleased that due to this proactive approach, which included efforts of the leasing and property level management teams, we experienced only a 90 basis point decline in our portfolio occupancy rates year over year and achieved a record level of lease signings at positive spreads for the year.

We are pleased that, despite the aforementioned challenges, we continued to experience positive growth in our Funds From Operations (“FFO”) for the year ended December 31, 2008, increasing 3.9% on a per diluted share basis over the prior year. FFO was positively impacted by the properties acquired in late 2007 and early 2008, in addition to higher lease termination fees and management, development and leasing fees. Partially offsetting these increases were higher income tax expense, bad debt expense and abandoned projects expense. FFO is a key performance measure for real estate companies. Please see the more detailed discussion of this measure on page 25.

Our business is built on a strategy of financial discipline, proactive management and preservation of excellent relationships with our retail and financial partners, each of which contribute to the underlying strength and resiliency of our portfolio of properties. We recognize that we are facing challenging times, and the leadership team of our Company is committed to making the prudent and sometimes difficult decisions necessary to preserve our long-term shareholder value. While we believe that our organization and our properties are positioned to move forward effectively, we will continue this aggressive and proactive approach during the current downturn in the economic environment. We have weathered previous market and economic difficulties and we are confident that our strategy, experience and expertise will serve to help us successfully overcome the challenges that we have faced not only in the past year, but also those that continue to lie ahead.

Results of Operations

Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007

Properties that were in operation for the entire year during both 2008 and 2007 are referred to as the “2008 Comparable Properties.”Since January 1, 2007, we have acquired or opened a total of six malls/open-air centers, one associated center, 13 community centers, one mixed-use center and 19 office buildings. Of these properties, five malls/open-air centers, one associated center, eleven community centers, one mixed-use center and 13 office buildings are included in the Company’s continuing operations on a consolidated basis (collectively referred to as the “2008 New Properties”). The transactions related to the 2008 New Properties impact the comparison of the results of operations for the year ended December 31, 2008 to the results of operations for the year ended December 31, 2007. The 2008 New Properties are as follows:

Property	Location	Date Acquired / Opened
Acquisitions:
Chesterfield Mall	St. Louis, MO	October 2007
Mid Rivers Mall	St. Peters, MO	October 2007
South County Center	St. Louis, MO	October 2007
West County Center	St. Louis, MO	October 2007
Friendly Center and The Shops at Friendly (4)	Greensboro, NC	November 2007
Brassfield Square (1)	Greensboro, NC	November 2007
Caldwell Court (1)	Greensboro, NC	November 2007
Garden Square (1)	Greensboro, NC	November 2007
Hunt Village (1)	Greensboro, NC	November 2007
New Garden Center (2)	Greensboro, NC	November 2007
Northwest Centre (1)	Greensboro, NC	November 2007
Oak Hollow Square	High Point, NC	November 2007
Westridge Square	Greensboro, NC	November 2007
1500 Sunday Drive Office Building	Raleigh, NC	November 2007
Portfolio of Six Office Buildings (4)	Greensboro, NC	November 2007
Portfolio of Five Office Buildings (3)	Greensboro, NC	November 2007
Portfolio of Two Office Buildings	Chesapeake, VA	November 2007
Portfolio of Four Office Buildings	Newport News, VA	November 2007
Renaissance Center (4)	Durham, NC	February 2008

New Developments:
The Shoppes at St. Clair Square	Fairview Heights, IL	March 2007
Alamance Crossing East	Burlington, NC	August 2007
York Town Center (4)	York, PA	September 2007
Cobblestone Village at Palm Coast	Palm Coast, FL	October 2007
Milford Marketplace	Milford, CT	October 2007
CBL Center II	Chattanooga, TN	January 2008
Pearland Town Center	Pearland, TX	July 2008
Plaza Macaé (5)	Macaé, Brazil	September 2008
Statesboro Crossing	Statesboro, GA	October 2008

(1)	These properties were sold in April 2008 and are included in Discontinued Operations.
(2)	This property was sold in August 2008 and is included in Discontinued Operations.
(3)	One office building was sold in June 2008 and one office building was sold in December 2008 and are included in Discontinued Operations.
(4)

These properties represent 50/50 joint ventures that are accounted for using the equity method of accounting and are included in equity in earnings of unconsolidated affiliates in the accompanying consolidated statements of operations.

(5)

This property represents a 60/40 joint venture that is accounted for using the equity method of accounting and is included in equity in earnings of unconsolidated affiliates in the accompanying consolidated statements of operations.

Revenues

The $83.9 million increase in rental revenues and tenant reimbursements was attributable to an increase of $92.9 million from the 2008 New Properties, partially offset by a decrease of $9.0 million from the 2008 Comparable Properties. The decrease in revenues of the 2008 Comparable Properties was driven by reductions of $4.4 million in below-market lease amortization, $4.0 million in percentage rents, $3.1 million in straight line rental income, $2.5 million in short-term rents and $1.4 million in marketing reimbursements from tenants. These decreases were partially offset by increases of $4.9 million in minimum rents and $1.7 million in lease termination fees. Below-market lease amortization decreased primarily due to an increased number of tenant leases becoming fully amortized in the prior year. Percentage rents declined due to reduced sales. Straight line rental income decreased, for the most part, as a result of increased store closures. Short-term rents decreased due to a lower number of seasonal tenants during the fourth quarter of 2008 as compared to the prior year. The reduction in marketing reimbursements from tenants is a result of reduced marketing expenses incurred during the year. The improvement in base rents resulted from our ability to achieve overall positive rental spreads in 2008 through our new and renewal leasing efforts. The increase in lease termination fees were primarily attributable to one tenant that closed stores at several properties during the latter half of the year.

Our cost recovery ratio declined to 95.8% for 2008 from 101.1% for 2007. The decline resulted primarily from an increase of $7.9 million in bad debt expense related to a higher number of store closures and bankruptcies in 2008.

Management, development and leasing fees increased $11.4 million over the prior year, primarily due to higher management and development fee income. During 2008, management fee income increased approximately $9.6 million over the prior year, mainly attributable to fees totaling $8.0 million received from Centro related to a joint venture in 2005 with Galileo America, Inc. Development fees increased approximately $2.3 million in the current year as compared to the prior year, largely due to fees received from two of our unconsolidated joint venture development projects.

Other revenues increased approximately $3.0 million compared to the prior year due to higher revenues related to our subsidiary that provides security and maintenance services to third parties. Accordingly, there is a corresponding increase in other expenses, as discussed below.

Operating Expenses

Property operating expenses, including real estate taxes and maintenance and repairs, increased $36.0 million as a result of $26.9 million of expenses attributable to the 2008 New Properties and $9.1 million related to the 2008 Comparable Properties. The increase in property operating expenses of the 2008 Comparable Properties is mainly attributable to higher bad debt expense of $6.6 million due to increased store closures and bankruptcies. The 2008 Comparable Properties also incurred increased maintenance and repairs expense of $2.5 million and utility costs and annual compensation of property management personnel of $1.7 million each, partially offset by a reduction of $2.5 million in marketing expenses.

The increase in depreciation and amortization expense of $89.0 million resulted from increases of $45.3 million from the 2008 New Properties and $43.7 million from the 2008 Comparable Properties. The increase attributable to the 2008 Comparable Properties is primarily due to write-offs of $40.3 million for certain tenant allowances, deferred lease costs and in-place lease intangible assets related to early lease terminations. The remaining increase in depreciation and amortization related to the 2008 Comparable Properties is attributable to ongoing capital expenditures for renovations, expansions, tenant allowances and deferred maintenance.

General and administrative expenses increased $7.4 million primarily as a result of increases in payroll and state taxes of $3.7 million and $3.4 million, respectively, and a reduction in capitalized overhead of $2.8 million due to decreased development activity, partially offset by a reduction of $2.0 million in stock-based compensation expense. Included in these expenses for 2008 are certain benefits related to the retirement of several senior officers and severance expenses related to staff reductions in Development and other areas of the Company totaling $3.0 million. The increase in state taxes resulted primarily due to a $2.3 million one-time reduction in the corresponding expense in 2007 related to non-income taxes. As a percentage of revenues, general and administrative expenses were 4.0% in 2008 compared with 3.6% in 2007.

Other expenses increased $14.8 million primarily due to an increase of $10.1 million in write-offs related to abandoned projects and $4.7 million in expenses related to our subsidiary that provides security and maintenance services to third parties. The increase in abandoned projects expense was a result of our decision to forego further investments in certain projects that were in various stages of pre-development in order to preserve capital. None of the projects included in the write-offs were under construction.

Other Income and Expenses

Interest expense increased $25.3 million primarily due to debt on the 2008 New Properties, an unsecured term facility that was obtained for the acquisition of certain properties from the Starmount Company or its affiliates, refinancings that were completed with increased principal amounts in the prior year on the 2008 Comparable Properties and borrowings outstanding that were used to redeem our 8.75% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) in June 2007.

We recorded non-cash write-downs of $17.2 million and $18.5 million during 2008 and 2007, respectively, related to an investment in marketable real estate securities. The impairments resulted from significant and sustained declines in the market value of the securities.

During 2008, we recognized gain on sales of real estate assets of $12.4 million related to the sale of 14 parcels of land and one parcel of land for which the gain had previously been deferred. We recognized gain on sales of real estate assets of $15.6 million during 2007 related to the sale of 15 parcels of land and two parcels of land for which the gain had previously been deferred.

Equity in earnings of unconsolidated affiliates decreased by $0.7 million in 2008, primarily due to higher interest expense on debt and higher depreciation and amortization expense from both the acquisition of new properties by CBL-TRS Joint Venture, LLC and CBL-TRS Joint Venture II, LLC and write-offs associated with various store closures. These decreases were partially offset by gains on outparcel sales.

The income tax provision of $13.5 million for 2008 relates to the earnings of our taxable REIT subsidiary and consists of provisions for current and deferred income taxes of $11.6 million and $1.9 million, respectively. The income tax provision increased $5.1 million compared to 2007 primarily due to the recognition of the aforementioned $8.0 million fee income and a significantly larger amount of gains during the current year related to sales of outparcels attributable to the taxable REIT subsidiary. We have cumulative share-based compensation deductions that can be used to partially offset the current income tax payable; therefore, the payable for current income taxes has been reduced to $4.2 million by recognizing the remaining benefit of the cumulative stock-based compensation deductions. During 2007, we recorded an income tax provision of $8.4 million, consisting of current and deferred income taxes of $6.0 million and $2.4 million, respectively.

We recognized gain and income from discontinued operations of $5.6 million during 2008, compared to $7.7 million during 2007. Discontinued operations for 2008 reflects the results of operations and gain on disposal of Chicopee Marketplace III, a community center located in Chicopee, MA and six community centers and two office properties, plus an adjacent, vacant parcel, located in Greensboro, NC. Discontinued operations in 2007 reflects the results of operations and gain on disposal of Twin Peaks Mall and The Shops at Pineda Ridge, plus the results of operations of the properties that were sold in 2008.

Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006

Properties that were in operation for the entire period during 2007 and 2006 are referred to as the “2007 Comparable Properties.”From January 1, 2006 through December 31, 2007, we acquired or opened a total of six malls/open-air centers, two associated centers, 14 community centers and 18 office buildings. Of these properties, five malls/open-air centers, two associated centers, 12 community centers and 12 office buildings are included in the Company’s continuing operations on a consolidated basis (collectively referred to as the “2007 New Properties”). The transactions related to the 2007 New Properties impact the comparison of the results of operations for the year ended December 31, 2007 to the results of operations for the year ended December 31, 2006. The 2007 New Properties are as follows:

Property	Location	Date Acquired / Opened
Acquisitions:
Chesterfield Mall	St. Louis, MO	October 2007
Mid Rivers Mall	St. Peters, MO	October 2007
South County Center	St. Louis, MO	October 2007
West County Center	St. Louis, MO	October 2007
Friendly Center and The Shops at Friendly (5)	Greensboro, NC	November 2007
Brassfield Square (1)	Greensboro, NC	November 2007
Caldwell Court (1)	Greensboro, NC	November 2007
Garden Square (1)	Greensboro, NC	November 2007
Hunt Village (1)	Greensboro, NC	November 2007
New Garden Center (2)	Greensboro, NC	November 2007
Northwest Centre (1)	Greensboro, NC	November 2007
Oak Hollow Square	High Point, NC	November 2007
Westridge Square	Greensboro, NC	November 2007
1500 Sunday Drive Office Building	Raleigh, NC	November 2007
Portfolio of Five Office Buildings (3)	Greensboro, NC	November 2007
Portfolio of Six Office Buildings (5)	Greensboro, NC	November 2007
Portfolio of Two Office Buildings	Chesapeake, VA	November 2007
Portfolio of Four Office Buildings	Newport News, VA	November 2007

New Developments:
The Plaza at Fayette Mall	Lexington, KY	October 2006
Lakeview Pointe	Stillwater, OK	October 2006
High Pointe Commons (5)	Harrisburg, PA	October 2006
The Shops at Pineda Ridge (4)	Melbourne, FL	November 2006
The Shoppes at St. Clair Square	Fairview Heights, IL	March 2007
Alamance Crossing East	Burlington, NC	August 2007
York Town Center (5)	York, PA	September 2007
Cobblestone Village at Palm Coast	Palm Coast, FL	October 2007
Milford Marketplace	Milford, CT	October 2007

(1)	These properties were sold in April 2008 and are included in Discontinued Operations.
(2)	This property was sold in August 2008 and is included in Discontinued Operations.
(3)	One office building was sold in June 2008 and one office building was sold in December 2008 and are included in Discontinued Operations.
(4)	This property was sold in December 2007 and is included in Discontinued Operations.
(5)	These properties represent 50/50 joint ventures that are accounted for using the equity method of accounting and are included in equity in earnings of unconsolidated affiliates in the accompanying consolidated statements of operations

Revenues

The $43.0 million increase in rental revenues and tenant reimbursements was attributable to increases of $29.1 million from the 2007 New Properties and $13.9 million from the 2007 Comparable Properties. The increase in revenues of the 2007 Comparable Properties was driven by our ability to achieve average gross rents that were higher as compared to 2006 through our new and renewal leasing efforts, as well as an increase of $2.5 million in specialty leasing income. This was partially offset by the impact of a 90 basis points reduction in the occupancy of the 2007 Comparable Properties, a reduction of $1.5 million in percentage rents, and a reduction of $6.0 million in lease termination fees.

Our cost recovery ratio declined to 101.1% for 2007 from 104.3% for 2006. The decline results primarily from increases of $2.0 million in snow removal expense and $2.6 million in bad debt expense.

The increase in management, development and leasing fees of $2.9 million was primarily attributable to increases of $1.4 million in development fees related to joint venture developments, $0.8 million in commissions from outparcel sales at joint venture properties, and $0.8 million in financing fees from joint venture properties, partially offset by a reduction of $0.2 million in management fees.

Other revenues decreased by $1.5 million primarily because our subsidiary that provides security and maintenance services to third parties did not renew certain contracts. Accordingly, there is a corresponding decrease in other expenses that is discussed below.

Operating Expenses

Property operating expenses, including real estate taxes and maintenance and repairs, increased $20.9 million as a result of $7.4 million of expenses attributable to the 2007 New Properties and $13.5 million related to the 2007 Comparable Properties. The increase in property operating expenses of the 2007 Comparable Properties is attributable to increases in utility costs, annual compensation increases for property management personnel, bad debt expense and snow removal costs. Additionally, real estate tax expense was higher for the 2007 Comparable Properties as a result of prior year tax settlements and increased assessments on certain properties.

The increase in depreciation and amortization expense of $15.0 million resulted from increases of $12.5 million from the 2007 New Properties and $2.5 million from the 2007 Comparable Properties. The increase attributable to the 2007 Comparable Properties is due to ongoing capital expenditures for renovations, expansions, tenant allowances and deferred maintenance and for the write-off of certain tenant allowances related to early lease terminations.

General and administrative expenses decreased $1.7 million primarily as a result of a reduction of $2.3 million in reserves for non-income taxes. This was partially offset by increases related to additional salaries and benefits for the personnel added to manage the 2007 New Properties combined with annual compensation increases for existing personnel. As a percentage of revenues, general and administrative expenses decreased to 3.6% in 2007 compared with 4.0% in 2006.

We recognized a loss on impairment of real estate assets of $0.5 million during 2006, which resulted from a loss of $0.3 million on the sale of two community centers in May 2006 and a loss of $0.2 million on the sale of land in December 2006. There was no loss on impairment of real estate assets during 2007.

Other Income and Expenses

Interest expense increased $30.8 million primarily due to the debt on the 2007 New Properties, the refinancings that were completed on the 2007 Comparable Properties and borrowings used to redeem our Series B preferred stock on June 28, 2007. While we experienced a decrease in the weighted average fixed and variable interest rates as compared to 2006, the total outstanding principal amounts increased.

During 2007, we recorded an $18.5 million non-cash write-down related to an investment in marketable real estate securities. The impairment resulted from a significant and sustained decline in the market value of the securities. There were no corresponding charges in 2006.

During 2007, we recognized gain on sales of real estate assets of $15.6 million related to the sale of 15 parcels of land and two parcels of land for which the gain had previously been deferred, while the gain of $14.5 million in 2006 related to the sale of 13 land parcels.

Equity in earnings of unconsolidated affiliates decreased by $1.8 million in 2007, primarily due to our share of losses in Gulf Coast Town Center and High Pointe Commons. During the fourth quarter of 2007, we reconsidered the variable interest entity status of the joint venture that owns Gulf Coast Town Center and determined that it should be accounted for as an unconsolidated affiliate using the equity method of accounting. Therefore, we stopped accounting for it as a consolidated entity and began recording our share of its results as equity in earnings. At High Pointe Commons, the anchors opened earlier in 2006, but many of the small shops did not take occupancy until later in the year. The decrease described above was partially offset by continued growth in the operations of our remaining joint ventures.

The income tax provision of $8.4 million for 2007 relates to the earnings of our taxable REIT subsidiary and consists of provisions for current and deferred income taxes of $6.0 million and $2.4 million, respectively. During 2006, we recorded an income tax provision of $5.9 million, consisting of current and deferred income taxes of $5.7 million and $0.2 million, respectively. We had cumulative share-based compensation deductions that could be used to offset the current income tax payable; therefore, the payable for current income taxes was reduced to zero by recognizing a portion of the benefit of the cumulative stock-based compensation deductions.

We recognized gain and income from discontinued operations of $7.7 million during 2007, which represents a decline of $5.2 million from the $12.9 million of gain and income from discontinued operations that we recognized during 2006. Discontinued operations in 2007 reflects the results of operations and gain on disposal of Twin Peaks Mall and The Shops at Pineda Ridge, the results of operations of the properties that were sold in 2008 and the true up of estimated expenses to actual amounts for properties sold during previous years. Discontinued operations in 2006 reflect the results of operations and gain on disposal of five community centers that were sold during May 2006 plus the results of operations of the mall and community center that were sold in 2007.

Operational Review

The shopping center business is, to some extent, seasonal in nature with tenants typically achieving the highest levels of sales during the fourth quarter due to the holiday season, which generally results in higher percentage rent income in the fourth quarter. Additionally, the malls earn most of their “temporary” rents (rents from short-term tenants) during the holiday period. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the fiscal year.

We classify our regional malls into two categories – malls that have completed their initial lease-up are referred to as stabilized malls and malls that are in their initial lease-up phase and have not been open for three calendar years are referred to as non-stabilized malls. Alamance Crossing in Burlington, NC, which opened in August 2007, is our only non-stabilized mall as of December 31, 2008.

We derive a significant amount of our revenues from the mall properties. The sources of our revenues by property type were as follows:

	Year Ended December 31,
	2008	2007
Malls	89.7%	92.0%
Associated centers	3.8%	4.1%
Community centers	1.3%	0.9%
Mortgages, office building and other	5.2%	3.0%

Sales and Occupancy Costs

Same-store sales (for those tenants who occupy 10,000 square feet or less and have reported sales) in the stabilized malls declined 4.3% on a comparable per square foot basis to $331 per square foot for 2008 compared to $346 per square foot for 2007. Current year sales numbers have been negatively impacted by the general weakness in the economy and a reduction in our mall occupancy.

Occupancy costs as a percentage of sales for the stabilized malls were 13.2% and 12.3% for 2008 and 2007, respectively. The increase in occupancy costs was primarily due to a decline in overall sales in the stabilized mall portfolio.

Occupancy

Our portfolio occupancy is summarized in the following table:

	December 31,
	2008	2007
Total portfolio	92.3%	93.2%
Total mall portfolio	92.6%	93.4%
Stabilized malls	92.9%	93.6%
Non-stabilized malls	86.5%	90.0%
Associated centers	92.2%	95.9%
Community centers	92.1%	86.7%

Due to the challenging economic conditions, store closures and bankruptcies increased significantly in 2008 and we continue to see this activity in 2009.Weak holiday sales have contributed to additional bankruptcy announcements as well as certain retailers deciding to liquidate. Steve & Barry’s, Linens n’ Things, Goody’s, Circuit City, B. Moss, KB Toys, The Disney Store, Whitehall and Friedman’s are the major retailers that have declared bankruptcy. Steve & Barry’s, Goody’s, Circuit City and B. Moss announced liquidations of their stores.

Our largest exposure was Steve & Barry’s. We had 21 Steve & Barry’s locations in our portfolio totaling 813,000 square feet and representing $7.3 million of annual gross rents. These stores began closing in September 2008.

The remaining bankruptcies in our portfolio represented a combined total of 1,213,000 square feet and approximately $20.6 million of annual gross rents. We are working diligently to minimize the resulting available occupancies through our extensive releasing efforts.

Leasing

During 2008, we completed approximately 6.1 million square feet of new and renewal leases at overall positive rental spreads and achieved a new record for lease signings in our operating portfolio with more than 4.1 million square feet signed. Our leasing activity also included approximately 2.0 million square feet of development leases. The 4.1 million square feet in our operating portfolio was comprised of 1.0 million square feet of new leases and 3.1 million square feet of renewal leases. This compares with a total of approximately 6.6 million square feet of leases signed during 2007, including approximately 3.3 million square feet of development leasing and 3.3 million square feet of leases in our operating portfolio. The 3.3 million square feet in our operating portfolio was comprised of 1.3 million square feet of new leases and 2.0 million square feet of renewal leases. To date, we have completed the renewals of approximately 67% of our 2009 lease expirations.

Average annual base rents per square foot for small shop spaces less than 10,000 square feet were as follows for each property type:

	December 31,
	2008	2007
Stabilized malls	$29.46	$29.20
Non-stabilized malls	25.81	26.70
Associated centers	11.91	11.78
Community centers	14.46	11.76
Office Buildings	18.50	16.97

Results from new and renewal leasing of comparable small shop space during the year ended December 31, 2008 for spaces that were previously occupied are as follows:

Property Type	Square Feet	Prior Gross Rent PSF	New Initial Gross Rent PSF	%Change Initial	New Average Gross Rent PSF (2)	%Change Average

All Property Types (1)	3,037,176	$36.18	37.55	3.8%	$38.58	6.6%
Stabilized Malls	2,771,999	37.76	39.30	4.1%	40.39	7.0%
New leases	703,370	43.87	49.81	13.5%	52.29	19.2%
Renewal leases	2,068,629	35.68	35.72	0.1%	36.34	1.8%

(1)	Includes Stabilized Malls, Associated Centers, Community Centers and Office Buildings.
(2)	Average Gross Rent does not incorporate allowable future increases for recoverable common area expenses.

Liquidity and Capital Resources

We derive a majority of our revenues from leases with retail tenants, which has historically been the primary source for funding short-term liquidity and capital needs such as operating expenses, debt service, tenant construction allowances, recurring capital expenditures and dividends and distributions. To the extent that cash flows from operating activities are not sufficient to fund longer-term liquidity needs such as acquisitions, new developments, renovations and expansions, we typically have, and expect to continue, to finance such activities with our revolving credit facilities, property specific mortgages (which are generally non-recourse), construction and term loans, equity offerings, joint venture investments and issuances of a noncontrolling interest in our Operating Partnership. We also generate revenues from sales of peripheral land at the properties and from sales of real estate assets when it is determined that we can realize a maximized value for the assets. Proceeds from such sales are generally used to reduce borrowings on our credit facilities.

We expect that the current economic downturn will continue to create pressure on the fundamentals of our business, including our ability to collect rental revenues from tenants in a timely manner, maintain current occupancy levels, and achieve positive growth in rents from renewals of existing tenant leases or from leases with new tenants. These conditions could negatively impact our future cash flows and financial condition. Additionally, the deteriorating economic conditions have resulted in increased volatility and uncertainty in the financial markets. As a result, there has been a reduction in the availability of financing as lenders have become more conservative when granting credit, which generally results in lower loan-to-value ratios and higher interest rates.

Cash Flows From Operations

There was $51.2 million of unrestricted cash and cash equivalents as of December 31, 2008, a decrease of $14.6 million from December 31, 2007. Cash provided by operating activities during the year ended December 31, 2008, decreased $51.2 million to $419.1 million from $470.3 million during the year ended December 31, 2007. The decrease was primarily attributable to a decrease in cash flows from the 2008 Comparable Properties due to lower occupancy and higher bad debt expense, higher interest expense, an increase in general and administrative expenses and an increase in the number of tenants that paid rents for January 2009 subsequent to December 31, 2008 as compared to the number of tenants that paid rents for January 2008 in December 2007. This was partially offset by increases in cash flows as a result of the 2008 New Properties.

Debt

We completed more than $1,000.0 million of financings during the year including eight new construction loans with total capacity of approximately $331.0 million, more than $365.0 million of new financings or extensions on maturing mortgages and approximately $344.0 million of new term facilities, and we are making significant progress in addressing our 2009 loan maturities.

Of the approximately $1,657.1 million of our pro rata share of consolidated and unconsolidated debt that is scheduled to mature in 2009, we have extensions of approximately $1,301.2 million available at our option, leaving approximately $355.9 million of maturities in 2009 that must be retired or refinanced. We have 13 operating property loans that have original maturity dates in 2009 of which our share totals approximately $609.7 million. However, five of these loans totaling approximately $253.8 million have extensions available at our option that we intend to exercise. In addition, we completed an extension in January 2009 on one loan totaling $19.0 million that extended the maturity date until January 2012. This loan has an additional one-year extension at our option. We also have a loan with a stated February 2009 maturity totaling $28.5 million for which we originally had an extension option for an additional five years; however, we are currently in discussions with the lender to renegotiate the terms and maturity of the loan on a more favorable basis.

All of the remaining loans, totaling $308.4 million, are non-recourse and property-specific and are held by life insurance companies, with the exception of a $53.3 million commercial mortgage-backed securities loan that matures in December 2009. We closed in March 2009 on the refinancing of a loan totaling $82.2 million. We have three loans totaling $113.0 million that are with the same lender and have original maturity dates ranging from March 2009 to October 2009. We have obtained an extension of the loan with the March maturity date to May 2009 to provide additional time to complete our negotiations with the lender on all three of the loans. We are also in active negotiations with the lender of our loan that matures in April 2009 totaling $59.7 million. Based on the existing loan amounts and conservative estimates of valuations, the current average loan-to-value ratios of our mortgages with 2009 maturities are believed to be less than 50%. Further, the quality of each property is considered good with a long history of stable net operating income.

Our largest secured and unsecured lines of credit with balances as of December 31, 2008 totaling $524.9 million and $522.5 million, respectively, have original maturity dates of February 2009 and August 2009, respectively. The secured line of credit, with a capacity of $524.9 million has a one-year extension option for an outside maturity date of February 2010 and the unsecured line of credit, with a capacity of $560.0 million, has two one-year extension options for an outside maturity date of August 2011. Both facilities are led by Wells Fargo (“Wells”). We have extended the maturity date of the secured line of credit to February 2010. We are already in discussions with Wells and the additional syndicate participants regarding the refinancing of this line of credit.

Based on the status of our discussions with the lenders and the quality of the underlying properties, we believe that we will be successful in refinancing the loans maturing in 2009 and that the proceeds from those refinancings combined with cash flows generated from our operations, our equity and debt sources and the availability under our lines of credit will, for the foreseeable future, provide adequate liquidity to make distributions to our shareholders in accordance with the requirements applicable to real estate investment trusts. If we are not successful in achieving the anticipated level of proceeds from the refinancing of loans maturing in 2009, we have options available to us to generate additional liquidity, including but not limited to, equity offerings, joint venture investments, issuances of a noncontrolling interest in our Operating Partnership, modifying the nature and amount of dividends and distributions to be paid, decreasing the amount of expenditures we make related to tenant construction allowances and other capital expenditures and implementing further cost containment initiatives. We also generate revenues from sales of peripheral land at the properties and from sales of real estate assets when it is determined that we can realize a maximized value for the assets.

The secured and unsecured lines of credit contain, among other restrictions, certain financial covenants including the maintenance of certain coverage ratios, minimum net worth requirements, and limitations on cash flow distributions. As of December 31, 2008, we are in compliance with our debt covenants. Our debt to gross asset value at December 31, 2008 was 56.5%, well under the required maximum of 65%. Our interest coverage ratio was 2.30 compared to the required minimum 1of 1.75 and our debt service coverage ratio was 1.91 compared to the required minimum of 1.55. We have also performed stress tests on our covenant calculations assuming changes in cap rate assumptions and interest rates that would negatively impact our calculation results. Based on the results of these tests, we believe that we currently have adequate capacity to continue meeting the requirements of our debt covenants. However, if necessary, we may pay down a portion of the lines of credit.

          The weighted average remaining term of our total share of consolidated and unconsolidated debt was 3.9 years at December 31, 2008 and 4.6 years at December 31, 2007. The weighted average remaining term of our pro rata share of fixed-rate debt was 4.6 years and 5.3 years at December 31, 2008 and December 31, 2007, respectively.

          As of December 31, 2008 and 2007, our pro rata share of consolidated and unconsolidated variable-rate debt represented 24.6% and 22.0%, respectively, of our total pro rata share of debt. As of December 31, 2008, our share of consolidated and unconsolidated variable-rate debt represented 21.2% of our total market capitalization (see Equity below) as compared to 14.7% as of December 31, 2007.

          The following tables summarize debt based on our pro rata ownership share, including our pro rata share of unconsolidated affiliates and excluding noncontrolling investors’ share of consolidated properties, because we believe this provides investors and lenders a clearer understanding of our total debt obligations and liquidity (in thousands):

	Consolidated	Noncontrolling Interests	Unconsolidated Affiliates	Total Pro Rata Share	Weighted Average Interest Rate (1)

December 31, 2008:
Fixed-rate debt:
Non-recourse loans on operating properties	$4,208,347	$(23,648)	$418,761	$4,603,460	6.08%
Secured line of credit (2)	400,000	—	—	400,000	4.45%

Total fixed-rate debt	4,608,347	(23,648)	418,761	5,003,460	5.96%

Variable-rate debt:
Recourse term loans on operating properties	262,946	(928)	46,346	308,364	2.52%
Construction loans	115,339	—	85,182	200,521	2.19%
Land loans	—	—	11,940	11,940	3.04%
Unsecured line of credit	522,500	—	—	522,500	1.92%
Secured lines of credit	149,050	—	—	149,050	1.45%
Unsecured term facilities	437,494	—	—	437,494	1.88%

Total variable-rate debt	1,487,329	(928)	143,468	1,629,869	2.02%

Total	$6,095,676	$(24,576)	$562,229	$6,633,329	4.99%

	Consolidated	Noncontrolling Interests	Unconsolidated Affiliates	Total Pro Rata Share	Weighted Average Interest Rate (1)

December 31, 2007:
Fixed-rate debt:
Non-recourse loans on operating properties	$4,293,515	$(24,236)	$335,903	$4,605,182	5.90%
Secured line of credit (2)	250,000	—	—	250,000	4.51%

Total fixed-rate debt	4,543,515	(24,236)	335,903	4,855,182	5.83%

Variable-rate debt:
Recourse term loans on operating properties	81,767	—	44,104	125,871	6.19%
Construction loans	79,004	(2,517)	5,371	81,858	6.28%
Unsecured line of credit	490,232	—	—	490,232	5.98%
Secured lines of credit	326,000	—	—	326,000	5.71%
Unsecured term facilities	348,800	—	—	348,800	5.95%

Total variable-rate debt	1,325,803	(2,517)	49,475	1,372,761	5.95%

Total	$5,869,318	$(26,753)	$385,378	$6,227,943	5.86%

(1)	Weighted average interest rate including the effect of debt premiums and discounts, but excluding amortization of deferred financing costs.
(2)

We have interest rate swaps on notional amounts totaling $400,000 and $250,000 as of December 31, 2008 and 2007, respectively, related to our largest secured line of credit to effectively fix the interest rate on that portion of the line of credit. Therefore, this amount is currently reflected in fixed-rate debt.

Unsecured Lines of Credit

          We have an unsecured line of credit with total availability of $560.0 million that bears interest at the London Interbank Offered Rate (“LIBOR”) plus a margin of 0.75% to 1.20% based on our leverage ratio, as defined in the agreement to the facility. Additionally, we pay an annual fee of 0.1% of the amount of total availability under the unsecured line of credit. The line of credit matures in August 2009 and has two one-year extension options, which are at our election, for an outside maturity date of August 2011. At December 31, 2008, the outstanding borrowings of $522.5 million under the unsecured line of credit had a weighted average interest rate of 1.92%.

We also have unsecured lines of credit with total availability of $38.4 million that are used only to issue letters of credit. There was $15.1 million outstanding under these lines at December 31, 2008.

Unsecured Term Facilities

In April 2008, we entered into a new unsecured term facility with total availability of $228.0 million that bears interest at LIBOR plus a margin of 1.50% to 1.80% based on our leverage ratio, as defined in the agreement to the facility. At December 31, 2008, the outstanding borrowings of $228.0 million under the unsecured term facility had a weighted average interest rate of 2.11%. The agreement to the facility contains default provisions customary for transactions of this nature and also contains cross-default provisions for defaults of our $560.0 million unsecured line of credit, our $524.9 million secured line of credit and our unsecured term facility with a balance of $209.5 million that was used for the acquisition of certain properties from the Starmount Company or its affiliates. The facility matures in April 2011 and has two one-year extension options, which are at our election, for an outside maturity date of April 2013. The facility was used to pay down outstanding balances on our unsecured line of credit.

We have an unsecured term facility that was obtained for the exclusive purpose of acquiring certain properties from the Starmount Company or its affiliates. At December 31, 2008, the outstanding borrowings of $209.5 million under this facility had a weighted average interest rate of 1.63%. We completed our acquisition of the properties in February 2008 and, as a result, no further draws can be made against the facility. The unsecured term facility bears interest at LIBOR plus a margin of 0.95% to 1.40% based on our leverage ratio, as defined in the agreement to the facility. Net proceeds from a sale, or our share of excess proceeds from any refinancings, of any of the properties originally purchased with borrowings from this unsecured term facility must be used to pay down any remaining outstanding balance. The agreement to the facility contains default provisions customary for transactions of this nature and also contains cross-default provisions for defaults of our $560.0 million unsecured line of credit, $524.9 million secured line of credit and $228.0 million unsecured term facility. The facility matures in November 2010 and has two one-year extension options, which are at our election, for an outside maturity date of November 2012.

Secured Lines of Credit

We have four secured lines of credit with total availability of $667.1 million, of which $549.1 million was outstanding as of December 31, 2008. The secured lines of credit bear interest at LIBOR plus a margin ranging from 0.80% to 0.95%. Borrowings under the secured lines of credit had a weighted average interest rate of 3.64% at December 30, 2008.

Development Bonds

In December 2008, we entered into a loan agreement with the Mississippi Business Finance Corporation (“MBFC”) under which we received access to $79.1 million from the issuance of Gulf Opportunity Zone Industrial Development Revenue Bonds (“GO ZONE Bonds”) by the MBFC. The GO ZONE Bonds are fully supported by an $80.0 million letter of credit that we obtained specifically for that purpose. The loan accrues interest payable monthly at a variable rate based on the USD-SIFMA Municipal Swap Index. The GO ZONE Bonds are subject to redemption at our discretion and mature on December 1, 2038. We will repay the GO ZONE Bonds in accordance with the terms stipulated in the loan agreement and the bond issuance proceeds must be used to finance the construction of our interest in a community center development located in the state of Mississippi. As of December 31, 2008, approximately $31.4 million had been drawn from the available funds. The balance of the proceeds, approximately $47.7 million, are currently held in trust and will be released to us as further capital expenditures on the development project are incurred. The funds currently held in trust are recorded in other assets as restricted cash in our consolidated balance sheet as of December 31, 2008.

Interest Rate Hedging Instruments

We entered into an $80.0 million interest rate cap agreement, effective December 4, 2008, to hedge the risk of changes in cash flows on the letter of credit supporting the GO ZONE Bonds equal to the then-outstanding cap notional. The interest rate cap protects us from increases in the hedged cash flows attributable to overall changes in the USD-SIFMA Municipal Swap Index above the strike rate of the cap on the debt. The strike rate associated with the interest rate cap is 4.00%. The interest rate cap had a nominal value as of December 31, 2008 and matures on December 3, 2010.

We entered into a $40.0 million pay fixed/receive variable interest rate swap agreement, effective November 19, 2008, to hedge the interest rate risk exposure on the borrowings of one of our operating properties equal to the swap notional amount. This interest rate swap hedges the risk of changes in cash flows on our designated forecasted interest payments attributable to changes in 1-month LIBOR, the designated benchmark interest rate being hedged, thereby reducing exposure to variability in cash flows relating to interest payments on the variable-rate debt. The interest rate swap effectively fixes the interest payments on the portion of debt principal corresponding to the swap notional amount at 5.175%. The swap was valued at ($0.8) million as of December 31, 2008 and matures on November 7, 2010.

We entered into an $87.5 million pay fixed/receive variable interest rate swap agreement, effective October 1, 2008, to hedge the interest rate risk exposure on the borrowings of one of our operating properties equal to the swap notional amount. This interest rate swap hedges the risk of changes in cash flows on our designated forecasted interest payments attributable to changes in 1-month LIBOR, the designated benchmark interest rate being hedged, thereby reducing exposure to variability in cash flows relating to interest payments on the variable-rate debt. The interest rate swap effectively fixes the interest payments on the portion of debt principal corresponding to the swap notional amount at 5.85%. The swap was valued at $(3.8) million as of December 31, 2008 and matures on September 23, 2010.

We entered into a $150.0 million pay fixed/receive variable interest rate swap agreement to hedge the interest rate risk exposure on an amount of borrowings on our largest secured line of credit equal to the swap notional amount. This interest rate swap hedges the risk of changes in cash flows on our designated forecasted interest payments attributable to changes in 1-month LIBOR, the designated benchmark interest rate being hedged, thereby reducing exposure to variability in cash flows relating to interest payments on the variable-rate debt. The interest rate swap effectively fixes the interest payments on the portion of debt principal corresponding to the swap notional amount at 4.353%. The swap was valued at $(4.0) million as of December 31, 2008 and matures on December 30, 2009.

On December 31, 2007, we entered into a $250.0 million pay fixed/receive variable interest rate swap agreement to hedge the interest rate risk exposure on an amount of borrowings on our largest secured line of credit equal to the swap notional amount. The interest rate swap effectively fixes the interest payments on the portion of debt principal corresponding to the swap notional amount at 4.505%. The swap was valued at $(7.0) million as of December 31, 2008 and matures on December 30, 2009.

Equity

During the year ended December 31, 2008, we received $0.9 million in proceeds from issuances of common stock related to exercises of employee stock options and from our dividend reinvestment plan. In addition, we paid dividends of $166.3 million to holders of our common stock and our preferred stock, as well as $137.4 million in distributions to the noncontrolling interest investors in our Operating Partnership and certain other consolidated subsidiaries.

On November 4, 2008, we announced a reduction in the quarterly dividend rate, effective with the fourth quarter 2008 declaration, on our common stock to $0.37 per share from $0.545 per share. The quarterly cash dividend equates to an annual dividend of $1.48 per share compared with the previous annual dividend of $2.18 per share. The reduction is expected to generate approximately $80.0 million of additional free cash flow on an annual basis. On February 27, 2009, we announced that our dividend for the first quarter of 2009 of $0.37 per share will be paid in a combination of cash and shares of our common stock as part of our effort to continue to maximize liquidity. We intend that the aggregate cash component will not exceed 40% of the aggregate dividend amount. We anticipate that this will generate additional available cash of approximately $19.0 million in the first quarter of 2009. Our board of directors will evaluate the nature and amount of our dividends each quarter, but if we were to maintain quarterly dividends consistent with that for the first quarter of 2009, we estimate that it would generate additional available cash of approximately $70.0 million on an annual basis.

During 2008, holders of 24,226 special common units of limited partnership interest in the Operating Partnership exercised their conversion rights. We exchanged our common stock for these units.

As a publicly traded company, we have access to capital through both the public equity and debt markets. However, due to current economic conditions, we believe it is difficult to access these capital markets on terms that are economically attractive. We currently have a shelf registration statement on file with the Securities and Exchange Commission authorizing us to publicly issue shares of preferred stock, common stock and warrants to purchase shares of common stock. There is no limit to the offering price or number of shares that we may issue under this shelf registration statement.

Our strategy is to maintain a conservative debt-to-total-market capitalization ratio in order to enhance our access to the broadest range of capital markets, both public and private. However, the ratio had significantly increased as of December 31, 2008 due to a decline in the market price of our common stock. Based on our share of total consolidated and unconsolidated debt and the market value of equity, our debt-to-total-market capitalization (debt plus market value equity) ratio was as follows at December 31, 2008 (in thousands, except stock prices):

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	117,010	$ 6.50	$ 760,565
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000
Total market equity			1,050,565
Company’s share of total debt			6,633,329
Total market capitalization			$ 7,683,894
Debt-to-total-market capitalization ratio			86.3%

(1)

Stock price for common stock and operating partnership units equals the closing price of our common stock on December 31, 2008. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Subsequent to December 31, 2008, our common stock price has experienced further declines. Based on the closing price of $3.46 per share for our common stock as of February 25, 2009, and assuming no other changes in the variables included in the table above, our debt-to-total market capitalization ratio would be approximately 90.5%. Our bank covenants are based on our gross asset value compared to our debt levels and are not subject to market fluctuations in our stock price.

Contractual Obligations

The following table summarizes our significant contractual obligations as of December 31, 2008 (dollars in thousands):

	Payments Due By Period

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years

Long-term debt:
Total consolidated debt service (1)	$7,306,485	$1,946,804	$1,937,618	$1,279,024	$2,143,039
Noncontrolling investors’ share in other consolidated subsidiaries	(30,478)	(11,650)	(2,072)	(2,965)	(13,791)
Our share of unconsolidated affiliates debt service (2)	711,081	58,427	176,451	111,263	364,940

Our share of total debt service obligations	7,987,088	1,993,581	2,111,997	1,387,322	2,494,188

Operating leases: (3)
Ground leases on consolidated properties	89,967	2,428	4,972	4,981	77,586
Noncontrolling investors’ share in other consolidated subsidiaries	(2,276)	(36)	(76)	(83)	(2,081)

Our share of total ground lease obligations	87,691	2,392	4,896	4,898	75,505

Purchase obligations: (4)
Construction contracts on consolidated properties	46,677	46,677	—	—	—
Our share of construction contracts on unconsolidated properties	39,417	39,417	—	—	—

	86,094	86,094	—	—	—

Total contractual obligations	$8,160,873	$2,082,067	$2,116,893	$1,392,220	$2,569,693

(1)

Represents principal and interest payments due under the terms of mortgage and other notes payable and includes $1,919,138 of variable-rate debt on four operating Properties, three construction loans, four secured credit facilities, one unsecured credit facility and two unsecured term facilities. The variable-rate loans on the operating Properties call for payments of interest only with the total principal due at maturity. The construction loans and credit facilities do not require scheduled principal payments. The future contractual obligations for all variable-rate indebtedness reflect payments of interest only throughout the term of the debt with the total outstanding principal at December 31, 2008 due at maturity. The future interest payments are projected based on the interest rates that were in effect at December 31, 2008. See Note 6 to the consolidated financial statements for additional information regarding the terms of long-term debt.

(2)	Includes $151,122 of variable-rate indebtedness. Future contractual obligations have been projected using the same assumptions as used in (1) above.
(3)

Obligations where we own the buildings and improvements, but lease the underlying land under long-term ground leases. The maturities of these leases range from 2010 to 2089 and generally provide for renewal options.

(4)

Represents the remaining balance to be incurred under construction contracts that had been entered into as of December 31, 2008, but were not complete. The contracts are primarily for development, renovation and expansion of Properties.

Capital Expenditures

          Including our share of unconsolidated affiliates’ capital expenditures, we spent $42.2 million during the year ended December 31, 2008 for tenant allowances, which generally generate increased rents from tenants over the terms of their leases. Deferred maintenance expenditures were $18.5 million for the year ended December 31, 2008 and included $6.1 million for resurfacing and improved lighting of parking lots, $5.5 million for roof repairs and replacements and $6.9 million for various other capital expenditures. Renovation expenditures were $17.2 million for the year ended December 31, 2008.

          Deferred maintenance expenditures are generally billed to tenants as common area maintenance expense, and most are recovered over a 5 to 15-year period. Renovation expenditures are primarily for remodeling and upgrades of malls, of which approximately 30% is recovered from tenants over a 5 to 15-year period. We are recovering these costs through fixed amounts with annual increases or pro rata cost reimbursements based on the tenant’s occupied space.

          As part of our strategy to strengthen our liquidity position, we are focused on reducing capital expenditures related to renovations and tenant allowances. During 2008, we completed two renovations that began in 2007. Currently, the vast majority of our properties have been renovated within the last ten years and, due to this, we have decided to delay any future renovation plans.

          We have also decided to suspend construction on major new projects that are currently in predevelopment and the pursuit of certain other projects until the retail climate becomes more favorable. Due to this, we incurred an increase in abandoned projects expense compared to the prior year of $10.1 million. None of the projects included in the write-offs were under construction. We will take a more conservative approach to development until we believe that the leasing environment has improved.

          An annual capital expenditures budget is prepared for each property that is intended to provide for all necessary recurring and non-recurring capital expenditures. We believe that property operating cash flows, which include reimbursements from tenants for certain expenses, will provide the necessary funding for these expenditures.

Developments and Expansions

          The following tables summarize our development projects as of December 31, 2008:

Properties Opened Year-to-date (Dollars in thousands)
			CBL’s Share of

Property	Location	Total Project Square Feet	Total Cost	Cost To Date	Date Opened	Initial Yield (a)

Mall Expansions:
Cary Towne Center - Mimi’s Café	Cary, NC	6,674	$2,243	$1,072	Spring-08	15.0%
Coastal Grand - Ulta Cosmetics	Myrtle Beach, SC	10,000	1,494	1,956	Spring-08	8.7%
Coastal Grand - JCPenney	Myrtle Beach, SC	103,395	N/A	N/A	Spring-08	N/A (b)
Brookfield Square - Claim Jumpers	Brookfield, WI	12,000	3,430	2,859	Summer-08	9.7%
Southpark Mall - Foodcourt	Colonial Heights, VA	17,150	7,755	5,530	Summer-08	11.0%
High Pointe Commons - Christmas Trees Shops	Harrisburg, PA	34,938	6,247	6,130	Fall-08	9.0%
Laurel Park Place - Food Court	Detroit, MI	30,031	4,909	3,649	Winter-08	10.5%

Mall Renovations:
Georgia Square	Athens, GA	674,738	16,900	16,902	Spring-08	N/A
Brookfield Square	Brookfield, WI	1,132,984	18,100	17,999	Fall-08	N/A

Redevelopmets:
Parkdale Mall - Former Dillards (Phase I & II)	Beaumont, TX	70,220	29,266	17,117	Jan-08/ Fall-08	6.6%

Associated/Lifestyle Centers:
Brookfield Square - Corner Development	Brookfield, WI	19,745	10,718	8,638	Winter-08	8.4%

Community/Open-Air Centers:
Alamance Crossing - Theater	Burlington, NC	82,997	18,882	11,158	Spring-08	8.4%
Statesboro Crossing (c)	Statesboro, GA	160,166	20,266	20,573	Fall-08/ Summer-10	8.1%

Mixed-Use Center:
Pearland Town Center (Retail Portion)	Pearland, TX	692,604	151,366	128,681	Summer-08	8.2%
Pearland Town Center (Hotel Portion)	Pearland, TX	72,500	17,583	16,142	Summer-08	8.4%
Pearland Town Center (Residential Portion)	Pearland, TX	68,110	10,677	9,665	Summer-08	9.8%
Pearland Town Center (Office Portion)	Pearland, TX	51,560	10,306	7,850	Summer-08	8.8%

Office:
CBL Center II	Chattanooga, TN	74,598	17,120	13,648	January-08	8.6%

		3,314,410	$347,262	$289,569

Announced Property Renovations and Redevelopments (Dollars in thousands)
			CBL’s Share of

Property	Location	Total Project Square Feet	Total Cost	Cost To Date	Opening Date	Initial Yield (a)

Redevelopments:
West County - Former Lord & Taylor	St. Louis, MO	90,620	$34,149	$21,231	Spring-09	9.9%

Properties Under Development at December 31, 2008 (Dollars in thousands)
			CBL’s Share of

Property	Location	Total Project Square Feet	Total Cost	Cost To Date	Opening Date	Initial Yield (a)

Mall Expansions:
Asheville Mall - Barnes & Noble	Asheville, NC	40,000	$11,684	$7,260	Spring-09	5.3%
Oak Park Mall - Barnes & Noble	Kansas City, KS	35,539	9,619	9,948	Spring-09	6.9%

Community/Open-Air Centers:
Hammock Landing (Phase I and Phase 1A) (d)	West Melbourne, FL	463,153	39,286	40,660	Spring-09/ Fall-10	7.5	% *
Settlers Ridge (Phase I) (e)	Robinson Township, PA	389,773	99,009	50,040	Fall-09	6.4	% *
The Pavilion at Port Orange (Phase I and Phase 1A) (d)	Port Orange, FL	495,669	73,813	39,244	Fall-09/ Summer-10	6.5	% *
The Promenade (c)	D’Iberville, MS	681,317	87,058	46,806	Fall-09	8.0%

		2,105,451	$320,469	$193,958

*	Pro Forma initial yields for phased projects reflect full land cost in Phase I. Combined pro forma yields are higher than Phase I project yields.
(a)	Pro forma initial yields represented here may be lower than actual initial returns as they are reduced for management and development fees.
(b)	The Company is leasing the land to JCPenney at an annual yield of 17.7% based on land costs.
(c)

Statesboro Crossing is a 50/50 joint venture. The Promenade is an 85/15 joint venture. Amounts shown are 100% of total cost to date as CBL has funded all costs to date. Costs to date may be gross of applicable reimbursements that have not yet been received.

(d)	50/50 joint venture. Cost to date may be gross of applicable reimbursements that have not yet been received.
(e)

60/40 joint venture. Amounts shown are 100% of total costs and cost to date as CBL has funded all costs to date. Costs to date may be gross of applicable reimbursements that have not yet been received.

          We have four major development projects currently under construction that are scheduled to open in 2009. There is no additional capital currently required for these projects as all equity has been funded. Construction loans are in place for the remaining development costs. We have taken measures to limit our initial exposure on these projects by phasing the small shop portions or converting sections of the small shop portions to junior anchor spaces. While the leasing environment is certainly difficult, we anticipate strong openings. We have made good progress on the leasing front, recently announcing more than a dozen new retailers joining The Pavilion at Port Orange (“The Pavilion”) in Port Orange, FL. The first phase of the project is over 85% leased and committed. Hollywood Theaters will open at The Pavilion in Fall 2009 and additional stores and restaurants will follow in 2010.

          In April 2009, we will open the first phase of Hammock Landing, a 750,000 square foot power center located in West Melbourne, FL. Kohl’s, Michaels, Petco, Marshall’s and other retailers will open at the grand opening of the project. The first phase is more than 84% leased and committed.

          Settlers Ridge in Pittsburgh, PA and The Promenade in D’Iberville, MS, will also celebrate grand openings later this year with an array of anchor and junior anchor stores. Settlers Ridge is currently 80% leased and committed and The Promenade is 70% leased and committed.

          We are also enhancing existing centers where we should see a positive effect for the property and our portfolio. Barnes & Noble opened at West County Mall in St. Louis, MO and will soon be joined by McCormick

& Schmicks and Bravo. Two additional Barnes & Noble stores will be opening this year at Oak Park Mall in Kansas City and Asheville Mall in Asheville, NC. We will also open two Carmike Cinemas and a Regal Theater in our portfolio this year. Beyond the current slate of construction projects, we are not pursuing any additional new developments.

We opened our first international development project, Plaza Macaé, in Macaé, Brazil in September 2008. The project opened 92% leased and committed and has been generating very strong traffic and sales. We are very pleased with the results of this project, but we have decided to cease committing capital to additional projects in Brazil as we may have better opportunities domestically and due to our current focus on liquidity preservation.

Future development and acquisition activities will be carefully considered and undertaken as suitable opportunities arise. We generally obtain construction loans for new developments and major expansions and renovations of our existing properties. We do not expect to pursue these activities unless adequate sources of funding are available and a satisfactory budget with targeted returns on investment has been internally approved.

We have entered into a number of option agreements for the development of future open-air centers, lifestyle centers and community centers. Except for the projects presented above, we do not have any other material capital commitments as of December 31, 2008.

Acquisitions

During the first quarter of 2008, CBL-TRS completed its acquisition of properties from the Starmount Company when it acquired Renaissance Center, located in Durham, NC, for $89.6 million and an anchor parcel at Friendly Center, located in Greensboro, NC, for $5.0 million. The aggregate purchase price consisted of $58.1 million in cash and the assumption of $36.5 million of non-recourse debt that bears interest at a fixed interest rate of 5.61% and matures in July 2016.

Dispositions

We received $17.9 million in net proceeds from the sales of 14 parcels of land during the year ended December 31, 2008.

In April 2008, we completed the sale of five community centers located in Greensboro, NC to three separate buyers for an aggregate sales price of $24.3 million. In June 2008, we completed the sale of an office property for $1.2 million. In August 2008, we completed the sale of a community center located in Greensboro, NC for $19.5 million. In December 2008, we completed the sale of an office building and an adjacent, vacant parcel located in Greensboro, NC for $14.6 million. We recorded a gain of $2.3 million during the year ended December 31, 2008 attributable to these sales. Proceeds from the dispositions were used to retire a portion of the outstanding balance on the unsecured term facility that was obtained to purchase these properties. These properties had been classified as held-for-sale prior to their disposition and their results are included in discontinued operations for the year ended December 31, 2008 and 2007.

In June 2008, we sold Chicopee Marketplace III in Chicopee, MA to a third party for a net sales price of $7.5 million and recognized a gain on the sale of $1.5 million. The results of operations of this property have been reclassified to discontinued operations for the year ended December 31, 2008 and 2007.

Off-Balance Sheet Arrangements

Unconsolidated Affiliates

We have ownership interests in 23 unconsolidated affiliates that are described in Note 5 to the consolidated financial statements. The unconsolidated affiliates are accounted for using the equity method of accounting and are reflected in the consolidated balance sheets as “Investments in Unconsolidated Affiliates.” The following are circumstances when we may consider entering into a joint venture with a third party:

▪

Third parties may approach us with opportunities in which they have obtained land and performed some pre-development activities, but they may not have sufficient access to the capital resources or the development and leasing expertise to bring the project to fruition. We enter into such arrangements when we determine such a project is viable and we can achieve a satisfactory return on our investment. We typically earn development fees from the joint venture and provide management and leasing services to the property for a fee once the property is placed in operation.

▪

We determine that we may have the opportunity to capitalize on the value we have created in a property by selling an interest in the property to a third party. This provides us with an additional source of capital that can be used to develop or acquire additional real estate assets that we believe will provide greater potential for growth. When we retain an interest in an asset rather than selling a 100% interest, it is typically because this allows us to continue to manage the property, which provides us the ability to earn fees for management, leasing, development and financing services provided to the joint venture.

Guarantees

We may guarantee the debt of a joint venture primarily because it allows the joint venture to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and a higher return on our investment in the joint venture. We may receive a fee from the joint venture for providing the guaranty. Additionally, when we issue a guaranty, the terms of the joint venture agreement typically provide that we may receive indemnification from the joint venture.

We own a parcel of land that we are ground leasing to a third party developer for the purpose of developing a shopping center. We have guaranteed 27% of the third party’s construction loan and bond line of credit (the “loans”) of which the maximum guaranteed amount is $31.6 million. The total amount outstanding at December 31, 2008 on the loans was $35.7 million of which we have guaranteed $9.6 million. We recorded an obligation of $0.3 million in our consolidated balance sheet as of December 31, 2008 and 2007 to reflect the estimated fair value of the guaranty.

We have guaranteed 100% of the construction loan of West Melbourne, an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $67.0 million. West Melbourne is currently developing Hammock Landing, an open-air shopping center in West Melbourne, FL. The total amount outstanding at December 31, 2008 on the loan was $31.2 million. The guaranty will expire upon repayment of the debt. The loan matures in August 2010. We have recorded an obligation of $0.7 million in the accompanying condensed consolidated balance sheet as of December 31, 2008 to reflect the estimated fair value of this guaranty.

We have guaranteed 100% of the construction loan of Port Orange, an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $112.0 million. Port Orange is currently developing The Pavilion at Port Orange, an open-air shopping center in Port Orange, FL. The total amount outstanding at December 31, 2008 on the loan was $33.4 million. The guaranty will expire upon repayment of debt. The loan matures in June 2011. We have recorded an obligation of $1.1 million in the accompanying condensed consolidated balance sheet as of December 31, 2008 to reflect the estimated fair value of this guaranty.

We have guaranteed the lease performance of York Town Center, LP (“YTC”), an unconsolidated affiliate in which we own a 50% interest, under the terms of an agreement with a third party that owns property as part of York Town Center. Under the terms of that agreement, YTC is obligated to cause performance of the third party’s obligations as landlord under its lease with its sole tenant, including, but not limited to, provisions such as co-tenancy and exclusivity requirements. Should YTC fail to cause performance, then the tenant under the third party landlord’s lease may pursue certain remedies ranging from rights to terminate its lease to receiving reductions in rent. We have guaranteed YTC’s performance under this agreement up to a maximum of $22.0 million, which decreases by $0.8 million annually until the guaranteed amount is reduced to $10.0 million. The guaranty expires on December 31, 2020. The maximum guaranteed obligation was $20.4 million as of December 31, 2008. We entered into an agreement with our joint venture partner under which the joint venture partner has agreed to reimburse us 50% of any amounts we are obligated to fund under the guaranty. We did not record an obligation for this guaranty because we determined that the fair value of the guaranty is not material.

Our guarantees and the related accounting are more fully described in Note 14 to the consolidated financial statements.

Critical Accounting Policies

Our significant accounting policies are disclosed in Note 2 to the consolidated financial statements. The following discussion describes our most critical accounting policies, which are those that are both important to the presentation of our financial condition and results of operations and that require significant judgment or use of complex estimates.

Revenue Recognition

Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

We receive reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue when billed.

We receive management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue to the extent of the third-party partners’ ownership interest. Fees to the extent of our ownership interest are recorded as a reduction to our investment in the unconsolidated affiliate.

Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer’s initial and continuing investment is adequate, our receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When we have an ownership interest in the buyer, gain is recognized to the extent of the third party partner’s ownership interest and the portion of the gain attributable to our ownership interest is deferred.

Real Estate Assets

We capitalize predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

All acquired real estate assets are accounted for using the purchase method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The purchase price is allocated to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements and (ii) identifiable intangible assets and liabilities generally consisting of above- and below-market leases and in-place leases. We use estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation methods to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt with a stated interest rate that is significantly different from market interest rates is recorded at its fair value based on estimated market interest rates at the date of acquisition.

Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.

Carrying Value of Long-Lived Assets

We periodically evaluate long-lived assets to determine if there has been any impairment in their carrying values and record impairment losses if the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts or if there are other indicators of impairment. If it is determined that impairment has occurred, the amount of the impairment charge is equal to the excess of the asset’s carrying value over its estimated fair value. Our estimates of undiscounted cash flows expected to be generated by each property are based on a number of assumptions that are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates and costs to operate each property. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the future cash flows estimated in our impairment analyses may not be achieved. No impairments were incurred during 2008 and 2007.

Allowance for Doubtful Accounts

We periodically perform a detailed review of amounts due from tenants to determine if accounts receivable balances are impaired based on factors affecting the collectibility of those balances. Our estimate of the allowance for doubtful accounts requires significant judgment about the timing, frequency and severity of collection losses, which affects the allowance and net income.

Investments in Unconsolidated Affiliates

Initial investments in joint ventures that are in economic substance a capital contribution to the joint venture are recorded in an amount equal to our historical carryover basis in the real estate contributed. Initial investments in joint ventures that are in economic substance the sale of a portion of our interest in the real estate are accounted for as a contribution of real estate recorded in an amount equal to our historical carryover basis in the ownership percentage retained and as a sale of real estate with profit recognized to the extent of the other joint venturers’ interests in the joint venture. Profit recognition assumes that we have no commitment to reinvest with respect to the percentage of the real estate sold and the accounting requirements of the full accrual method under Statement of Financial Accounting Standards (“SFAS”) No. 66, Accounting for Sales of Real Estate, are met.

We account for our investment in joint ventures where we own a non-controlling interest or where we are not the primary beneficiary of a variable interest entity using the equity method of accounting. Under the equity method, our cost of investment is adjusted for our share of equity in the earnings of the unconsolidated affiliate and reduced by distributions received. Generally, distributions of cash flows from operations and capital events are first made to partners to pay cumulative unpaid preferences on unreturned capital balances and then to the partners in accordance with the terms of the joint venture agreements.

Any differences between the cost of our investment in an unconsolidated affiliate and our underlying equity as reflected in the unconsolidated affiliate’s financial statements generally result from costs of our investment that are not reflected on the unconsolidated affiliate’s financial statements, capitalized interest on our investment and our share of development and leasing fees that are paid by the unconsolidated affiliate to us for development and leasing services provided to the unconsolidated affiliate during any development periods. The net difference between our investment in unconsolidated affiliates and the underlying equity of unconsolidated affiliates is generally amortized over a period of 40 years.

On a periodic basis, we assess whether there are any indicators that the fair value of our investments in unconsolidated joint ventures may be impaired. An investment is impaired only if our estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the fair value of the investment. Our estimates of fair value for each investment are based on a number of assumptions that are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates, and operating costs. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the fair values estimated in the impairment analyses may not be realized. No impairments were incurred during 2008 and 2007.

Recent Accounting Pronouncements

For discussion of recent accounting pronouncements, see Note 2 to the consolidated financial statements.

Impact of Inflation and Deflation

During the latter half of 2007 and the majority of 2008, credit availability was virtually unlimited and consumer confidence was at a high. However, due to the current economic crisis that arose primarily in the fourth quarter of 2008 when the credit and investment markets crashed, consumers have experienced drastic decreases in the prices of their equity securities investments, certain savings accounts linked to securities markets and housing values, combined with increases, in most parts of the country, in prices of energy and utilities. Decreased spending due to low consumer confidence, coupled with high energy and utilities prices have left many businesses unprofitable, resulting in necessary cost containment measures including, but not limited to, permanent and temporary lay-offs of employees. This has left the country to face one of the highest unemployment rates in recent history. During this deflationary-type period, generally prices of consumer goods have decreased in an effort to spur consumer spending as one method to assist in the turnaround of the current recession-level conditions. Consumers are wary of their purchases, especially those that are discretionary in nature, and are seeking lower-cost alternatives when buying both discretionary and necessary goods. This has left many businesses with no alternative but to decrease prices on goods and services simply to stay in business.

During inflationary periods, substantially all of our tenant leases contain provisions designed to mitigate the impact of inflation. These provisions include clauses enabling us to receive percentage rent based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases are for terms of less than 10 years, which may provide us the opportunity to replace existing leases with new leases at higher base and/or percentage rent if rents of the existing leases are below the then existing market rate. Most of the leases require the tenants to pay a fixed amount subject to annual increases for, or their share of, operating expenses, including common area maintenance, real estate taxes, insurance and certain capital expenditures, which reduces our exposure to increases in costs and operating expenses resulting from inflation.

Funds From Operations

Funds From Operations (“FFO”) is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. We define FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. Our method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

We believe that FFO provides an additional indicator of the operating performance of our Properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, we believe that FFO enhances investors’ understanding of our operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of our Properties and interest rates, but also by our capital structure.

We present both FFO of our operating partnership and FFO allocable to common shareholders, as we believe that both are useful performance measures. We believe FFO of our operating partnership is a useful performance measure since we conduct substantially all of our business through our operating partnership and, therefore, it reflects the performance of the Properties in absolute terms regardless of the ratio of ownership interests of our common shareholders and the noncontrolling interest in our operating partnership. We believe FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to common shareholders.

In our reconciliation of net income available to common shareholders to FFO allocable to common shareholders that is presented below, we make an adjustment to add back noncontrolling interest in earnings of our operating partnership in order to arrive at FFO of our operating partnership. We then apply a percentage to FFO of our operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period (excluding those operating partnership units held by subsidiaries of the Company which correspond to the outstanding common shares).

FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating our operating performance or to cash flow as a measure of liquidity.

FFO of the Operating Partnership increased to $376.3 million in 2008 compared to $361.5 million in 2007. The increase in FFO was primarily attributable to the results of the New Properties, partially offset by the decline in results of the Comparable Properties. Although FFO of the Operating Partnership improved year over year, it included an increased write-down of $10.2 million related to abandoned projects expense and an increase of $7.9 million in bad debt expense.

                The reconciliation of FFO to net income available to common shareholders is as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Net income available to common shareholders	$9,768	$59,372	$86,933
Noncontrolling interest in earnings of operating partnership	7,495	46,246	70,323
Depreciation and amortization expense of:
Consolidated properties	332,475	243,522	228,531
Unconsolidated affiliates	29,987	17,326	13,405
Discontinued operations	892	1,297	2,307
Non-real estate assets	(1,027)	(919)	(851)
Noncontrolling investors' share of depreciation and amortization	(958)	(132)	(2,286)
Sales of operating real estate assets	—	—	119
Gain on discontinued operations	(3,798)	(6,056)	(8,392)
Income tax provision on disposal of discontinued operations	1,439	872	—
Funds from operations of the operating partnership	376,273	361,528	390,089
Percentage allocable to Company shareholders (1)	57.76%	57.50%	56.53%
Funds from operations allocable to Company shareholders	$217,335	$207,879	$220,517

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period (excluding those operating partnership units held by subsidiaries of the Company which correspond to the outstanding common shares).

.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Reference is made to the Index to Financial statements contained in Item 15 on page 28.

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(1)	Consolidated Financial Statements	Page Number

Report of Independent Registered Public Accounting Firm	29

Consolidated Balance Sheets as of December 31, 2008 and 2007	30

Consolidated Statements of Operations for the Years Ended December 31, 2008, 2007 and 2006	31

Consolidated Statements of Equity for the Years Ended December 31, 2008, 2007 and 2006	32

Consolidated Statements of Cash Flows for the Years Ended December 31, 2008, 2007 and 2006	34

Notes to Consolidated Financial Statements	36

(2)	Consolidated Financial Statement Schedules

Schedule II Valuation and Qualifying Accounts	77
Schedule III Real Estate and Accumulated Depreciation	78
Schedule IV Mortgage Loans on Real Estate	86

Financial statement schedules not listed herein are either not required or are not present in amounts sufficient to equire submission of the schedule or the information required to be included therein is included in our consolidated financial statements in Item 15 or are reported elsewhere.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	29

Consolidated Balance Sheets as of December 31, 2008 and 2007	30

Consolidated Statements of Operations for the Years Ended December 31, 2008, 2007 and 2006	31

Consolidated Statements of Equity for the Years Ended December 31, 2008, 2007 and 2006	32

Consolidated Statements of Cash Flows for the Years Ended December 31, 2008, 2007 and 2006	34

Notes to Consolidated Financial Statements	36

Schedule II Valuation and Qualifying Accounts	77
Schedule III Real Estate and Accumulated Depreciation	78
Schedule IV Mortgage Loans on Real Estate	86

Financial statement schedules not listed herein are either not required or are not present in amounts sufficient to require submission of the schedule or the information required to be included therein is included in our consolidated financial statements in Item 15 or are reported elsewhere.

(3)	Exhibits

The Exhibit Index attached to this report is incorporated by reference into this Item 15(a)(3).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

CBL & Associates Properties, Inc.:

We have audited the accompanying consolidated balance sheets of CBL & Associates Properties, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the consolidated financial statement schedules listed in the Index at Item 15. We also have audited the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the Report of Management On Internal Control Over Financial Reporting (not presented herein). Our responsibility is to express an opinion on these financial statements and financial statement schedules and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBL & Associates Properties, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Notes 2 and 8 to the financial statements, on January 1, 2009 the Company changed its method of accounting for noncontrolling interests to conform to Financial Accounting Standards Board (“FASB”) Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 and, retrospectively, adjusted all periods presented in the consolidated financial statements for the change.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 2, 2009 (July 27, 2009 with respect to the retrospective adjustments as described in Notes 2 and 8 and the June 2009 subsequent event as described in Note 19)

CBL & Associates Properties, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,

	2008	2007

ASSETS
Real estate assets:
Land	$902,504	$917,578
Buildings and improvements	7,503,334	7,263,907

	8,405,838	8,181,485
Accumulated depreciation	(1,310,173)	(1,102,767)

	7,095,665	7,078,718
Developments in progress	225,815	323,560

Net investment in real estate assets	7,321,480	7,402,278
Cash and cash equivalents	51,227	65,826
Cash held in escrow	2,700	—
Receivables:
Tenant, net of allowance for doubtful accounts of $1,910 in 2008 and $1,126 in 2007	74,402	72,570
Other	12,145	10,257
Mortgage notes receivable	58,961	135,137
Investments in unconsolidated affiliates	207,618	142,550
Intangible lease assets and other assets	305,802	276,429

	$8,034,335	$8,105,047

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other notes payable	$6,095,676	$5,869,318
Accounts payable and accrued liabilities	329,991	394,884

Total liabilities	6,425,667	6,264,202

Commitments and contingencies (Notes 3, 5 and 14)
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	18,393	43,145
Redeemable noncontrolling preferred joint venture interest	421,279	420,300

Total redeemable noncontrolling interests	439,672	463,445

Shareholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding in 2008 and 2007	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding in 2008 and 2007	7	7
Common stock, $.01 par value, 180,000,000 shares authorized, 66,394,844 and 66,179,747 shares issued and outstanding in 2008 and 2007, respectively	664	662
Additional paid-in capital	993,941	964,676
Accumulated other comprehensive loss	(12,786)	(13)
Accumulated deficit	(193,307)	(70,154)

Total shareholders’ equity	788,524	895,183
Noncontrolling Interests	380,472	482,217

Total equity	1,168,996	1,377,400

	$8,034,335	$8,105,047

The accompanying notes are an integral part of these balance sheets.

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,

	2008	2007	2006

REVENUES:
Minimum rents	$716,570	$645,753	$616,147
Percentage rents	18,375	22,472	23,825
Other rents	22,887	23,121	20,061
Tenant reimbursements	336,173	318,755	307,037
Management, development and leasing fees	19,393	7,983	5,067
Other	24,820	21,860	23,365

Total revenues	1,138,218	1,039,944	995,502

EXPENSES:
Property operating	190,148	169,489	159,827
Depreciation and amortization	332,475	243,522	228,531
Real estate taxes	95,393	87,552	80,316
Maintenance and repairs	65,617	58,111	54,153
General and administrative	45,241	37,852	39,522
Loss on impairment of real estate assets	—	—	480
Other	33,333	18,525	18,623

Total expenses	762,207	615,051	581,452

Income from operations	376,011	424,893	414,050
Interest and other income	10,076	10,923	9,084
Interest expense	(313,209)	(287,884)	(257,067)
Loss on extinguishment of debt	—	(227)	(935)
Impairment of marketable securities	(17,181)	(18,456)	—
Gain on sales of real estate assets	12,401	15,570	14,505
Equity in earnings of unconsolidated affiliates	2,831	3,502	5,295
Income tax provision	(13,495)	(8,390)	(5,902)

Income from continuing operations	57,434	139,931	179,030
Operating income of discontinued operations	1,809	1,621	4,538
Gain on discontinued operations	3,798	6,056	8,392

Net income	63,041	147,608	191,960
Net income attributable to noncontrolling interests in:
Operating Partnership	(7,495)	(46,246)	(70,323)
Other consolidated subsidiaries	(23,959)	(12,215)	(4,136)

Net income attributable to the Company	31,587	89,147	117,501
Preferred dividends	(21,819)	(29,775)	(30,568)

Net income available to common shareholders	$9,768	$59,372	$86,933

Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.09	$0.78	$1.16
Discontinued operations	0.05	0.06	0.10

Net income available to common shareholders	$0.14	$0.84	$1.26

Weighted average common shares outstanding	71,060	70,397	68,935
Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.09	$0.78	$1.13
Discontinued operations	0.05	0.06	0.11

Net income available to common shareholders	$0.14	$0.84	$1.24

Weighted average common and potential dilutive common shares outstanding	71,172	70,928	70,352
Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$6,595	$55,049	$79,780
Discontinued operations	3,173	4,323	7,153

Net income available to common shareholders	$9,768	$59,372	$86,933

The accompanying notes are an integral part of these statements.

CBL & Associates Properties, Inc.
Consolidated Statements of Equity
(In thousands, except share data)

		Equity

		Shareholders’ Equity

	Redeemable Noncontrolling Partnership Interests	Preferred Stock	Common Stock	Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity	Noncontrolling Interests	Total Equity	Total Comprehensive Income (Loss)

Balance, January 1, 2006	$66,659	$32	$625	$998,951	$(8,895)	$158	$44,446	$1,035,317	$593,466	$1,628,783	$—
Net income	6,190	—	—	—	—	—	117,501	117,501	68,269	185,770	191,960
Realized gain on available-for-sale securities	(15)	—	—	—	—	(594)	—	(594)	(464)	(1,058)	(1,073)
Unrealized gain on available-for-sale securities	11	—	—	—	—	445	—	445	348	793	804
Dividends declared - common stock	—	—	—	—	—	—	(121,678)	(121,678)	—	(121,678)	—
Dividends declared - preferred stock	—	—	—	—	—	—	(30,568)	(30,568)	—	(30,568)	—
Reclassification of deferred compensation upon adoption of SFAS No. 123(R)	—	—	—	(8,895)	8,895	—	—	—	—	—	—
Issuance of 244,472 shares of common stock and restricted common stock	—	—	2	2,721	—	—	—	2,723	—	2,723	—
Cancellation of 34,741 shares of restricted common stock	—	—	—	(1,154)	—	—	—	(1,154)	—	(1,154)	—
Exercise of stock options	—	—	7	8,915	—	—	—	8,922	—	8,922	—
Accrual under deferred compensation arrangements	—	—	—	93	—	—	—	93	—	93	—
Amortization of deferred compensation	—	—	—	3,987	—	—	—	3,987	—	3,987	—
Income tax benefit from stock-based compensation	79	—	—	3,181	—	—	—	3,181	2,488	5,669	—
Conversion of Operating Partnership units into 1,979,644 shares of common stock	—	—	20	21,963	—	—	—	21,983	(21,983)	—	—
Distributions to noncontrolling interests	(8,130)	—	—	—	—	—	—	—	(99,160)	(99,160)	—
Purchase of noncontrolling interests in Operating Partnership	—	—	—	—	—	—	—	—	(3,610)	(3,610)	—
Adjustment for noncontrolling interests	941	—	—	(1,904)	—	—	—	(1,904)	963	(941)	—
Adjustment to record redeemable noncontrolling interests at redemption value	7,510	—	—	(7,510)	—	—	—	(7,510)	—	(7,510)	—

Balance, December 31, 2006	73,245	32	654	1,020,348	—	9	9,701	1,030,744	540,317	1,571,061	$191,691

Net income	5,870	—	—	—	—	—	89,147	89,147	48,328	137,475	$143,345
Net unrealized loss on available-for-sale securities	(249)	—	—	—	—	(10,416)	—	(10,416)	(7,830)	(18,246)	(18,495)
Impairment of marketable securities	249	—	—	—	—	10,394	—	10,394	7,813	18,207	18,456
Dividends declared - common stock	—	—	—	—	—	—	(135,672)	(135,672)	—	(135,672)	—
Dividends declared - preferred stock	—	—	—	—	—	—	(26,145)	(26,145)	—	(26,145)	—
Repurchase of 148,500 shares of common stock	—	—	(1)	(1,612)	—	—	(3,555)	(5,168)	—	(5,168)	—
Redemption of 8.75% Series B Cumulative Redeemable Stock	—	(20)	—	(96,350)	—	—	(3,630)	(100,000)	—	(100,000)	—
Issuance of 98,349 shares of common stock and restricted common stock	—	—	1	3,486	—	—	—	3,487	—	3,487	—
Cancellation of 42,611 shares of restricted common stock	—	—	—	(1,245)	—	—	—	(1,245)	—	(1,245)	—
Exercise of stock options	—	—	8	11,359	—	—	—	11,367	—	11,367	—
Accrual under deferred compensation arrangements	—	—	—	51	—	—	—	51	—	51	—
Amortization of deferred compensation	—	—	—	3,639	—	—	—	3,639	—	3,639	—
Reductions to deferred financing costs	—	—	—	—	—	—	—	—	(352)	(352)	—
Income tax benefit from stock-based compensation	106	—	—	5,631	—	—	—	5,631	3,367	8,998	—
Distributions to noncontrolling interests	(8,377)	—	—	—	—	—	—	—	(108,173)	(108,173)	—
Contributions from noncontrolling interests in Operating Partnership	—	—	—	—	—	—	—	—	5,493	5,493	—
Issuance of noncontrolling interests	—	—	—	—	—	—	—	—	330	330	—
Purchase of noncontrolling interests in other consolidated subsidiaries	—	—	—	—	—	—	—	—	(8,007)	(8,007)	—
Purchase of noncontrolling interests in Operating Partnership	—	—	—	—	—	—	—	—	(9,502)	(9,502)	—
Adjustment for noncontrolling interests	1,048	—	—	(9,378)	—	—	—	(9,378)	8,330	(1,048)	—
Reclassification of noncontrolling interests related to deconsolidation	—	—	—	—	—	—	—	—	2,103	2,103	—
Adjustment to record redeemable noncontrolling interests at redemption value	(28,747)	—	—	28,747	—	—	—	28,747	—	28,747	—

Balance, December 31, 2007	$43,145	$12	$662	$964,676	$—	$(13)	$(70,154)	$895,183	$482,217	$1,377,400	$143,306

CBL & Associates Properties, Inc.
Consolidated Statements of Equity
(In thousands, except share data)
(Continued)

		Equity

		Shareholders’ Equity

	Redeemable Noncontrolling Partnership Interests	Preferred Stock	Common Stock	Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity	Noncontrolling Interests	Total Equity	Total Comprehensive Income (Loss)

Balance, December 31, 2007	$43,145	$12	$662	$964,676	$—	$(13)	$(70,154)	$895,183	$482,217	$1,377,400	$—
Net income	4,074	—	—	—	—	—	31,587	31,587	7,112	38,699	42,773
Net unrealized loss on available-for-sale securities	(230)	—	—	—	—	(9,709)	—	(9,709)	(7,220)	(16,929)	(17,159)
Impairment of marketable securities	230	—	—	—	—	9,723	—	9,723	7,228	16,951	17,181
Unrealized loss on hedging instruments	(209)	—	—	—	—	(8,813)	—	(8,813)	(6,552)	(15,365)	(15,574)
Unrealized loss on foreign currency translation adjustment	(94)	—	—	—	—	(3,974)	—	(3,974)	(2,954)	(6,928)	(7,022)
Dividends declared - common stock	—	—	—	—	—	—	(132,921)	(132,921)	—	(132,921)	—
Dividends declared - preferred stock	—	—	—	—	—	—	(21,819)	(21,819)	—	(21,819)	—
Issuance of 176,842 shares of common stock and restricted common stock	—	—	2	851	—	—	—	853	—	853	—
Cancellation of 26,932 shares of restricted common stock	—	—	—	(530)	—	—	—	(530)	—	(530)	—
Exercise of stock options	—	—	—	584	—	—	—	584	—	584	—
Accelerated vesting of share-based compensation	—	—	—	(508)	—	—	—	(508)	—	(508)	—
Accrual under deferred compensation arrangements	—	—	—	329	—	—	—	329	—	329	—
Amortization of deferred compensation	—	—	—	4,712	—	—	—	4,712	—	4,712	—
Additions to deferred financing costs	—	—	—	—	—	—	—	—	45	45	—
Income tax benefit from stock-based compensation	118	—	—	3,705	—	—	—	3,705	3,649	7,354	—
Distributions to noncontrolling interests	(8,888)	—	—	—	—	—	—	—	(100,048)	(100,048)	—
Contributions from noncontrolling interests in Operating Partnership	—	—	—	—	—	—	—	—	2,671	2,671	—
Adjustment for write-off of abandoned project	—	—	—	—	—	—	—	—	(2,050)	(2,050)	—
Adjustment for noncontrolling interests	476	—	—	(107)	—	—	—	(107)	(369)	(476)	—
Reclassification of noncontrolling interests related to deconsolidation	—	—	—	—	—	—	—	—	(3,257)	(3,257)	—
Adjustment to record redeemable noncontrolling interests at redemption value	(20,229)	—	—	20,229	—	—	—	20,229	—	20,229	—

Balance, December 31, 2008	$18,393	$12	$664	$993,941	$—	$(12,786)	$(193,307)	$788,524	$380,472	$1,168,996	$20,199

The accompanying notes are an integral part of these statements.

CBL & Associates Properties, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,

	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$63,041	$147,608	$191,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	184,088	159,823	141,750
Amortization	158,661	92,266	96,111
Net amortization of above and below market leases	(10,659)	(10,584)	(12,581)
Amortization of debt premiums	(7,909)	(7,714)	(7,501)
Gains on sales of real estate assets	(12,401)	(15,570)	(14,505)
Impairment of marketable securities	17,181	18,456	—
Realized gain on available-for-sale securities	—	—	(1,073)
Gain on discontinued operations	(3,798)	(6,056)	(8,392)
Share-based compensation expense	5,016	6,862	6,190
Income tax benefit from stock-based compensation	7,472	9,104	5,750
Equity in earnings of unconsolidated affiliates	(2,831)	(3,502)	(5,295)
Distributions of earnings from unconsolidated affiliates	15,661	9,450	12,285
Write-off of development projects	12,351	2,216	923
Loss on extinguishment of debt	—	227	935
Loss on impairment of real estate assets	—	—	480
Changes in:
Tenant and other receivables	(3,720)	(3,827)	(20,083)
Other assets	(3,573)	(1,787)	(2,788)
Accounts payable and accrued liabilities	513	73,307	4,745

Net cash provided by operating activities	419,093	470,279	388,911

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate assets	(437,765)	(556,600)	(452,383)
Acquisitions of real estate assets and intangible lease assets	—	(376,444)	—
Proceeds from sales of real estate assets	93,575	68,620	127,117
Proceeds from sales of available-for-sale securities	—	—	2,507
Purchases of available-for-sale securities	—	(24,325)	(15,464)
Purchase of municipal bonds	(13,371)	—	—
Additions to mortgage notes receivable	(749)	(102,933)	(300)
Payments received on mortgage notes receivable	105,554	4,617	224
Additions to restricted cash	(47,729)	—	—
Additions to cash held in escrow	(2,700)	—	—
Distributions in excess of equity in earnings of unconsolidated affiliates	58,712	18,519	16,852
Additional investments in and advances to unconsolidated affiliates	(107,641)	(112,274)	(18,046)
Purchase of noncontrolling interests in other consolidated subsidiaries	—	(8,007)	—
Purchase of noncontrolling interests in the Operating Partnership	—	(9,502)	(3,610)
Changes in other assets	(8,487)	(4,792)	(4,136)

Net cash used in investing activities	(360,601)	(1,103,121)	(347,239)

CBL & Associates Properties, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Continued)

	Year Ended December 31,

	2008	2007	2006

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgage and other notes payable	1,625,742	1,354,516	1,007,073
Principal payments on mortgage and other notes payable	(1,382,417)	(305,356)	(776,092)
Additions to deferred financing costs	(7,227)	(8,579)	(5,588)
Prepayment fees to extinguish debt	—	(227)	(557)
Proceeds from issuance of common stock	364	315	361
Proceeds from exercise of stock options	584	11,367	8,922
Income tax benefit from stock-based compensation	(7,472)	(9,104)	(5,750)
Additional costs of preferred stock offerings	—	—	—
Repurchase of common stock	—	(5,168)	(6,706)
Redemption of preferred stock	—	(100,000)	—
Contributions from noncontrolling interests	2,671	5,493	—
Distributions to noncontrolling interests	(137,435)	(114,583)	(110,037)
Dividends paid to holders of preferred stock	(21,819)	(26,145)	(30,568)
Dividends paid to common shareholders	(144,503)	(132,561)	(122,868)

Net cash provided by (used in) financing activities	(71,512)	669,968	(41,810)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	(1,579)	—	—

Net change in cash and cash equivalents	(14,599)	37,126	(138)
Cash and cash equivalents, beginning of period	65,826	28,700	28,838

Cash and cash equivalents, end of period	$51,227	$65,826	$28,700

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share data)

NOTE 1. ORGANIZATION

CBL & Associates Properties, Inc. (“CBL”), a Delaware corporation, is a self-managed, self-administered, fully-integrated real estate investment trust (“REIT”) that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers, community centers and office properties. Its shopping centers are located in 27 states and in Brazil, but are primarily in the southeastern and midwestern United States.

CBL conducts substantially all of its business through CBL & Associates Limited Partnership (the “Operating Partnership”). As of December 31, 2008, the Operating Partnership owned controlling interests in 75 regional malls/open-air centers, 30 associated centers (each located adjacent to a regional mall), eight community centers, one mixed-use center and 13 office buildings, including CBL’s corporate office building. The Operating Partnership consolidates the financial statements of all entities in which it has a controlling financial interest or where it is the primary beneficiary of a variable interest entity. The Operating Partnership owned non-controlling interests in nine regional malls, three associated centers, four community centers and six office buildings. Because one or more of the other partners have substantive participating rights, the Operating Partnership does not control these partnerships and joint ventures and, accordingly, accounts for these investments using the equity method. The Operating Partnership had two shopping center expansions and four community centers (each of which is owned in a joint venture) under construction as of December 31, 2008. The Operating Partnership also holds options to acquire certain development properties owned by third parties.

CBL is the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. At December 31, 2008, CBL Holdings I, Inc., the sole general partner of the Operating Partnership, owned a 1.6% general partnership interest in the Operating Partnership and CBL Holdings II, Inc. owned a 55.1% limited partnership interest for a combined interest held by CBL of 56.7%.

The noncontrolling interest in the Operating Partnership is held primarily by CBL & Associates, Inc. and its affiliates (collectively “CBL’s Predecessor”) and by affiliates of The Richard E. Jacobs Group, Inc. (“Jacobs”). CBL’s Predecessor contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partner interest when the Operating Partnership was formed in November 1993. Jacobs contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for limited partner interests when the Operating Partnership acquired the majority of Jacobs’ interests in 23 properties in January 2001 and the balance of such interests in February 2002. At December 31, 2008, CBL’s Predecessor owned a 14.9% limited partner interest, Jacobs owned a 19.6% limited partner interest and various third parties owned an 8.8% limited partner interest in the Operating Partnership. CBL’s Predecessor also owned 7.2 million shares of CBL’s common stock at December 31, 2008, for a combined effective interest of 21.0% in the Operating Partnership.

The Operating Partnership conducts CBL’s property management and development activities through CBL & Associates Management, Inc. (the “Management Company”) to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the “Code”). The Operating Partnership owns 100% of both of the Management Company’s preferred stock and common stock.

CBL, the Operating Partnership and the Management Company are collectively referred to herein as “the Company.”

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Material intercompany transactions have been eliminated.

Certain historical amounts have been reclassified to conform to the current year presentation. The financial results of certain properties are reported as discontinued operations in the consolidated financial statements. Except where noted, the information presented in the Notes to Consolidated Financial Statements excludes discontinued operations. See Note 4 for further discussion.

Adoption of Subsequent Accounting Pronouncements and Subsequent Stock Dividend

Effective January 1, 2009, the Company adopted the following accounting pronouncements (discussed in further detail below) which require retrospective application upon adoption:

•	Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51 and

•

Financial Accounting Standards Board “(FASB”) Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.

In April 2009, the Company paid its first quarter dividend on its common stock. The Company issued 4,754,355 shares of its common stock in connection with the dividend, which resulted in an increase of approximately 7.2% in the number of shares outstanding. The Company elected to treat the issuance of its common stock as a stock dividend for earnings per share purposes. Therefore, all share and per share information related to earnings per share for all periods presented have been increased proportionately to reflect the additional common stock issued.

The Company has updated the consolidated financial statements and the related notes thereto, from those included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, to reflect the impact of adopting these accounting pronouncements and the impact of the stock dividend. The impact on the Company’s consolidated balance sheets and statements of operations for the periods presented is shown in the tables below entitled “Retrospective Impact of New Accounting Pronouncements and Stock Dividend.”

Effective January 1, 2009, the Company adopted the provisions of SFAS No. 160 which requires that a noncontrolling interest, previously referred to as a minority interest, in a consolidated subsidiary be reported as a separate component of equity and the amount of consolidated net income specifically attributable to a noncontrolling interest be presented separately, net of tax, below net income on the Company’s consolidated statements of operations. SFAS No. 160 also requires that after control of an investment or subsidiary is obtained, a change in ownership interest that does not result in a loss of control should be accounted for as an equity transaction. A change in ownership of a consolidated subsidiary that results in a loss of control and deconsolidation is a significant event that triggers gain or loss recognition, with the establishment of a new fair value basis in any remaining ownership interests.

In connection with the issuance of SFAS No. 160, certain revisions were also made to EITF Topic D-98 (“EITF D-98”), Classification and Measurement of Redeemable Securities. These revisions clarify that noncontrolling interests with redemption provisions outside of the issuer’s control that may be exchanged for consideration other than the issuer’s stock shall be reported within temporary equity at their redemption value. The Company evaluated its noncontrolling interests and determined it has one limited partner in the Operating

Partnership and partners in two other consolidated subsidiaries that can require the Company to redeem their interests in the future with cash or real property. Accordingly, pursuant to the provisions of EITF D-98, the Company’s redeemable noncontrolling interests are recorded for all periods presented at the higher of their redemption values or their values pursuant to ARB No. 51 as of the end of each period, with any changes in value being reflected in retained earnings, or in the event of a deficit, in additional paid-in-capital, and continue to be reported within temporary equity in the Company’s consolidated balance sheets. Subsequent adjustments to the carrying amounts of these redeemable noncontrolling interests to reflect the changes in their redemption values at the end of each reporting period are to be recorded in the same manner. See Note 8 for further information regarding redeemable noncontrolling interests and noncontrolling interests.

Effective January 1, 2009, the Company adopted the provisions of FSP EITF 03-6-1. FSP EITF 03-6-1 requires that unvested share-based payment awards that contain nonforfeitable rights to dividends or their equivalent be treated as participating securities for purposes of inclusion in the computation of earnings per share (“EPS”) pursuant to the two-class method. As a result of the adoption of FSP EITF 03-6-1, the effect of the Company’s outstanding nonvested shares of restricted common stock will be included in both the Company’s basic and diluted per share computations. Prior to the adoption of this pronouncement, the Company’s outstanding nonvested shares of restricted common stock were only included in the Company’s diluted per share computations.

Retrospective Impact of New Accounting Pronouncements and Stock Dividend

	As of December 31, 2008
	As Previously Reported	Adjustments for SFAS No. 160	As Adjusted
Balance Sheet:
Redeemable noncontrolling interests	$815,010	$(375,338)	$439,672
Shareholders’ Equity:
Additional paid-in capital	1,008,883	(14,942)	993,941
Accumulated other comprehensive income (loss)	(22,594)	9,808	(12,786)
Total shareholders’ equity	793,658	(5,134)	788,524
Noncontrolling interests	—	380,472	380,472
Total equity	793,658	375,338	1,168,996

	As of December 31, 2007
	As Previously Reported	Adjustments for SFAS No. 160	As Adjusted
Balance Sheet:
Redeemable noncontrolling interests	$920,297	$(456,852)	$463,445
Shareholders’ Equity:
Additional paid-in capital	990,048	(25,372)	964,676
Accumulated other comprehensive income (loss)	(20)	7	(13)
Total shareholders’ equity	920,548	(25,365)	895,183
Noncontrolling interests	—	482,217	482,217
Total equity	920,548	456,852	1,377,400

	For the Year Ended December 31, 2008
		Adjustments
	As Previously Reported	SFAS No. 160	FSP EITF 03-6-1	Stock Dividend	As Adjusted
Statement of Operations
Income from continuing operations	$25,980	$31,454	$—	$—	$57,434
Net income	31,587	31,454	—	—	63,041
Net income attributable to the Company	—	31,587	—	—	31,587
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.06	$0.03	$—	$—	$0.09
Discontinued operations	0.09	(0.03)	—	(0.01)	0.05
Net income available to common shareholders	$0.15	$—	$—	$(0.01)	$0.14
Weighted average common shares outstanding	66,005	—	308	4,747	71,060
Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.06	$0.03	$—	$—	$0.09
Discontinued operations	0.09	(0.03)	—	(0.01)	0.05
Net income available to common shareholders	$0.15	$—	$—	$(0.01)	$0.14
Weighted average common and potential dilutive common shares outstanding	66,148	—	269	4,755	71,172

	For the Year Ended December 31, 2007
		Adjustments
	As Previously Reported	SFAS No. 160	FSP EITF 03-6-1	Stock Dividend	As Adjusted
Statement of Operations
Income from continuing operations	$81,470	$58,461	$—	$—	$139,931
Net income	89,147	58,461	—	—	147,608
Net income attributable to the Company	—	89,147	—	—	89,147
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.79	$0.05	$—	$(0.06)	$0.78
Discontinued operations	0.12	(0.05)	(0.01)	—	0.06
Net income available to common shareholders	$0.91	$—	$(0.01)	$(0.06)	$0.84
Weighted average common shares outstanding	65,323	—	371	4,703	70,397
Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.78	$0.05	$—	$(0.05)	$0.78
Discontinued operations	0.12	(0.05)	—	(0.01)	0.06
Net income available to common shareholders	$0.90	$—	$—	$(0.06)	$0.84
Weighted average common and potential dilutive common shares outstanding	65,913	—	277	4,738	70,928

	For the Year Ended December 31, 2006
		Adjustments
	As Previously Reported	SFAS No. 160	FSP EITF 03-6-1	Stock Dividend	As Adjusted
Statement of Operations
Income from continuing operations	$104,571	$74,459	$—	$—	$179,030
Net income	117,501	74,459	—	—	191,960
Net income attributable to the Company	—	117,501	—	—	117,501
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$1.16	$0.09	$(0.01)	$(0.08)	$1.16
Discontinued operations	0.20	(0.09)	—	(0.01)	0.10
Net income available to common shareholders	$1.36	$—	$(0.01)	$(0.09)	$1.26
Weighted average common shares outstanding	63,885	—	444	4,606	68,935
Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$1.13	$0.08	$—	$(0.08)	$1.13
Discontinued operations	0.20	(0.08)	—	(0.01)	0.11
Net income available to common shareholders	$1.33	$—	$—	$(0.09)	$1.24
Weighted average common and potential dilutive common shares outstanding	65,269	—	306	4,777	70,352

Real Estate Assets

The Company capitalizes predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

All acquired real estate assets have been accounted for using the purchase method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The Company allocates the purchase price to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements, and (ii) identifiable intangible assets and liabilities, generally consisting of above-market leases, in-place leases and tenant relationships, which are included in other assets, and below-market leases, which are included in accounts payable and accrued liabilities. The Company uses estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation techniques to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt is recorded at its fair value based on estimated market interest rates at the date of acquisition.

Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.

The Company’s acquired intangibles and their balance sheet classifications as of December 31, 2008 and 2007, are summarized as follows:

	December 31, 2008		December 31, 2007
		>		>

	Cost	Accumulated Amortization	Cost	Accumulated Amortization
		>		>
Other assets:
Above-market leases	$71,856	$(26,096)	$79,566	$(18,337)
In-place leases	76,948	(35,384)	98,315	(38,725)
Tenant relationships	56,803	(7,137)	49,796	(4,462)
Accounts payable and accrued liabilities:
Below-market leases	103,844	(49,709)	122,367	(42,751)

These intangible assets are related to specific tenant leases. Should a termination occur earlier than the date indicated in the lease, the related intangible assets or liabilities, if any, related to the lease are recorded as expense or income, as applicable. The total net amortization expense of the above acquired intangibles was $7,728, $4,327 and $6,570 in 2008, 2007 and 2006, respectively. The estimated total net amortization expense for the next five succeeding years is $7,012 in 2009, $6,860 in 2010, $5,939 in 2011, $5,720 in 2012 and $5,272 in 2013.

The weighted-average amortization period, in years, for each of these intangible assets as of December 31, 2008 is as follows:

Weighted-average Amortization Period
Above-market leases	10.6
In-place leases	8.3
Tenant relationships	20.3
Below-market leases	7.9
Total	17.1

Total interest expense capitalized was $18,457, $19,410 and $15,992 in 2008, 2007 and 2006, respectively.

Carrying Value of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when its estimated future undiscounted cash flows are less than its carrying value. If it is determined that impairment has occurred, the amount of the impairment charge is equal to the excess of the asset’s carrying value over its estimated fair value. The Company’s estimates of undiscounted cash flows expected to be generated by each property are based on a number of assumptions that are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates and costs to operate each property. As these factors are difficult to predict and are subject to future events that may alter the assumptions used, the future cash flows estimated in the Company’s impairment analyses may not be achieved.

During 2006, the Company recognized a loss of $274 on the sale of two community centers and a loss of $206 on the sale of land. The aggregate loss of $480 was recorded as a loss on impairment of real estate assets. There were no impairment losses on real estate assets during 2008 and 2007.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less as cash equivalents.

Restricted Cash

Restricted cash of $80,626 and $35,370 was included in other assets at December 31, 2008 and 2007, respectively. Restricted cash consists primarily of cash held in escrow accounts for debt service, insurance, real estate taxes, capital improvements and deferred maintenance as required by the terms of certain mortgage notes payable, as well as contributions from tenants to be used for future marketing activities. As of December 31, 2008, $47,729 of the Company’s restricted cash related to funds held in a trust account for certain construction costs to be incurred in conjunction with one of our development projects.

Allowance for Doubtful Accounts

The Company periodically performs a detailed review of amounts due from tenants to determine if accounts receivable balances are impaired based on factors affecting the collectibility of those balances. The Company’s estimate of the allowance for doubtful accounts requires management to exercise significant judgment about the timing, frequency and severity of collection losses, which affects the allowance and net income. The Company recorded a provision for doubtful accounts of $9.4 million and $1.5 million for the years ended December 31, 2008 and 2007, respectively. The Company recorded a benefit of $1.1 million during the year ended December 31, 2006 due to a decrease in the allowance for doubtful accounts.

Investments in Unconsolidated Affiliates

Initial investments in joint ventures that are in economic substance a capital contribution to the joint venture are recorded in an amount equal to the Company’s historical carryover basis in the real estate contributed. Initial investments in joint ventures that are in economic substance the sale of a portion of the Company’s interest in the real estate are accounted for as a contribution of real estate recorded in an amount equal to the Company’s historical carryover basis in the ownership percentage retained and as a sale of real estate with profit recognized to the extent of the other joint venturers’ interests in the joint venture. Profit recognition assumes the Company has no commitment to reinvest with respect to the percentage of the real estate sold and the accounting requirements of the full accrual method under Statement of Financial Accounting Standards (“SFAS”) No. 66, Accounting for Sales of Real Estate, are met.

The Company accounts for its investment in joint ventures where it owns a non-controlling interest or where it is not the primary beneficiary of a variable interest entity using the equity method of accounting. Under the equity method, the Company’s cost of investment is adjusted for its share of equity in the earnings of the unconsolidated affiliate and reduced by distributions received. Generally, distributions of cash flows from operations and capital events are first made to partners to pay cumulative unpaid preferences on unreturned capital balances and then to the partners in accordance with the terms of the joint venture agreements.

Any differences between the cost of the Company’s investment in an unconsolidated affiliate and its underlying equity as reflected in the unconsolidated affiliate’s financial statements generally result from costs of the Company’s investment that are not reflected on the unconsolidated affiliate’s financial statements, capitalized interest on its investment and the Company’s share of development and leasing fees that are paid by the unconsolidated affiliate to the Company for development and leasing services provided to the unconsolidated affiliate during any development periods. At December 31, 2008 and 2007, the net difference between the Company’s investment in unconsolidated affiliates and the underlying equity of unconsolidated affiliates was $1,435 and $1,126, respectively, which is generally amortized over a period of 40 years.

On a periodic basis, the Company assesses whether there are any indicators that the fair value of the Company's investments in unconsolidated joint ventures may be impaired. An investment is impaired only if the Company’s estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the fair value of the investment. The Company's estimates of fair value for each investment are based on a number of assumptions that are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates, and operating costs. As these factors are difficult to predict and are subject to future events that may alter the Company’s assumptions, the fair values estimated in the impairment analyses may not be realized. See Note 5 for further discussion.

Deferred Financing Costs

Net deferred financing costs of $14,527 and $14,989 were included in other assets at December 31, 2008 and 2007, respectively. Deferred financing costs include fees and costs incurred to obtain financing and are amortized on a straight-line basis to interest expense over the terms of the related notes payable. Amortization expense was $5,731, $4,188 and $4,178 in 2008, 2007 and 2006, respectively. Accumulated amortization was $13,725 and $11,719 as of December 31, 2008 and 2007, respectively.

Marketable Securities

Other assets include marketable securities consisting of corporate equity securities that are classified as available for sale. Unrealized gains and losses on available-for-sale securities that are deemed to be temporary in nature are recorded as a component of accumulated other comprehensive loss in redeemable noncontrolling interests, shareholders’ equity and noncontrolling interests. Realized gains and losses are included in other income. Gains or losses on securities sold are based on the specific identification method.

If a decline in the value of an investment is deemed to be other than temporary, the investment is written down to fair value and an impairment loss is recognized in the current period to the extent of the decline in value. In determining when a decline in fair value below cost of an investment in marketable securities is other than temporary, the following factors, among others, are evaluated:

•	The probability of recovery.
•	The Company’s ability and intent to retain the security for a sufficient period of time for it to recover.
•	The significance of the decline in value.
•	The time period during which there has been a significant decline in value.
•	Current and future business prospects and trends of earnings.
•	Relevant industry conditions and trends relative to their historical cycles.
•	Market conditions.

During 2008 and 2007, the Company recognized other-than-temporary impairments of certain marketable equity securities in the amount of $17,181 and $18,456, respectively, to write down the carrying value of the Company’s investments to their fair value.

The following is a summary of the equity securities held by the Company as of December 31, 2008 and 2007:

		Gross Unrealized
	Adjusted Cost	Gains	Losses	Fair Value

December 31, 2008	$4,207	$2	$-	$4,209
December 31, 2007	$21,388	$9	$(29)	$21,368

Interest Rate Hedging Instruments

The Company recognizes its derivative financial instruments in either Other Assets or Accrued Liabilities, as applicable, in the consolidated balance sheets and measures those instruments at fair value. The accounting for changes in the fair value (i.e., gain or loss) of a derivative depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. To qualify as a hedging instrument, a derivative must pass prescribed effectiveness tests, performed quarterly using both qualitative and quantitative methods. The Company had entered into derivative agreements as of December 31, 2008 and 2007 that qualified as hedging instruments and were designated, based upon the exposure being hedged, as cash flow hedges. The fair value of the cash flow hedges as of December 31, 2008 and 2007 was $(15,540) and $0, respectively. To the extent they are effective, changes in the fair values of cash flow hedges are reported in other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged item affects earnings. The ineffective portion of the hedge, if any, is recognized in current earnings during the period of change in fair value. The gain or loss on the termination of an effective cash flow hedge is reported in other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged item affects earnings. The Company recognized a loss of $61 in 2008 as a component of interest expense due to ineffectiveness on its designated hedging instruments. There was no ineffectiveness in 2007 and 2006. The Company also assesses the credit risk that the counterparty will not perform according to the terms of the contract.

Revenue Recognition

Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

The Company receives reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized when earned in accordance with the tenant lease agreements. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue when billed.

The Company receives management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue only to the extent of the third-party partners’ ownership interest. Development and leasing fees during the development period to the extent of the Company’s ownership interest are recorded as a reduction to the Company’s investment in the unconsolidated affiliate.

Gain on Sales of Real Estate Assets

Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer’s initial and continuing investment is adequate, the Company’s receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When the Company has an ownership interest in the buyer, gain is recognized to the extent of the third party partner’s ownership interest and the portion of the gain attributable to the Company’s ownership interest is deferred.

Income Taxes

The Company is qualified as a REIT under the provisions of the Code. To maintain qualification as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and meet certain other requirements.

As a REIT, the Company is generally not liable for federal corporate income taxes. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal and state income taxes on its taxable income at regular corporate tax rates. Even if the Company maintains its qualification as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed income. State tax expense was $5,541, $2,546 and $4,580 during 2008, 2007 and 2006, respectively. The increase in state taxes during 2008 is primarily attributable to tax law changes that were implemented in the state of Tennessee effective June 2007 and the states of Michigan and Texas effective January 2008.

The Company has also elected taxable REIT subsidiary status for some of its subsidiaries. This enables the Company to receive income and provide services that would otherwise be impermissible for REITs. For these entities, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if the Company believes all or some portion of the deferred tax asset may not be realized. An increase or decrease in the valuation allowance that results from the change in circumstances that causes a change in our judgment about the realizability of the related deferred tax asset is included in income or expense, as applicable. The Company recorded an income tax provision of $13,495, $8,390 and $5,902 in 2008, 2007 and 2006, respectively. The income tax provision in 2008, 2007 and 2006 consisted of a current income tax provision of $11,627, $9,099 and $5,751, respectively, and a deferred income tax provision (benefit) of $1,868, $(709) and $151, respectively.

The Company had a net deferred tax asset of $2,464 and $4,332 at December 31, 2008 and 2007, respectively. The net deferred tax asset at December 31, 2008 and 2007 is included in other assets and primarily consisted of operating expense accruals and differences between book and tax depreciation. As of December 31,

2008, the Company’s tax years that generally remain subject to examination by its major tax jurisdictions include 2004 and 2005.

Concentration of Credit Risk

The Company’s tenants include national, regional and local retailers. Financial instruments that subject the Company to concentrations of credit risk consist primarily of tenant receivables. The Company generally does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of tenants.

The Company derives a substantial portion of its rental income from various national and regional retail companies; however, no single tenant collectively accounted for more than 3.0% of the Company’s total revenues in 2008, 2007 or 2006.

Earnings Per Share

Effective January 1, 2009, the Company adopted FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. FSP EITF 03-6-1 requires that unvested share-based payment awards that contain nonforfeitable rights to dividends or their equivalent be treated as participating securities for purposes of inclusion in the computation of earnings per share (“EPS”) pursuant to the two-class method. Pursuant to the provisions of FSP EITF 03-6-1, all prior-period EPS data presented has been adjusted accordingly. The adoption of FSP EITF 03-6-1 did not have a material impact on the Company’s reported earnings per share.

In April 2009, the Company paid its quarterly dividend on the Company’s common stock for the quarter ended March 31, 2009 with a combination of cash and shares of the Company’s common stock. The Company issued 4,754,355 shares of its common stock in connection with the dividend, which resulted in an increase of 7.2% in the number of shares outstanding. The Company elected to treat the issuance of its common stock as a stock dividend for per share purposes. Therefore, all share and per share information related to earnings per share for each period presented has been increased proportionately to reflect the additional common stock issued.

Basic earnings per share (“EPS”) is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS assumes the issuance of common stock for all potential dilutive common shares outstanding. The limited partners’ rights to convert their noncontrolling interest in the Operating Partnership into shares of common stock are not dilutive (see Note 8). The following summarizes the impact of potential dilutive common shares on the denominator used to compute earnings per share:

	Year Ended December 31,
	2008	2007	2006
Weighted average shares outstanding	66,005	65,323	63,885
Effect of participating, nonvested stock awards	308	371	444
Effect of stock dividend	4,747	4,703	4,606
Denominator – basic earnings per share	71,060	70,397	68,935
Dilutive effect of:
Stock dividend	8	35	171
Stock options	69	456	1,189
Deemed shares related to deferred compensation arrangements	35	40	57
Denominator – diluted earnings per share	71,172	70,928	70,352

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in redeemable noncontrolling interests and total equity during the period, except those resulting from investments by shareholders and partners, distributions to shareholders and partners and redemption valuation adjustments. Other comprehensive income (loss) includes unrealized gains (losses) on available-for-sale securities, interest rate hedge agreements and foreign currency translation adjustments.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Accounting Pronouncements to be Adopted in Future Reporting Periods

Effective January 1, 2009, the Company adopted the provisions of FASB Staff Position (“FSP”) Financial Accounting Standard (“FAS”) 133-1 and FASB Interpretation (“FIN”) 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No 161. FSP FAS 133-1 and FIN 45-4 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to require disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument. It also amends FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to require an additional disclosure regarding the current status of the payment/performance risk of a guarantee. Further, it clarifies the effective date of SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, for those entities with non-calendar fiscal year-ends. The provisions of FSP FAS 133-1 and FIN 45-4 that amend SFAS No. 133 and FIN 45 are effective for financial statements issued for fiscal years and interim periods ending after November 15, 2008, with early application encouraged. The Company has concluded that there will be no impact on the Company’s consolidated balance sheets and statements of operations upon the adoption of FSP FAS 133-1 and FIN 45-4.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the source of accounting principles and the order in which to select the principles to be used in the preparation of financial statements presented in accordance with GAAP in the United States. The FASB concluded that the GAAP hierarchy should reside in the accounting literature because reporting entities are responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS No. 162 is effective sixty days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board Amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The adoption of SFAS No. 162 is not expected to have an impact on the Company’s consolidated financial statements.

Effective January 1, 2009, the Company adopted the provisions of SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 improves financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. SFAS No. 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format and provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. It also requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company has concluded that there will be no impact on the Company’s consolidated balance sheets and statements of operations upon the adoption of SFAS No. 161.

Effective January 1, 2009, the Company adopted the provisions of SFAS No. 141(R), Business Combinations, which changes certain aspects of current business combination accounting. SFAS No. 141(R) requires, among other things, that entities generally recognize 100 percent of the fair values of assets acquired, liabilities assumed and noncontrolling interests in acquisitions of less than a 100 percent controlling interest when the acquisition constitutes a change in control of the acquired entity. Shares issued as consideration for a business combination are to be measured at fair value on the acquisition date and contingent consideration arrangements are to be recognized at their fair values on the date of acquisition, with subsequent changes in fair value generally reflected in earnings. Pre-acquisition gain and loss contingencies generally are to be recognized at their fair values on the acquisition date and any acquisition-related transaction costs are to be expensed as incurred. SFAS No. 141(R) is effective for business combination transactions for which the acquisition date is in a fiscal year beginning on or after December 15, 2008. The provisions of SFAS No. 141(R) did not have an impact on the Company’s consolidated financial statements upon adoption.

NOTE 3. ACQUISITIONS

The Company includes the results of operations of real estate assets acquired in the consolidated statements of operations from the date of the related acquisition.

2008 Acquisitions

Effective February 1, 2008, the Company entered into a 50/50 joint venture, CBL-TRS Joint Venture II, LLC, affiliated with CBL-TRS Joint Venture, LLC, a 50/50 joint venture entered into by the Company on November 30, 2007 (collectively, “the CBL-TRS joint ventures”), both of which are joint venture partnerships with Teachers’ Retirement System of the State of Illinois (“TRS”). During the first quarter of 2008, the CBL-TRS joint ventures acquired Renaissance Center, located in Durham, NC, for $89,639 and an anchor parcel at Friendly Center, located in Greensboro, NC, for $5,000, to complete the joint ventures’ acquisitions from the Starmount Company or its affiliates (the “Starmount Company”). The aggregate purchase price consisted of $58,121 in cash and the assumption of $36,518 of non-recourse debt that bears interest at a fixed rate of 5.61% and matures in July 2016.

2007 Acquisitions

Westfield Acquisition

The Company closed on two separate transactions with the Westfield Group (“Westfield”) on October 16, 2007, involving four malls located in the St. Louis, MO area. In the first transaction, Westfield contributed three malls to CW Joint Venture, LLC, a Company-controlled entity (“CWJV”), and the Company contributed six malls and three associated centers. Because the terms of CWJV provide for the Company to control CWJV and to receive all of CWJV’s net cash flows after payment of operating expenses, debt service payments, and perpetual preferred joint venture unit distributions, described below, the Company has accounted for the three malls contributed by Westfield as an acquisition. In the second transaction, the Company directly acquired the fourth mall from Westfield.

The purchase price of the three malls contributed to CWJV by Westfield plus the mall that was directly acquired by the Company was $1,035,325. The total purchase price consisted of $164,055 of cash, including transaction costs, the assumption of $458,182 of non-recourse debt that bears interest at a weighted-average fixed interest rate of 5.73% and matures at various dates from July 2011 to September 2016, and the issuance of $404,113 of perpetual preferred joint venture units (“PJV units”) of CWJV, which is net of a reduction for working capital adjustments of $8,975. The Company recorded a total net discount of $4,045, computed using a weighted-average interest rate of 5.78%, since the debt assumed was at a weighted-average below-market interest rate compared to similar debt instruments at the date of acquisition.

In November 2007, Westfield contributed a vacant anchor location at one of the malls to CWJV in exchange for $12,000 of additional PJV units. The Company has also accounted for this transaction as an acquisition.

The PJV units of CWJV pay an annual preferred distribution at a rate of 5.0%. Subsequent to October 16, 2008, Westfield has the right to have all or a portion of the PJV units redeemed by CWJV for, at Westfield’s election, cash or property. The Company will have the right, but not the obligation, to purchase the PJV units after October 16, 2012 at their liquidation value, plus accrued and unpaid distributions. On the earliest to occur of June 30, 2013, immediately prior to the redemption of the PJV units, or immediately prior to the liquidation of CWJV or Westfield’s PJV units in CWJV, Westfield’s capital account may be increased by a capital contribution adjustment amount (“CCAA”). The CCAA represents the excess, if any, of the fair value of a share of the Company’s common stock on the above-specified date less $32.00 multiplied by 2.6 million shares. However, in no event shall the CCAA be greater than $26,000. The Company accounts for this contingency using the method prescribed for earnings or other performance measure contingencies. As such, should the CCAA provision result in additional consideration to Westfield, the Company will record the current fair value of the consideration issued as a purchase price adjustment at the time the consideration is paid or payable.

The Company is responsible for management and leasing of CWJV’s properties and owns all of the common units of CWJV, entitling it to receive 100% of CWJV’s cash flow after operating expenses, debt service payments and PJV unit distributions. Westfield’s preferred interest in CWJV is included in redeemable noncontrolling preferred joint venture interests in the consolidated balance sheet.

Other Acquisitions

On November 30, 2007, the Company acquired a portfolio of eight community centers located in Greensboro and High Point, NC, and twelve office buildings located in Greensboro and Raleigh, NC and Newport News, VA from the Starmount Company for a total cash purchase price of $183,928.

The Company also entered into a 50/50 joint venture that purchased a portfolio of additional retail and office buildings in North Carolina from the Starmount Company on November 30, 2007. See Note 5 for additional information.

The results of operations of the acquired properties from Westfield and the Starmount Company have been included in the consolidated financial statements since their respective dates of acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the respective acquisition dates during the year ended December 31, 2007:

Land	$99,609
Buildings and improvements	1,098,404
Above—market leases	39,572
In—place leases	31,745
Total assets	1,269,330
Mortgage notes payable assumed	(458,182)
Net discount on mortgage notes payable assumed	4,045
Below—market leases	(42,122)
Net assets acquired	$773,071

The following unaudited pro forma financial information is for the year ended December 31, 2007. It presents the results of the Company as if each of the 2007 acquisitions had occurred at the beginning of that year. However, the unaudited pro forma financial information does not represent what the consolidated results of operations or financial condition actually would have been if the acquisitions had occurred at the beginning of 2007. The pro forma financial information also does not project the consolidated results of operations for any future period. The pro forma results for the year ended December 31, 2007 are as follows:

2007
Total revenues	$1,129,089
Total expenses	(682,392)
Income from operations	$446,697
Income from continuing operations	$206,182
Net income available to common shareholders	$125,499
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$1.72
Net income available to common shareholders	$1.78
Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$1.71
Net income available to common shareholders	$1.77

2006 Acquisitions

The Company did not complete any acquisitions in 2006.

NOTE 4. DISCONTINUED OPERATIONS

During 2008, we completed the sale of seven community centers and two office properties, along with a parcel adjacent to one of the office properties, for an aggregate sales price of $67,098 and recognized gains of $3,814 and a deferred gain of $281 related to these sales, as follows:

In June 2008, the Company sold Chicopee Marketplace III in Chicopee, MA to a third party for a sales price of $7,523 and recognized a gain on the sale of $1,560. The results of operations of this property have been reclassified to discontinued operations for the years ended December 31, 2008 and 2007.

As of March 31, 2008, the Company determined that 19 of the community center and office properties originally acquired during the fourth quarter of 2007 from the Starmount Company met the criteria to be classified as held-for-sale. In conjunction with their classification as held-for-sale, the results of operations from the properties were reclassified to discontinued operations.

In April 2008, the Company completed the sale of five of the community centers located in Greensboro, NC to three separate buyers for an aggregate sales price of $24,325. In June 2008, the Company completed the sale of one of the office properties for $1,200. The Company completed the sale of an additional community center located in Greensboro, NC in August 2008 for $19,500. In December 2008, we completed the sale of an additional office property and adjacent, vacant development land located in Greensboro, NC for $14,550. We recorded gains of $2,254 and a deferred gain of $281 during the year ended December 31, 2008 attributable to these sales. Proceeds received from the dispositions were used to retire a portion of the outstanding balance on the unsecured term facility that was obtained to purchase these properties.

As of December 31, 2008, the Company determined that the properties that had not been sold during the year no longer met the held-for-sale criteria due to the improbability of additional sales related to the depressed real estate market and reclassified the results of operations from the properties to continuing operations for all periods presented, as applicable.

During August 2007, the Company sold Twin Peaks Mall in Longmont, CO to a third party for an aggregate sales price of $33,600 and recognized a gain on the sale of $3,971. During December 2007, the Company sold The Shops at Pineda Ridge in Melbourne, FL to a third party for an aggregate sales price of $8,500 and recognized a gain on the sale of $2,294.

During May 2006, the Company sold three community centers for an aggregate sales price of $42,280 and recognized a gain of $7,215. The Company also sold two community centers in May 2006 for an aggregate sales price of $63,000 and recognized a loss on impairment of real estate assets of $274. All five of these community centers were sold to Galileo America LLC (“Galileo America”) in connection with a put right the Company had previously entered into with Galileo America. The Company, as tenant, entered into separate master lease agreements with Galileo America, as landlord, covering a total of three spaces in the properties sold to Galileo America. Under each master lease agreement, the Company is obligated to pay Galileo America an agreed-upon minimum annual rent, plus a pro rata share of common area maintenance expenses and real estate taxes, for each designated space for a term of two years from the closing date. The Company had a liability of $0 and $56 at December 31, 2008 and 2007, respectively, for the amounts to be paid over the remaining terms of the master lease obligations.

Total revenues of the centers described above that are included in discontinued operations were $4,416, $5,534 and $11,322 in 2008, 2007 and 2006, respectively. All periods presented have been adjusted to reflect the operations of the centers described above as discontinued operations.

NOTE 5. JOINT VENTURES AND OTHER PARTIALLY OWNED INVESTMENTS

Unconsolidated Affiliates

At December 31, 2008, the Company had investments in the following 23 entities, which are accounted for using the equity method of accounting:

Joint Venture	Property Name	Company’s Interest
CBL Brazil	Plaza Macaé	60.0%
CBL Macapa	Macapa Shopping	60.0%
CBL-TRS Joint Venture, LLC	Friendly Center, The Shops at Friendly Center and a portfolio of six office buildings	50.0%
CBL-TRS Joint Venture II, LLC	Renaissance Center	50.0%
Governor’s Square IB	Governor’s Plaza	50.0%
Governor’s Square Company	Governor’s Square	47.5%
High Pointe Commons, LP	High Pointe Commons	50.0%
Imperial Valley Mall L.P.	Imperial Valley Mall	60.0%
Imperial Valley Peripheral L.P.	Imperial Valley Mall (vacant land)	60.0%
JG Gulf Coast Town Center	Gulf Coast Town Center	50.0%
Kentucky Oaks Mall Company	Kentucky Oaks Mall	50.0%
Mall of South Carolina L.P.	Coastal Grand—Myrtle Beach	50.0%
Mall of South Carolina Outparcel L.P.	Coastal Grand—Myrtle Beach (vacant land)	50.0%
Mall Shopping Center Company	Plaza del Sol	50.6%
Parkway Place L.P.	Parkway Place	50.0%
Port Orange I, LLC	The Pavilion at Port Orange	50.0%
Port Orange II, LLC	The Landing	50.0%
TENCO-CBL Servicos Imobiliarios S.A.	Brazilian property management services company	50.0%
Triangle Town Member LLC	Triangle Town Center, Triangle Town Commons and Triangle Town Place	50.0%
Village at Orchard Hills, LLC	The Village at Orchard Hills	50.0%
West Melbourne I, LLC	Hammock Landing Phase I	50.0%
West Melbourne II, LLC	Hammock Landing Phase II	50.0%
York Town Center, LP	York Town Center	50.0%

Condensed combined financial statement information of these unconsolidated affiliates is presented as follows:

	December 31,
	2008	2007
ASSETS:
Investment in real estate assets	$1,265,236	$1,128,515
Less accumulated depreciation	(160,007)	(116,430)
	1,105,229	1,012,085
Construction in progress	159,213	7,983
Net investment in real estate assets	1,264,442	1,020,068
Other assets	95,428	86,367
Total assets	$1,359,870	$1,106,435
LIABILITIES:
Mortgage and other notes payable	$1,014,622	$875,387
Other liabilities	47,751	36,376
Total liabilities	1,062,373	911,763
OWNERS’ EQUITY:
The Company	189,830	126,071
Other investors	107,667	68,601
Total owners’ equity	297,497	194,672
Total liabilities and owners’ equity	$1,359,870	$1,106,435

	Year Ended December 31,
	2008	2007	2006
Total revenues	$159,620	$105,256	$94,785
Depreciation and amortization	(56,312)	(31,177)	(26,488)
Other operating expenses	(52,045)	(32,579)	(28,514)
Income from operations	51,263	41,500	39,783
Interest income	295	283	176
Interest expense	(54,346)	(36,850)	(34,731)
Loss on impairment of marketable securities	(189)	—	—
Gain on sales of real estate assets	5,723	3,118	5,244
Net income	$2,746	$8,051	$10,472

Debt on these properties is non-recourse, excluding Parkway Place, West Melbourne and Port Orange. See Note 14 for a description of guarantees the Company has issued related to certain unconsolidated affiliates.

CBL Macapa

In September 2008, the Company entered into a condominium partnership agreement with several individual investors, to acquire a 60% interest in a new retail development in Macapa, Brazil. As of December 31, 2008, the Company had incurred total funding of $233. Cash flows will be distributed on a pari passu basis among the partners. See Note 19 for information related to the divestment of this partnership subsequent to December 31, 2008.

TENCO-CBL Servicos Imobiliarios S.A.

In April 2008, the Company entered into a 50/50 joint venture, TENCO-CBL Servicos Imobiliarios S.A. (“TENCO-CBL”), with TENCO Realty S.A. to form a property management services organization in Brazil. The

Company obtained its 50% interest in the joint venture by immediately contributing cash of $2,000, and agreeing to contribute, as part of the purchase price, any future dividends up to $1,000. TENCO Realty S.A. will be responsible for managing the joint venture. Net cash flow and income (loss) will be allocated 50/50 to TENCO Realty S.A. and the Company. See Note 19 for information related to the divestment of this partnership subsequent to December 31, 2008.

West Melbourne

Effective January 30, 2008, the Company entered into two 50/50 joint ventures, West Melbourne I, LLC and West Melbourne II, LLC, with certain affiliates of Benchmark Development (“Benchmark”) to develop Hammock Landing, an open-air shopping center in West Melbourne, Florida that will be developed in two phases. The Company obtained its 50% interests in the joint ventures by contributing cash of $9,685. The Company will develop and manage Hammock Landing. Under the terms of the joint venture agreement, any additional capital contributions are to be funded on a 50/50 basis. Likewise, the joint ventures’ net cash flows and income (loss) will be allocated 50/50 to Benchmark and the Company. On August 13, 2008, the joint venture obtained a construction loan with an initial capacity of $67,000 and a land loan in the amount of $3,640 of which $31,177 and $3,640, respectively, was outstanding as of December 31, 2008. The construction loan matures in August 2010, bears interest at the London Interbank Offered Rate (“LIBOR”) plus 2% and has two one-year extension options, which are at the Company’s election, for an outside maturity date of August 2012. The land loan matures in August 2010, bears interest at LIBOR plus 2% and has a one-year extension option, which is at the Company’s election, for an outside maturity date of August 2011.

Port Orange

Effective January 30, 2008, the Company entered into two 50/50 joint ventures, Port Orange I, LLC and Port Orange II, LLC, with Benchmark to develop The Pavilion at Port Orange (the “Pavilion”), an open-air shopping center in Port Orange, Florida that will be developed in two phases. The Company obtained its 50% interests in the joint ventures by contributing cash of $13,812. The Company will develop and manage the Pavilion. Under the terms of the joint venture agreement, any additional capital contributions are to be funded on a 50/50 basis. Likewise, the joint ventures’ net cash flows and income (loss) will be allocated 50/50 to Benchmark and the Company. On June 30, 2008, the joint venture obtained a construction loan with a capacity of $112,000 and a land loan in the amount of $8,300 of which $33,384 and $8,300, respectively, was outstanding as of December 31, 2008. The construction loan matures in June 2011, bears interest at LIBOR plus 1.25% and has two one-year extension options, which are at the Company’s election, for an outside maturity date of June 2013. The land loan matures in June 2011, bears interest at LIBOR plus 1.25% and has a one-year extension option, which is at the Company’s election, for an outside maturity date of June 2012.

CBL-TRS Joint Ventures

Effective November 30, 2007, the Company entered into a 50/50 joint venture, CBL-TRS Joint Venture, LLC (“CBL-TRS”), with TRS. CBL-TRS acquired a portfolio of retail and office buildings in North Carolina including Friendly Center and The Shops at Friendly Center in Greensboro and six office buildings located adjacent to Friendly Center. The portfolio was acquired from the Starmount Company. The total purchase price paid by CBL-TRS was $260,679, which consisted of $216,146 in cash, including transaction costs, and the assumption of $44,533 of non-recourse debt at a fixed interest rate of 5.90% that matures in January 2017.

The Company and TRS each contributed cash of $58,045 to CBL-TRS. The Company also made a short-term loan of $100,000 to CBL-TRS that was repaid through financing obtained independently by CBL-TRS. On April 5, 2008, CBL-TRS obtained a $100,000 non-recourse loan with a fixed interest rate of 5.33% and matures on April 5, 2013.

Effective February 1, 2008, the Company entered into a second 50/50 joint venture, CBL-TRS Joint Venture II, LLC (“CBL-TRS II”), with TRS. During the first quarter of 2008, CBL-TRS II acquired Renaissance Center, located in Durham, NC, for $89,639 and an anchor parcel at Friendly Center, located in Greensboro, NC, for $5,000, to complete the CBL-TRS joint ventures’ acquisitions from the Starmount Company. The aggregate purchase price consisted of $58,121 in cash and the assumption of $36,518 of non-recourse debt that bears interest at a fixed rate of 5.61% and matures in July 2016. The Company and TRS each contributed cash of $29,089. On April 5, 2008, CBL-TRS II obtained a $15,000 non-recourse loan with a fixed interest rate of 5.33% and matures on April 5, 2013.

Under the terms of the joint venture agreements, neither member is required to make additional capital contributions, except as specifically stated in the agreement governing the joint venture. The CBL-TRS joint ventures’ profits and distributions of cash flows are allocated 50/50 to TRS and the Company.

CBL Brazil

In October 2007, the Company entered into a condominium partnership agreement with several individual investors and a former land owner to acquire a 60% interest in a new retail development in Macaé, Brazil. The retail center opened in September 2008. At December 31, 2008, the Company had incurred total funding of $18,510. TENCO-CBL developed and manages the center. Cash flows will be distributed on a pari passu basis among the partners.

Galileo America Joint Venture

In 2003, the Company formed Galileo America, a joint venture with Galileo America, Inc., the U.S. affiliate of Australia-based Galileo America Shopping Trust, to invest in community centers throughout the United States. In 2005, the Company transferred all of its ownership interest in the joint venture to Galileo America. In conjunction with this transfer, the Company sold its management and advisory contracts with Galileo America to New Plan Excel Realty Trust, Inc. (“New Plan”). New Plan retained the Company to manage nine properties that Galileo America had recently acquired from a third party for a term of 17 years beginning on August 10, 2008 and agreed to pay the Company a management fee of $1,000 per year. Subsequent to the date of this agreement, New Plan was acquired by an affiliate of Centro Properties Group (“Centro”). In October 2007, the Company received notification that Centro had determined to exercise its right to terminate the management agreement by paying the Company a termination fee, payable on August 10, 2008. Due to uncertainty regarding the collectibility of the fee, the Company did not recognize the fee as income at that time. In August 2008, the Company received the termination fee of $8,000, including the final installment of an annual advisory fee of $1,000, which has been recorded as management fee income in the accompanying consolidated statement of operations for the year ended December 31, 2008.

Variable Interest Entities

In August 2007, the Company entered into a joint venture agreement with a third party to develop and operate Statesboro Crossing, an open-air shopping center in Statesboro, GA. The Company holds a 50% ownership interest in the joint venture. The Company determined that its investment represents a variable interest in a variable interest entity and that the Company is the primary beneficiary since it is required to fund all of the equity portion of the development costs. The Company earns a preferred return on its investment until it has been returned. As a result, the joint venture is presented in the accompanying financial statements as of December 31, 2008 and 2007 on a consolidated basis, with any interests of the third party reflected as noncontrolling interest. At December 31, 2008 and 2007, this joint venture had total assets of $21,644 and $4,921, respectively, and a mortgage note payable of $15,549 as of December 31, 2008.

In May 2007, the Company entered into a joint venture, Village at Orchard Hills, LLC, with certain third parties to develop and operate The Village at Orchard Hills, a lifestyle center in Grand Rapids Township, MI. The Company holds a 50% ownership interest in the joint venture. The Company determined that its investment represented a variable interest in a variable interest entity and that the Company was the primary beneficiary. As a result, the joint venture was presented in the accompanying financial statements as of December 31, 2007 on a consolidated basis, with the interests of the third parties reflected as noncontrolling interest. During the second quarter of 2008, the Company reconsidered whether this entity was a variable interest entity and determined that it was not. As a result, the Company ceased consolidating this variable interest entity and began accounting for it as an unconsolidated affiliate using the equity method of accounting during the second quarter of 2008. During the fourth quarter of 2008, the Company suspended the development of this property. As a result, the Company has written down its investment in this joint venture to its net realizable value. At December 31, 2008 and 2007, the Company had a total investment in this project of $700 and $3,000, respectively.

In March 2007, the Company entered into a joint venture agreement with a third party to develop and operate Settlers Ridge, an open-air shopping center in Robinson Township, PA. The Company holds a 60% ownership interest in the joint venture. The Company determined that its investment represents a variable interest in a variable interest entity and that the Company is the primary beneficiary since it is required to fund all of the equity portion of the development costs. The Company earns a preferred return on its investment until it has been returned. The joint venture is presented in the accompanying financial statements on a consolidated basis, with any interests of the third party reflected as noncontrolling interest. At December 31, 2008 and 2007, this joint venture had total assets of $50,042 and $31,549, respectively, and a mortgage note payable of $15,269 and $3,194, respectively.

The Company has a 10% ownership interest and is the primary beneficiary in a joint venture that owns and operates Willowbrook Plaza in Houston, TX, Massard Crossing in Ft. Smith, AR and Pemberton Plaza in Vicksburg, MS. At December 31, 2008 and 2007, this joint venture had total assets of $63,249 and $53,727, respectively, and a mortgage note payable of $36,017 and $36,535, respectively.

In April 2005, the Company formed JG Gulf Coast Town Center LLC, a joint venture with Jacobs to develop Gulf Coast Town Center in Lee County (Ft. Myers/Naples), Florida. Under the terms of the joint venture agreement, the Company initially contributed $40,335 for a 50% interest in the joint venture, the proceeds of which were used to refund the aggregate acquisition and development costs incurred with respect to the project that were previously paid by Jacobs. The Company must also provide any additional equity necessary to fund the development of the property, as well as to fund up to an aggregate of $30,000 of operating deficits of the joint venture. The Company receives a preferred return of 11% on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company’s invested capital, share equally with Jacobs in the joint venture’s profits.

In 2007, JG Gulf Coast Town Center obtained a non-recourse mortgage note payable of $190,800, the proceeds of which were used to retire the outstanding borrowings of $143,023 on the construction loan that funded the construction of the property. The net proceeds of $47,777 were first distributed to CBL to the extent of its unreturned capital advances plus accrued and unpaid preferred returns, and then pro rata to the Company and Jacobs.

As of December 31, 2006, the Company determined that this joint venture was a variable interest entity in which it was the primary beneficiary in accordance with FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities and consolidated the joint venture. During the fourth quarter of 2007, the Company reconsidered whether or not this entity was a variable interest entity and determined that it was not. As a result, the Company ceased consolidating this variable interest entity and began accounting for it as an unconsolidated affiliate using the equity method of accounting during the fourth quarter of 2007.

In October 2006, the Company entered into a loan agreement with a third party under which the Company would loan the third party up to $18,000 to fund land acquisition costs and certain predevelopment expenses for the purpose of developing a shopping center. The loan agreement provided that the Company could convert the loan to a 50% ownership interest in the third party at anytime. The Company determined that its loan to the third party represented a variable interest in a variable interest entity and that the Company was the primary beneficiary. As a result, the Company consolidated this entity. During the first quarter of 2008, the Company agreed to receive title to the underlying land as full payment of the $18,000 loan. The transaction had no impact on the Company’s consolidated financial statements.

In October 2006, the Company entered into a loan agreement with a third party under which the Company would loan the third party up to $7,300 to fund land acquisition costs and certain predevelopment expenses for the purpose of developing a shopping center. The loan agreement provides that, in certain circumstances, the Company may convert the loan to a 25% ownership interest in the third party. As of December 31, 2006, the Company determined that its loan to the third party was a variable interest in a variable interest entity and that the Company was the primary beneficiary. As a result, the Company consolidated this entity as of December 31, 2006. During 2007, the Company reconsidered its status as the primary beneficiary of this variable interest entity and determined that it no longer was the primary beneficiary. Therefore, the Company ceased consolidating this variable interest entity and has recorded the loan as a mortgage note receivable. The loan bears interest at 9.0% and was scheduled to mature on October 31, 2008. This receivable is currently being renegotiated and it is anticipated that the Company will obtain ownership of the land securing the note and will ground lease the land to the current mortgagee.

Cost Method Investments

In February 2007, the Company acquired a 6.2% investment interest in subsidiaries of Jinsheng Group (“Jinsheng”), an established mall operating and real estate development company located in Nanjing, China, for $10,125. As of December 31, 2007, Jinsheng owns controlling interests in four home decor shopping malls and two general retail shopping centers.

Jinsheng also issued to the Company a secured convertible promissory note in exchange for cash of $4,875. The note is secured by 16,565,534 Series 2 Ordinary Shares of Jinsheng. The secured note is non-interest bearing and matures upon the earlier to occur of (i) January 22, 2012, (ii) the closing of the sale, transfer or other disposition of substantially all of Jinsheng’s assets, (iii) the closing of a merger or consolidation of Jinsheng or (iv) an event of default, as defined in the secured note. In lieu of the Company’s right to demand payment on the maturity date, at any time commencing upon the earlier to occur of January 22, 2010 or the occurrence of a Final Trigger Event, as defined in the secured note, the Company may, at its sole option, convert the outstanding amount of the secured note into 16,565,534 Series A-2 Preferred Shares of Jinsheng (which equates to a 2.275% ownership interest).

Jinsheng also granted the Company a warrant to acquire 5,461,165 Series A-3 Preferred Shares for $1,875. The warrant expires upon the earlier of January 22, 2010 or the date that Jinsheng distributes, as a dividend, shares of Jinsheng’s successor should Jinsheng complete an initial public offering.

The Company accounts for its investment interest in Jinsheng using the cost method because the Company does not exercise significant influence over Jinsheng and there is no readily determinable market value of Jinsheng’s shares since they are not publicly traded. The Company recorded the secured note at its estimated fair value of $4,513, which reflects a discount of $362 due to the fact that it is non-interest bearing. The discount is amortized to interest income over the term of the secured note using the effective interest method. The investment interest and the secured note are reflected as investment in unconsolidated affiliates in the accompanying consolidated balance sheet. The Company recorded the warrant at its estimated fair value of $362, which is included in other assets in the accompanying consolidated balance sheet. There have been no significant changes to the fair values of the secured note and warrant.

During the first quarter of 2008, the Company became aware that a lender to Jinsheng had declared an event of default under its loan, claiming that the loan proceeds had been improperly advanced to a related party entity owned by Jinsheng's founder. As a result, the lender sought to exercise its rights to register ownership of 100% of the shares of Jinsheng that were pledged as collateral for the loan. The loan was repaid in full, including interest, penalty and other charges, during the second quarter of 2008 and the pledged shares were released by the lender. The Company and its fellow investor subsequently negotiated with Jinsheng’s founder and implemented a restructuring plan during the fourth quarter of 2008 that included, among other things, the settlement of a significant portion of the related party receivable primarily through the contribution to Jinsheng of certain commercial and residential properties. As of December 31, 2008, the Company has determined that its investment in Jinsheng is not impaired.

NOTE 6. MORTGAGE AND OTHER NOTES PAYABLE

Mortgage and other notes payable consisted of the following:

	December 31, 2008		December 31, 2007
	Amount	Weighted Average Interest Rate (1)	Amount	Weighted Average Interest Rate (1)
Fixed-rate debt:
Non-recourse loans on operating properties	$4,208,347	6.13%	$4,293,515	5.93%
Secured line of credit (2)	400,000	4.45%	250,000	4.51%
Total fixed-rate debt	4,608,347	5.99%	4,543,515	5.85%
Variable-rate debt:
Recourse term loans on operating properties	262,946	2.49%	81,767	6.15%
Unsecured line of credit	522,500	1.92%	490,232	5.98%
Secured lines of credit	149,050	1.45%	326,000	5.71%
Unsecured term facilities	437,494	1.88%	348,800	5.95%
Construction loans	115,339	1.74%	79,004	6.20%
Total variable-rate debt	1,487,329	1.95%	1,325,803	5.93%
Total	$6,095,676	5.01%	$5,869,318	5.87%

(1)	Weighted average interest rate including the effect of debt premiums (discounts), but excluding the amortization of deferred financing costs.
(2)

The Company has entered into interest rate swaps on notional amounts totaling $400,000 and $250,000 as of December 31, 2008 and 2007, respectively, related to its largest secured line of credit to effectively fix the interest rate on that portion of the line of credit. Therefore, this amount is currently reflected in fixed-rate debt.

Non-recourse and recourse term loans include loans that are secured by properties owned by the Company that have a net carrying value of $6,370,927 at December 31, 2008.

Unsecured Line of Credit

The Company has an unsecured line of credit with total availability of $560,000 that bears interest at LIBOR plus a margin of 0.75% to 1.20% based on the Company’s leverage ratio, as defined in the agreement to the facility. Additionally, the Company pays an annual fee of 0.1% of the amount of total availability under the unsecured line of credit. The line of credit matures in August 2009 and has two one-year extension options, which are at the Company’s election, for an outside maturity date of August 2011. At December 31, 2008, the outstanding borrowings of $522,500 under the unsecured line of credit had a weighted average interest rate of 1.92%.

Unsecured Term Facilities

In April 2008, the Company entered into a new unsecured term facility with total availability of $228,000 that bears interest at LIBOR plus a margin of 1.50% to 1.80% based on the Company’s leverage ratio, as defined in the agreement to the facility. At December 31, 2008, the outstanding borrowings of $228,000 under the unsecured term facility had a weighted average interest rate of 2.11%. The agreement to the facility contains default provisions customary for transactions of this nature and also contains cross-default provisions for defaults of the Company’s $560,000 unsecured line of credit, the $524,850 secured line of credit and the unsecured term facility with a balance of $209,494 as of December 31, 2008 that was used for the acquisition of certain properties from the Starmount Company or its affiliates. The facility matures in April 2011 and has two one-year extension options, which are at the Company’s election, for an outside maturity date of April 2013. The facility was used to pay down outstanding balances on the Company’s unsecured line of credit.

The Company has an unsecured term facility that was obtained for the exclusive purpose of acquiring certain properties from the Starmount Company or its affiliates. At December 31, 2008, the outstanding borrowings of $209,494 under this facility had a weighted average interest rate of 1.63%. The Company completed its acquisition of the properties in February 2008 and, as a result, no further draws can be made against the facility. The unsecured term facility bears interest at LIBOR plus a margin of 0.95% to 1.40% based on the Company’s leverage ratio, as defined in the agreement to the facility. Net proceeds from a sale, or the Company’s share of excess proceeds from any refinancings, of any of the properties originally purchased with borrowings from this unsecured term facility must be used to pay down any remaining outstanding balance. The agreement to the facility contains default provisions customary for transactions of this nature and also contains cross-default provisions for defaults of the Company’s $560,000 unsecured line of credit, $524,850 secured line of credit and $228,000 unsecured term facility. The facility matures in November 2010 and has two one-year extension options, which are at the Company’s election, for an outside maturity date of November 2012.

Secured Lines of Credit

The Company has four secured lines of credit that are used for construction, acquisition and working capital purposes, as well as issuances of letters of credit. Each of these lines is secured by mortgages on certain of the Company’s operating properties. Borrowings under the secured lines of credit bear interest at LIBOR plus a margin ranging from 0.80% to 0.95% and had a weighted average interest rate of 3.64% at December 31, 2008. The Company also pays a fee based on the amount of unused availability under its largest secured line of credit at a rate of 0.125% of unused availability. The following summarizes certain information about the secured lines of credit as of December 31, 2008:

Total Available	Total Outstanding	Maturity Date
$524,850	$524,850	February 2009*
105,000	—	June 2010
20,000	20,000	March 2010
17,200	4,200	April 2010
$667,050	$549,050

*The facility has one, one-year extension option, which was was exercised in February 2009 for an extended maturity date of February 2010.

The secured lines of credit are collateralized by 23 of the Company’s properties, which had an aggregate net carrying value of $525,291 at December 31, 2008.

Fixed-Rate Debt

As of December 31, 2008, fixed-rate operating loans bear interest at stated rates ranging from 4.55% to 8.69%. Outstanding borrowings under fixed-rate loans include net unamortized debt premiums of $15,018 that were recorded when the Company assumed debt to acquire real estate assets that was at a net above-market interest rate compared to similar debt instruments at the date of acquisition. Fixed-rate loans generally provide for monthly payments of principal and/or interest and mature at various dates from February 2009 through October 2018, with a weighted average maturity of 4.9 years.

During the fourth quarter of 2008, the Company obtained a loan totaling $40,000 secured by Meridian Mall in Lansing, MI that matures in November 2010. While the loan bears interest at LIBOR plus a margin of 3.00%, the Company has entered into a $40,000 pay fixed/receive variable swap to effectively fix the interest rate at 5.175%. The property had a previous loan of $84,588 that was repaid in September 2008 and had a fixed interest rate of 4.52%.

During the third quarter of 2008, the Company obtained two separate loans totaling $251,500. The first loan represents a new $164,000, ten-year non-recourse loan maturing in October 2018 secured by Hanes Mall in Winston-Salem, NC. The loan bears interest at a fixed rate of 6.99% and replaces a previous loan on the property of $97,600 that had a fixed interest rate of 7.31%. The second loan represents a new $87,500 three-year term loan secured by RiverGate Mall and the Village at Rivergate in Nashville, TN. The loan matures in September 2011 and has two, one-year extension options for an outside maturity date in September 2013 and is 50% recourse. While the loan bears interest at LIBOR plus 2.25%, the Company has entered into an $87,500 pay fixed/receive variable swap to effectively fix the interest rate at 5.85%. The Company also entered into a loan modification agreement to modify and extend its existing $36,600 loan secured by Hickory Hollow Mall and Courtyard at Hickory Hollow Mall in Nashville, TN. The loan was extended for ten years, maturing in October 2018, is fully recourse and bears interest at a fixed rate of 6.00%. The net proceeds from these loans, combined with the loan modification, replaced an existing $153,200 loan bearing an interest rate of 6.77% secured by RiverGate Mall, The Village at Rivergate, Hickory Hollow Mall, and Courtyard at Hickory Hollow.

During the second quarter of 2008, the Company announced that it had entered into a one-year extension of the $39,600, non-recourse loan secured by Oak Hollow Mall in High Point, NC. The extension maintained the fixed interest rate of 7.31% and extended the maturity date to February 2009.

During the second quarter of 2007, the Company obtained two separate ten-year, non-recourse loans totaling $207,520 that bear interest at fixed rates ranging from 5.60% to 5.66%, with a weighted average of 5.61%. The loans are secured by Gulf Coast Town Center and Eastgate Crossing and mature in July 2017 and May 2017, respectively. The proceeds were used to retire two variable rate loans totaling $143,258 and to reduce outstanding balances on the Company’s credit facilities.

During the first quarter of 2007, the Company obtained six separate ten-year, non-recourse loans totaling $417,040 that mature in April 2017 and bear interest at fixed rates ranging from 5.66% to 5.68%, with a weighted average of 5.67%. The loans are secured by Mall of Acadiana, Citadel Mall, The Plaza at Fayette Mall, Layton Hills Mall and its associated center, Hamilton Corner and The Shoppes at St. Clair Square. The proceeds were used to retire $92,050 of mortgage notes payable that were scheduled to mature during the succeeding twelve months and to reduce outstanding balances on the Company’s credit facilities. The mortgage notes payable that were retired consisted of two variable rate term loans totaling $51,825 and three fixed rate loans totaling $40,225. The Company recorded a loss on extinguishment of debt of $227 related to prepayment fees and the write-off of unamortized deferred financing costs associated with the loans that were retired.

Variable-Rate Debt

Recourse term loans for the Company’s operating properties bear interest at variable interest rates indexed to the prime lending rate or LIBOR. At December 31, 2008, interest rates on such recourse loans varied from 1.47% to 3.83%. These loans mature at various dates from January 2009 to February 2011, with a weighted average maturity of 2.4 years, and have various extension options ranging from one to three years.

During 2008, the Company entered into seven construction loans totaling $251,339. Of the seven construction loans, two represent the capacity available for the development of The Pavilion at Port Orange, a community center under development in Port Orange, FL, totaling $120,300 and two represent the capacity available for the development of Hammock Landing, a community center under development in West Melbourne, FL, totaling $70,640. These properties are held in 50/50 joint ventures, but the Company has guaranteed 100% of the debt. See Note 5 for additional information. The remaining three construction loans are attributable to Phase III of Gulf Coast Town Center, a lifestyle addition to West County Center in St. Louis, MO and the development of Statesboro Crossing, a community center located in Statesboro, GA. The stated maturity dates on these loans range from April 2010 through June 2011. However, including available extension options on each of the loans, which are at the Company’s election, the outside maturity dates range from June 2011 through August 2013.

In addition, in December 2008, the Company entered into a loan agreement with the Mississippi Business Finance Corporation (“MBFC”) under which the Company received access to $79,085 from the issuance of Gulf Opportunity Zone Industrial Development Revenue Bonds (“GO ZONE Bonds”) by the MBFC. The GO ZONE Bonds are fully supported by a letter of credit obtained by the Company. The loan accrues interest payable monthly at a variable rate based on the USD-SIFMA Municipal Swap Index. The GO ZONE Bonds are subject to redemption at the Company’s discretion and mature on December 1, 2038. They will be repaid by the Company in accordance with the terms stipulated in the loan agreement and the bond issuance proceeds must be used to finance the construction of the Company’s interest in a community center development located in the state of Mississippi. As of December 31, 2008, approximately $31,356 had been drawn from the available funds. The balance of the proceeds, approximately $47,729, are currently held in trust and will be released to the Company as further capital expenditures on the development project are incurred. These funds are recorded in other assets as restricted cash in the consolidated balance sheet as of December 31, 2008.

Letters of Credit

At December 31, 2008, the Company had additional unsecured lines of credit with a total commitment of $38,410 that are only used for issuing letters of credit. The letters of credit outstanding under these lines of credit totaled $15,133 at December 31, 2008.

Interest Rate Hedging Instruments

The Company entered into an $80,000 interest rate cap agreement, effective December 4, 2008, to hedge the risk of changes in cash flows on the letter of credit supporting the GO ZONE Bonds equal to the then-outstanding cap notional. The interest rate cap protects the Company from increases in the hedged cash flows attributable to overall changes in the USD-SIFMA Municipal Swap Index above the strike rate of the cap on the debt. The strike rate associated with the interest rate cap is 4.00%. The interest rate cap had a nominal value as of December 31, 2008 and matures on December 3, 2010.

The Company entered into a $40,000 pay fixed/receive variable interest rate swap agreement, effective November 19, 2008, to hedge the interest rate risk exposure on the borrowings of one of its operating properties equal to the swap notional amount. This interest rate swap hedges the risk of changes in cash flows on the Company’s designated forecasted interest payments attributable to changes in 1-month LIBOR, the designated benchmark interest rate being hedged, thereby reducing exposure to variability in cash flows relating to interest payments on the variable-rate debt. The interest rate swap effectively fixes the interest payments on the portion of debt principal corresponding to the swap notional amount at 5.175%. The swap was valued at ($772) as of December 31, 2008 and matures on November 7, 2010.

The Company entered into an $87,500 pay fixed/receive variable interest rate swap agreement, effective October 1, 2008, to hedge the interest rate risk exposure on the borrowings of one of our operating properties equal to the swap notional amount. This interest rate swap hedges the risk of changes in cash flows on our designated forecasted interest payments attributable to changes in 1-month LIBOR, the designated benchmark interest rate being hedged, thereby reducing exposure to variability in cash flows relating to interest payments on the variable-rate debt. The interest rate swap effectively fixes the interest payments on the portion of debt principal corresponding to the swap notional amount at 5.85%. The swap was valued at $(3,787) as of December 31, 2008 and matures on September 23, 2010.

On January 2, 2008, the Company entered into a $150,000 pay fixed/receive variable interest rate swap agreement to hedge the interest rate risk exposure on an amount of borrowings on our largest secured line of credit equal to the swap notional amount. This interest rate swap hedges the risk of changes in cash flows on our designated forecasted interest payments attributable to changes in 1-month LIBOR, the designated benchmark interest rate being hedged, thereby reducing exposure to variability in cash flows relating to interest payments on the variable-rate debt. The interest rate swap effectively fixes the interest payments on the portion of debt principal corresponding to the swap notional amount at 4.353%. The swap was valued at $(3,989) as of December 31, 2008 and matures on December 30, 2009.

On December 31, 2007, the Company entered into a $250,000 pay fixed/receive variable interest rate swap agreement to hedge the interest rate risk exposure on an amount of borrowings on our largest secured line of credit equal to the swap notional amount. This interest rate swap hedges the risk of changes in cash flows on our designated forecasted interest payments attributable to changes in 1-month LIBOR, the designated benchmark interest rate being hedged, thereby reducing exposure to variability in cash flows relating to interest payments on the variable-rate debt. The interest rate swap effectively fixes the interest payments on the portion of debt principal corresponding to the swap notional amount at 4.505%. The swap was valued at $(7,022) as of December 31, 2008 and matures on December 30, 2009.

Covenants and Restrictions

The secured and unsecured line of credit agreements contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, and limitations on cash flow distributions. Additionally, certain property-specific mortgage notes payable require the maintenance of debt service coverage ratios on their respective properties. The Company was in compliance with all covenants and restrictions at December 31, 2008.

Thirty-nine malls/open-air centers, nine associated centers, three community centers and the corporate office building are owned by special purpose entities that are included in the Company’s consolidated financial statements. The sole business purpose of the special purpose entities is to own and operate these properties, each of which is encumbered by a commercial-mortgage-backed-securities loan. The real estate and other assets owned by these special purpose entities are restricted under the loan agreements in that they are not available to settle other debts of the Company. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these properties, after payments of debt service, operating expenses and reserves, are available for distribution to the Company.

Scheduled Principal Maturities

As of December 31, 2008, the scheduled principal maturities of the Company’s consolidated debt, excluding extensions available at the Company’s option, on all mortgage and other notes payable, including construction loans and lines of credit, are as follows:

2009	$1,640,679
2010	793,380
2011	621,818
2012	547,492
2013	458,957
Thereafter	2,018,332
6,080,658
Net unamortized premiums	15,018
$6,095,676

            Of the $1,640,679 of scheduled principal maturities in 2009, excluding net unamortized premiums of $522, related to twelve operating properties and the Company’s largest secured and unsecured lines of credit, maturities representing $1,275,738 have extensions available at the Company’s option, leaving approximately $364,941 of maturities in 2009 that must be retired or refinanced. The $364,941 of maturities in 2009 represents non-recourse, property-specific mortgage loans. All of the mortgages are held by life insurance companies, with the exception of a $53,325 commercial mortgage-backed securities loan that matures in December 2009. Of the $311,616 of remaining loans, the Company completed an extension in January 2009 on one loan totaling $19,009 that extended the maturity date until January 2012. This loan has an additional one-year extension option for an outside maturity date of January 2013. The Company also has a loan with a stated February 2009 maturity totaling $38,183 for which it originally had an extension option for an additional five years; however, the Company is currently in discussions with the lender to renegotiate the terms and maturity of the loan on a more favorable basis. The Company closed on the refinancing of a loan totaling $82,203 in March 2009. The Company has three loans totaling $112,512 that are with the same lender and have original maturity dates ranging from March 2009 to October 2009. The Company has obtained an extension of the loan with the March maturity date to May 2009 to provide additional time to complete its negotiations with the lender on all three of the loans. The Company is also in active refinancing negotiations with the lender of its loan that matures in April 2009 totaling $59,709.

NOTE 7. SHAREHOLDERS’ EQUITY

Common Stock Repurchase Plan

On August 2, 2007, the Company’s board of directors approved a $100,000 common stock repurchase plan effective for twelve months. Under the August 2007 plan, purchases of shares of the Company’s common stock could be made from time to time, subject to market conditions and at prevailing market prices, through open market purchases. Any stock repurchases were to be funded through the Company’s available cash and credit facilities. The Company was not obligated to repurchase any shares of stock under the plan and the Company had the right to terminate the plan at any time. Repurchased shares were deemed retired and were, accordingly, cancelled and no longer considered issued. As of December 31, 2007, the Company had repurchased 148,500 shares at a cost of approximately $5,168. The cost of the repurchased shares was recorded as a reduction in the respective components of shareholders’ equity. No additional repurchases were made during 2008.

Preferred Stock

On June 28, 2007, the Company redeemed its 2,000,000 outstanding shares of 8.75% Series B Cumulative Redeemable Stock (the “Series B Preferred Stock”) for $100,000, representing a liquidation preference of $50.00 per share, plus accrued and unpaid dividends of $2,139. In connection with the redemption of the Series B Preferred Stock, the Company incurred a charge of $3,630 to write off direct issuance costs that were recorded as a reduction of additional paid-in capital when the Series B Preferred Stock was issued. The charge is included in preferred dividends in the accompanying consolidated statement of operations for the year ended December 31, 2007.

On August 22, 2003, the Company issued 4,600,000 depositary shares in a public offering, each representing one-tenth of a share of 7.75% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) with a par value of $0.01 per share. The Series C Preferred Stock has a liquidation preference of $250.00 per share ($25.00 per depositary share). The dividends on the Series C Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $19.375 per share ($1.9375 per depositary share) per annum. The Series C Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series C Preferred Stock cannot be redeemed by the Company prior to August 22, 2008. After that date, the Company may redeem shares, in whole or in part, at any time for a cash redemption price of $250.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends. The net proceeds of $111,227 were used to partially fund certain acquisitions and to reduce outstanding borrowings on the Company’s credit facilities.

On December 13, 2004, the Company issued 7,000,000 depositary shares in a public offering, each representing one-tenth of a share of 7.375% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”) with a par value of $0.01 per share. The Series D Preferred Stock has a liquidation preference of $250.00 per share ($25.00 per depositary share). The dividends on the Series D Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $18.4375 per share ($1.84375 per depositary share) per annum. The Series D Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series D Preferred Stock cannot be redeemed by the Company prior to December 13, 2009. After that date, the Company may redeem shares, in whole or in part, at any time for a cash redemption price of $250.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends. The net proceeds of $169,333 were used to reduce outstanding borrowings on the Company’s credit facilities.

Holders of each series of preferred stock will have limited voting rights if dividends are not paid for six or more quarterly periods and in certain other events.

Dividends

On November 4, 2008, the Company announced that it would reduce the quarterly dividend rate, effective with the fourth quarter 2008 declaration, on its common stock to $0.37 per share from $0.545 per share. The quarterly cash dividend equates to an annual dividend of $1.48 per share compared with the previous annual dividend of $2.18 per share. The dividend was paid on January 14, 2009, to shareholders of record as of December 28, 2007. The dividend declared in the fourth quarter of 2008, totaling $24,568, is included in accounts payable and accrued liabilities at December 31, 2008. The total dividend included in accounts payable and accrued liabilities at December 31, 2007 was $36,149.

The allocations of dividends declared and paid for income tax purposes are as follows:

	Year Ended December 31,
	2008	2007	2006
Dividends declared:
Common stock	$1.63500	$2.06000	$1.87750
Series B preferred stock	$—	$1.09375	$4.37500
Series C preferred stock	$19.375	$19.375	$19.375
Series D preferred stock	$18.4375	$18.4375	$18.4375

Allocations:
Common stock
Ordinary income	76.58%	77.86%	97.56%
Capital gains 15% rate	0.00%	0.00%	2.22%
Capital gains 25% rate	0.67%	1.65%	0.22%
Return of capital	22.75%	20.49%	0.00%
Total	100.00%	100.00%	100.00%

Preferred stock (1)
Ordinary income	99.14%	97.93%	97.56%
Capital gains 15% rate	0.00%	0.00%	2.22%
Capital gains 25% rate	0.86%	2.07%	0.22%
Total	100.00%	100.00%	100.00%

(1) The allocations for income tax purposes are the same for each series of preferred stock for each period presented.

NOTE 8. REDEEMABLE NONCONTROLLING INTERESTS AND NONCONTROLLING INTERESTS

Redeemable Noncontrolling Interest and Noncontrolling Interests in the Operating Partnership

The redeemable noncontrolling interest and noncontrolling interests in the Operating Partnership are represented by common units and special common units of limited partnership interest in the Operating Partnership (the “Operating Partnership Units”) that the Company does not own.

Redeemable noncontrolling interest includes a noncontrolling partnership interest in the Operating Partnership that is not owned by the Company and for which the partnership agreement includes redemption provisions that may require the Company to redeem the partnership interest for real property. In July 2004, the Company issued 1,560,940 Series S special common units (“S-SCUs”), all of which are outstanding as of December 31, 2008, in connection with the acquisition of Monroeville Mall. Under the terms of the Operating Partnership’s limited partnership agreement, the holder of the S-SCUs has the right to exchange all or a portion of its partnership interest for shares of the Company’s common stock or, at the Company’s election, their cash equivalent. This holder has the additional right to, at any time after the seventh anniversary of the issuance of the S-SCUs, require the Operating Partnership to acquire a qualifying property and distribute it to the holder in exchange for the S-SCUs. Generally, the acquisition price of the qualifying property cannot be more than the lesser of the consideration that would be received in a normal exchange, as discussed above, or $20,000, subject to certain limited exceptions. Should the consideration that would be received in a normal exchange exceed the maximum property acquisition price as described in the preceding sentence, the excess portion of its partnership interest could be exchanged for shares of the Company’s stock or, at the Company’s election, their cash equivalent. The S-SCUs receive a minimum distribution of $2.53825 per unit per year for the first five years, and receive a minimum distribution of $2.92875 per unit per year thereafter.

Noncontrolling interests include the aggregate noncontrolling partnership interest in the Operating Partnership that is not owned by the Company and for which each of the noncontrolling limited partners has the right to exchange all or a portion of its partnership interests for shares of the Company’s common stock, or at the Company’s election, their cash equivalent. When an exchange occurs, CBL assumes the noncontrolling limited partner’s ownership interests in the Operating Partnership. The number of shares of common stock received by a noncontrolling limited partner of the Operating Partnership upon exercise of its exchange rights will be equal, on a one-for-one basis, to the number of Operating Partnership Units exchanged by the noncontrolling limited partner. The amount of cash received by the noncontrolling limited partner, if CBL elects to pay cash, will be based on the five-day trailing average of the trading price at the time of exercise of the shares of common stock that would otherwise have been received by the noncontrolling limited partner in the exchange. Neither the noncontrolling limited partnership interests in the Operating Partnership nor the shares of common stock of the Company are subject to any right of mandatory redemption.

At December 31, 2008, holders of 22,913,538 J-SCUs are eligible to exchange their units for shares of common stock or, at the Company’s election, their cash equivalent. The J-SCUs receive a distribution equal to that paid on the common units.

In June 2005, the Company issued 571,700 L-SCUs, all of which are outstanding as of December 31, 2008, in connection with the acquisition of Laurel Park Place. The L-SCUs receive a minimum distribution of $0.7572 per unit per quarter ($3.0288 per unit per year). Upon the earlier to occur of June 1, 2020, or when the distribution on the common units exceeds $0.7572 per unit for four consecutive calendar quarters, the L-SCUs will thereafter receive a distribution equal to the amount paid on the common units.

In November 2005, the Company issued 1,144,924 K-SCUs, all of which are outstanding as of December 31, 2008, in connection with the acquisition of Oak Park Mall, Eastland Mall and Hickory Point Mall. The K-SCUs received a dividend at a rate of 6.0%, or $2.85 per K-SCU, for the first year following the close of the transaction and will receive a dividend at a rate of 6.25%, or $2.96875 per K-SCU, thereafter. When the quarterly distribution on the Operating Partnership’s common units exceeds the quarterly K-SCU distribution for four consecutive quarters, the K-SCUs will receive distributions at the rate equal to that paid on the Operating Partnership’s common units. At any time following the first anniversary of the closing date, the holders of the K-SCUs may exchange them, on a one-for-one basis, for shares of the Company’s common stock or, at the Company’s election, their cash equivalent.

During 2008, holders of 24,226 special common units of noncontrolling limited partnership interest in the Operating Partnership exercised their conversion rights. The Company was requested to exchange common stock for these units, and elected to do so.

During 2007, holders of 220,670 special common units and 2,848 common units of noncontrolling limited partnership interest in the Operating Partnership exercised their conversion rights. The Company elected to exchange cash of $9,502 in exchange for these units.

During 2006, holders elected to exchange 595,041 special common units and 1,480,066 common units. The Company elected to exchange $3,610 of cash and 1,979,644 shares of common stock for these units.

Outstanding rights to convert redeemable noncontrolling interests and noncontrolling interests in the Operating Partnership to common stock were held by the following parties at December 31, 2007 and 2006:

	December 31,
	2008	2007
The Company	66,399,494	66,179,747
Jacobs	22,913,538	22,937,764
CBL’s Predecessor	17,396,798	17,493,676
Third parties	10,300,277	10,203,399
Total Operating Partnership Units	117,010,107	116,814,586

The assets and liabilities allocated to the Operating Partnership’s redeemable noncontrolling interest and noncontrolling interests are based on their ownership percentages of the Operating Partnership at December 31, 2008 and 2007. The ownership percentages are determined by dividing the number of Operating Partnership Units held by each of the redeemable noncontrolling interest and the noncontrolling interests at December 31, 2008 and 2007 by the total Operating Partnership Units outstanding at December 31, 2008 and 2007, respectively. The redeemable noncontrolling interest ownership percentage in assets and liabilities of the Operating Partnership was 1.3% at December 31, 2008 and 2007. The noncontrolling interest ownership percentage in assets and liabilities of the Operating Partnership was 41.9% and 42.0% at December 31, 2008 and 2007, respectively.

Income is allocated to the Operating Partnership’s redeemable noncontrolling interest and noncontrolling interests based on their weighted average ownership during the year. The ownership percentages are determined by dividing the weighted average number of Operating Partnership Units held by each of the redeemable noncontrolling interest and noncontrolling interests by the total weighted average number of Operating Partnership Units outstanding during the year.

A change in the number of shares of common stock or Operating Partnership Units changes the percentage ownership of all partners of the Operating Partnership. An Operating Partnership Unit is considered to be equivalent to a share of common stock since it generally is exchangeable for shares of the Company’s common stock or, at the Company’s election, their cash equivalent. As a result, an allocation is made between redeemable noncontrolling interest, shareholders’ equity and noncontrolling interests in the Operating Partnership in the accompanying balance sheet to reflect the change in ownership of the Operating Partnership’s underlying equity when there is a change in the number of shares and/or Operating Partnership Units outstanding. During 2008, 2007 and 2006, the Company allocated $476, $1,048 and $941, respectively, from shareholders’ equity to redeemable noncontrolling interest. During 2008, the Company allocated $369 from noncontrolling interest to shareholders’ equity. During 2007 and 2006, the Company allocated $8,330 and $963, respectively, from shareholders’ equity to noncontrolling interest.

The total redeemable noncontrolling interest in the Operating Partnership was $12,072 and $37,319 at December 31, 2008 and 2007, respectively. The total noncontrolling interest in the Operating Partnership was $379,408 and $478,306 at December 31, 2008 and 2007, respectively.

On November 4, 2008, the Operating Partnership declared distributions of $990 and $18,034 to the Operating Partnership’s redeemable noncontrolling limited partners and noncontrolling limited partners, respectively. The distributions were paid on January 14, 2009. This distribution represented a distribution of $0.3700 per unit for each common unit and $0.6346 to $0.7572 per unit for certain special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2008.

On November 6, 2007, the Operating Partnership declared distributions of $1,142 and $27,093 to the Operating Partnership’s redeemable noncontrolling limited partners and noncontrolling limited partners, respectively. The distributions were paid on January 15, 2008. This distribution represented a distribution of $0.5450 per unit for each common unit and $0.7322 to $0.7572 per unit for certain special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2007.

Redeemable Noncontrolling Interests and Noncontrolling Interests in Other Consolidated Subsidiaries

Redeemable noncontrolling interests includes the aggregate noncontrolling ownership interest in five of the Company’s other consolidated subsidiaries that is held by third parties and for which the related partnership agreements contain redemption provisions at the holder’s election that allow for redemption through cash and/or properties. The total redeemable noncontrolling interests in other consolidated subsidiaries was $427,600 and $426,126 at December 31, 2008 and 2007, respectively.

The redeemable noncontrolling interests in other consolidated subsidiaries includes the third party interest in the Company’s subsidiary that provides security and maintenance services and the PJV units issued to Westfield for the acquisition of certain properties as more fully described in Note 3. Activity related to the redeemable noncontrolling preferred joint venture interest represented by the PJV units is as follows:

	Year Ended December 31,
	2008	2007
Beginning Balance	$420,300	$—
Net income attributable to redeemable noncontrolling preferred joint venture interest	20,268	4,263
Distributions to redeemable noncontrolling preferred joint venture interest	(19,289)	(76)
Issuance of redeemable noncontrolling preferred joint venture interest	—	416,113
Ending Balance	$421,279	$420,300

Noncontrolling interests includes the aggregate noncontrolling ownership interest in 17 of the Company’s other consolidated subsidiaries that is held by third parties and for which the related partnership agreements either do not include redemption provisions or are subject to redemption provisions that do not require classification outside of permanent equity. The total noncontrolling interests in other consolidated subsidiaries was $1,064 and $3,911 at December 31, 2008 and 2007, respectively.

The assets and liabilities allocated to the redeemable noncontrolling interests and noncontrolling interests in other consolidated subsidiaries are based on the third parties’ ownership percentages in each subsidiary at December 31, 2008 and 2007. Income is allocated to the redeemable noncontrolling interests and noncontrolling interests in other consolidated subsidiaries based on the third parties’ weighted average ownership in each subsidiary during the year.

NOTE 9. MINIMUM RENTS

The Company receives rental income by leasing retail shopping center space under operating leases. Future minimum rents are scheduled to be received under noncancellable tenant leases at December 31, 2008, as follows:

2009	$614,462
2010	538,300
2011	472,031
2012	403,771
2013	340,612
Thereafter	1,493,925
$3,863,101

Future minimum rents do not include percentage rents or tenant reimbursements that may become due.

NOTE 10. MORTGAGE NOTES RECEIVABLE

Mortgage notes receivable are collateralized by first mortgages, wrap-around mortgages on the underlying real estate and related improvements or by assignment of 100% of the partnership interests that own the real estate assets. Interest rates on notes receivable range from 2.2% to 10.0%, with a weighted average interest rate of 6.79% and 5.93% at December 31, 2008 and 2007, respectively. Maturities of notes receivable range from October 2008 to January 2047. The mortgage note receivable with a maturity date of October 2008 has a carrying amount of $8,024 and bears interest at a rate of 9.0%. This receivable is currently being renegotiated and it is anticipated that the Company will obtain ownership of the land securing the note and will ground lease the land to the current mortgagee.

NOTE 11. SEGMENT INFORMATION

The Company measures performance and allocates resources according to property type, which is determined based on certain criteria such as type of tenants, capital requirements, economic risks, leasing terms, and short- and long-term returns on capital. Rental income and tenant reimbursements from tenant leases provide the majority of revenues from all segments. The accounting policies of the reportable segments are the same as those described in Note 2. Information on the Company’s reportable segments is presented as follows:

Year Ended December 31, 2008	Malls	Associated Centers	Community Centers	All Other (2)	Total

Revenues	$1,020,683	$43,471	$14,753	$59,311	$1,138,218
Property operating expenses (1)	(356,624)	(11,439)	(5,066)	21,971	(351,158)
Interest expense	(252,074)	(9,045)	(4,300)	(47,790)	(313,209)
Other expense	—	—	—	(33,333)	(33,333)
Gain on sales of real estate assets	5,227	28	1,071	6,075	12,401

Segment profit	$417,212	$23,015	$6,458	$6,234	$452,919

Depreciation and amortization expense					(332,475)
General and administrative expense					(45,241)
Interest and other income					10,076
Impairment of marketable securities					(17,181)
Equity in earnings of unconsolidated affiliates					2,831
Income tax provision					(13,495)

Income from continuing operations					$57,434

Total assets	$6,884,654	$343,440	$73,508	$732,733	$8,034,335
Capital expenditures (3)	$182,049	$7,855	$23,782	$217,237	$430,923

Year Ended December 31, 2007	Malls	Associated Centers	Community Centers	All Other (2)	Total

Revenues	$956,742	$43,213	$9,009	$30,980	$1,039,944
Property operating expenses (1)	(331,476)	(10,184)	(3,075)	29,583	(315,152)
Interest expense	(235,162)	(8,790)	(3,500)	(40,432)	(287,884)
Other expense	—	—	—	(18,525)	(18,525)
Gain (loss) on sales of real estate assets	5,219	(11)	(2,425)	12,787	15,570

Segment profit and loss	$395,323	$24,228	$9	$14,393	$433,953

Depreciation and amortization expense					(243,522)
General and administrative expense					(37,852)
Interest and other income					10,923
Impairment of marketable securities					(18,456)
Loss on extinguishment of debt					(227)
Equity in earnings of unconsolidated affiliates					3,502
Income tax provision					(8,390)

Income from continuing operations					$139,931

Total assets	$6,876,842	$351,003	$188,441	$688,761	$8,105,047
Capital expenditures (3)	$1,355,257	$17,757	$133,253	$390,208	$1,896,475

Year Ended December 31, 2006	Malls	Associated Centers	Community Centers	All Other (2)	Total

Revenues	$921,813	$38,659	$7,403	$27,627	$995,502
Property operating expenses (1)	(311,094)	(9,228)	(2,356)	28,382	(294,296)
Interest expense	(214,709)	(4,681)	(2,826)	(34,851)	(257,067)
Other expense	—	—	—	(18,623)	(18,623)
Gain on sales of real estate assets	4,405	1,033	34	9,033	14,505

Segment profit and loss	$400,415	$25,783	$2,255	$11,568	440,021

Depreciation and amortization expense					(228,531)
General and administrative expense					(39,522)
Interest and other income					9,084
Loss on extinguishment of debt					(935)
Impairment of real estate assets					(480)
Equity in earnings of unconsolidated affiliates					5,295
Income tax provision					(5,902)

Income from continuing operations					$179,030

Total assets	$5,823,890	$317,708	$53,457	$323,755	$6,518,810
Capital expenditures (3)	$285,560	$42,952	$3,606	$157,399	$489,517

(1)	Property operating expenses include property operating, real estate taxes and maintenance and repairs.
(2)	The All Other category includes mortgage notes receivable, Office Buildings, the Management Company and the Company’s subsidiary that provides security and maintenance services.
(3)	Amounts include acquisitions of real estate assets and investments in unconsolidated affiliates. Developments in progress are included in the All Other category.

NOTE 12. SUPPLEMENTAL AND NONCASH INFORMATION

The Company paid cash for interest, net of amounts capitalized, in the amount of $319,680, $285,811 and $255,523 during 2008, 2007 and 2006, respectively.

The Company’s noncash investing and financing activities for 2008, 2007 and 2006 were as follows:

	2008	2007	2006

Accrued dividends and distributions	$43,592	$64,384	$59,305
Additions to real estate assets accrued but not yet paid	18,504	35,739	38,543
Conversion of Operating Partnership units into common stock	—	—	21,983
Notes receivable from sale of real estate assets	11,258	8,735	3,366
Reclassification of developments in progress to mortgage and other notes receivable	17,371	—	—
Payable related to acquired marketable securities	—	—	1,078
Debt assumed to acquire property interests	—	458,182	—
Issuance of noncontrolling interest to acquire property interests	—	416,443	—
Net discount related to debt assumed to acquire property interests	—	4,045	—
Deconsolidation of joint ventures:
Decrease in real estate assets	(51,607)	(181,159)	—
Decrease in mortgage notes payable	(9,058)	(190,800)	—
Increase (decrease) in noncontrolling interest	(3,257)	2,103	—
Increase (decrease) in investment in unconsolidated affiliates	33,776	(7,063)	—
Decrease in accounts payable and accrued liabilities	(5,516)	(475)	—
Consolidation of Imperial Valley Commons:
Increase in real estate assets	—	17,892	—
Decrease in investment in unconsolidated affiliates	—	(17,892)	—
Deconsolidation of loan to third party:
Increase in mortgage notes receivable	—	6,527	—
Decrease in real estate assets	—	(6,527)	—

NOTE 13. RELATED PARTY TRANSACTIONS

CBL’s Predecessor and certain officers of the Company have a significant noncontrolling interest in the construction company that the Company engaged to build substantially all of the Company’s development properties. The Company paid approximately $179,517, $235,539 and $221,151 to the construction company in 2008, 2007 and 2006, respectively, for construction and development activities. The Company had accounts payable to the construction company of $17,924 and $28,955 at December 31, 2008 and 2007, respectively.

The Management Company provides management, development and leasing services to the Company’s unconsolidated affiliates and other affiliated partnerships. Revenues recognized for these services amounted to $9,694, $3,584 and $3,219 in 2008, 2007 and 2006, respectively.

NOTE 14. CONTINGENCIES

The Company is currently involved in certain litigation that arises in the ordinary course of business. It is management’s opinion that the pending litigation will not materially affect the financial position or results of operations of the Company.

Additionally, management believes that, based on environmental studies completed to date, any exposure to environmental cleanup will not materially affect the financial position and results of operations of the Company.

As discussed in Note 3 above, the PJV units of CWJV pay an annual preferred distribution at a rate of 5.0%. Subsequent to October 16, 2008, Westfield has the right to have all or a portion of the PJV units redeemed by CWJV for, at Westfield’s election, cash or property. The Company will have the right, but not the obligation, to purchase the PJV units after October 16, 2012 at their liquidation value, plus accrued and unpaid distributions. On the earliest to occur of June 30, 2013, immediately prior to the redemption of the PJV units, or immediately prior to the liquidation of CWJV or Westfield’s PJV units in CWJV, Westfield’s capital account may be increased by a capital contribution adjustment amount (“CCAA”). The CCAA represents the excess, if any, of the fair value of a share of the Company’s common stock on the above-specified date less $32.00 multiplied by 2.6 million shares. However, in no event shall the CCAA be greater than $26,000. The Company accounts for this contingency using the method prescribed for earnings or other performance measure contingencies. As such, should the CCAA provision result in additional consideration to Westfield, the Company will record the current fair value of the consideration issued as a purchase price adjustment at the time the consideration is paid or payable.

Guarantees

We may guarantee the debt of a joint venture primarily because it allows the joint venture to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and a higher return on our investment in the joint venture. We may receive a fee from the joint venture for providing the guaranty. Additionally, when we issue a guaranty, the terms of the joint venture agreement typically provide that we may receive indemnification from the joint venture.

We own a parcel of land that we are ground leasing to a third party developer for the purpose of developing a shopping center. We have guaranteed 27% of the third party’s construction loan and bond line of credit (the “loans”) of which the maximum guaranteed amount is $31,554. The total amount outstanding at December 31, 2008 on the loans was $35,710 of which we have guaranteed $9,642. We recorded an obligation of $315 in our consolidated balance sheet as of December 31, 2008 and 2007 to reflect the estimated fair value of the guaranty.

We have guaranteed 100% of the construction loan of West Melbourne, an unconsolidated affiliate in which the Company owns a 50% interest, of which the maximum guaranteed amount is $67,000. West Melbourne is currently developing Hammock Landing, an open-air shopping center in West Melbourne, FL. The total amount outstanding at December 31, 2008 on the loan was $31,177. The guaranty will expire upon repayment of the debt. The loan matures in August 2010. We have recorded an obligation of $670 in the accompanying condensed consolidated balance sheet as of December 31, 2008 to reflect the estimated fair value of this guaranty.

We have guaranteed 100% of the construction loan of Port Orange, an unconsolidated affiliate in which the Company owns a 50% interest, of which the maximum guaranteed amount is $112,000. Port Orange is currently developing The Pavilion at Port Orange, an open-air shopping center in Port Orange, FL. The total amount outstanding at December 31, 2008 on the loan was $33,384. The guaranty will expire upon repayment of the debt. The loan matures in June 2011. We have recorded an obligation of $1,120 in the accompanying condensed consolidated balance sheet as of December 31, 2008 to reflect the estimated fair value of this guaranty.

We have guaranteed the lease performance of York Town Center, LP (“YTC”), an unconsolidated affiliate in which we own a 50% interest, under the terms of an agreement with a third party that owns property as part of York Town Center. Under the terms of that agreement, YTC is obligated to cause performance of the third party’s obligations as landlord under its lease with its sole tenant, including, but not limited to, provisions such as co-tenancy and exclusivity requirements. Should YTC fail to cause performance, then the tenant under the third party landlord’s lease may pursue certain remedies ranging from rights to terminate its lease to receiving reductions in rent. We have guaranteed YTC’s performance under this agreement up to a maximum of $22,000, which decreases by $800 annually until the guaranteed amount is reduced to $10,000. The guaranty expires on December 31, 2020. The maximum guaranteed obligation was $20,400 million as of December 31, 2008. We entered into an agreement with our joint venture partner under which the joint venture partner has agreed to reimburse us 50% of any amounts we are obligated to fund under the guaranty. We did not record an obligation for this guaranty because we determined that the fair value of the guaranty is not material.

Performance Bonds

The Company has issued various bonds that it would have to satisfy in the event of non-performance. The total amount outstanding on these bonds was $45,447 and $40,169 at December 31, 2008 and 2007, respectively.

Ground Leases

The Company is the lessee of land at certain of its properties under long-term operating leases, which include scheduled increases in minimum rents. The Company recognizes these scheduled rent increases on a straight-line basis over the initial lease terms. Most leases have initial terms of at least 20 years and contain one or more renewal options, generally for a minimum of five- or 10-year periods. Lease expense recognized in the consolidated statements of operations for 2008, 2007 and 2006 was $2,807, $1,441 and $1,323, respectively.

The future obligations under these operating leases at December 31, 2008, are as follows:

2009	$ 2,428
2010	2,433
2011	2,539
2012	2,470
2013	2,511
Thereafter	77,586
$ 89,967

NOTE 15. FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FSP 157-2 which delays the effective date of SFAS No. 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company adopted the provisions of SFAS No. 157 for financial assets and financial liabilities on January 1, 2008.

In accordance with SFAS No. 157, the Company has categorized its financial assets and financial liabilities that are recorded at fair value into a hierarchy based on whether the inputs to valuation techniques are observable or unobservable. The fair value hierarchy, as defined by SFAS No. 157, contains three levels of inputs that may be used to measure fair value as follows:

Level 1 – Inputs represent quoted prices in active markets for identical assets and liabilities as of the measurement date.

Level 2 – Inputs, other than those included in Level 1, represent observable measurements for similar instruments in active markets, or identical or similar instruments in markets that are not active, and observable measurements or market data for instruments with substantially the full term of the asset or liability.

Level 3 – Inputs represent unobservable measurements, supported by little, if any, market activity, and require considerable assumptions that are significant to the fair value of the asset or liability. Market valuations must often be determined using discounted cash flow methodologies, pricing models or similar techniques based on the Company’s assumptions and best judgment.

The following table sets forth information regarding the Company’s financial instruments that are measured at fair value in the Consolidated Balance Sheet as of December 31, 2008:

		Fair Value Measurements at Reporting Date Using
	Fair Value at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale securities	$4,209	$4,209	$—	$—
Privately held debt and equity securities	4,875	—	—	4,875

Liabilities:
Interest rate hedge instruments	$15,540	$—	$15,540	$—

Other assets in the consolidated balance sheets include marketable securities consisting of corporate equity securities that are classified as available for sale. Net unrealized gains and losses on available-for-sale securities that are deemed to be temporary in nature are recorded as a component of accumulated other comprehensive loss in redeemable noncontrolling interests, shareholders’ equity and noncontrolling interests. During 2008, it was determined that certain marketable securities were impaired on an other-than-temporary basis. Due to this, the Company recognized total write-downs of $17,181 during the year ended December 31, 2008 to reduce the carrying value of those investments to their total fair value of $4,207. During the year ended December 31, 2008, the Company did not recognize any realized gains and losses related to sales or disposals of marketable securities. The fair value of the Company’s available-for-sale securities is based on quoted market prices and, thus, is classified under Level 1.

The Company holds a convertible note receivable from, and a warrant to acquire shares of, Jinsheng Group, in which the Company also holds a cost-method investment. See Note 4 for additional information. The convertible note receivable is non-interest bearing and is secured by shares of the private entity. Since the convertible note receivable is non-interest bearing and there is no active market for the entity’s debt, the Company performed an analysis on the note considering credit risk and discounting factors to determine the fair value. The warrant was valued using estimated share price and volatility variables in a Black Scholes model. Due to the significant estimates and assumptions used in the valuation of the note and warrant, the Company has classified these under Level 3. During the year ended December 31, 2008, there were no changes in the fair values of the note and warrant.

The Company uses interest rate swaps and caps to mitigate the effect of interest rate movements on its variable-rate debt. The interest rate hedge instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and related amendments. The Company currently has four interest rate swaps and one interest rate cap included in accounts payable and accrued liabilities in the accompanying condensed consolidated balance sheets that qualify as hedging instruments and are designated as cash flow hedges. The swaps and cap have predominantly met the effectiveness test criteria since inception and changes in their fair values are, thus, primarily reported in other comprehensive loss and will be reclassified into earnings in the same period or periods during which the hedged item affects earnings. The Company has engaged a third party firm to calculate the valuations for its interest rate swaps. The fair values of the Company’s interest rate hedges, classified under Level 2, are determined using a proprietary model which is based on prevailing market data for contracts with matching durations, current and anticipated LIBOR or other interest basis information, consideration of the Company’s credit standing, credit risk of the counterparties and reasonable estimates about relevant future market conditions.

SFAS No. 157 requires separate disclosure of assets and liabilities measured at fair value on a recurring basis from those measured at fair value on a nonrecurring basis. As of December 31, 2008, no assets or liabilities were measured at fair value on a nonrecurring basis.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008, and has elected not to apply the fair value option.

The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short maturity of these financial instruments. Based on the interest rates for similar financial instruments, the carrying value of mortgage notes receivable is a reasonable estimate of fair value. The fair value of mortgage and other notes payable was $5,506,725 and $5,640,130 at December 31, 2008 and 2007, respectively. The fair value was calculated by discounting future cash flows for the notes payable using estimated market rates at which similar loans would be made currently.

NOTE 16. SHARE-BASED COMPENSATION

The Company maintains the CBL & Associates Properties, Inc. Amended and Restated Stock Incentive Plan, as amended, which permits the Company to issue stock options and common stock to selected officers, employees and directors of the Company up to a total of 10,400,000 shares. The compensation committee of the board of directors (the “Committee”) administers the plan.

Historically, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations. Effective January 1, 2003, the Company elected to begin recording the expense associated with stock options granted after January 1, 2003, on a prospective basis in accordance with the fair value and transition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – An Amendment of FASB Statement No. 123.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized during the year ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Under SFAS No. 123(R), share-based payments are not recorded as shareholders’ equity until the related compensation expense is recognized. Accordingly, the Company reclassified $8,895 from the deferred compensation line item in shareholders’ equity to additional-paid in capital as of January 1, 2006. Results for prior periods were not restated.

The compensation cost that has been charged against income for the plan was $3,961, $5,985 and $5,632 for 2008, 2007 and 2006, respectively. Compensation cost resulting from share-based awards is recorded at the Management Company, which is a taxable entity. The income tax benefit resulting from stock-based compensation of $7,472 and $9,104 in 2008 and 2007, respectively, has been reflected as a financing cash flow in the consolidated statements of cash flows. Compensation cost capitalized as part of real estate assets was $844, $786 and $947 in 2008, 2007 and 2006, respectively.

Stock Options

Stock options issued under the plan allow for the purchase of common stock at the fair market value of the stock on the date of grant. Stock options granted to officers and employees vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant and expire 10 years after the date of grant. Stock options granted to independent directors are fully vested upon grant; however, the independent directors may not sell, pledge or otherwise transfer their stock options during their board term or for one year thereafter. No stock options have been granted since 2002.

The Company’s stock option activity for the year ended December 31, 2008 is summarized as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	652,030	$ 15.71
Exercised	(44,015)	$ 13.26
Outstanding at December 31, 2008	608,015	$ 15.89	2.6	$ -
Vested and exercisable at December 31, 2008	608,015	$ 15.89	2.6	$ -

The total intrinsic value of options exercised during 2008, 2007 and 2006 was $488, $17,581 and $19,898, respectively.

Stock Awards

Under the plan, common stock may be awarded either alone, in addition to, or in tandem with other stock awards granted under the plan. The Committee has the authority to determine eligible persons to whom common stock will be awarded, the number of shares to be awarded and the duration of the vesting period, as defined. Generally, an award of common stock vests either immediately at grant, in equal installments over a period of five years or in one installment at the end of periods up to five years. The Committee may also provide for the issuance of common stock under the plan on a deferred basis pursuant to deferred compensation arrangements. The fair value of common stock awarded under the plan is determined based on the market price of the Company’s common stock on the grant date and the related compensation expense is recognized over the vesting period on a straight-line basis.

A summary of the status of the Company’s stock awards as of December 31, 2008, and changes during the year ended December 31, 2008, is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2008	298,330	$ 36.73
Granted	174,080	$ 20.44
Vested	(200,420)	$ 26.75
Forfeited	(14,150)	$ 33.26
Nonvested at December 31, 2008	257,840	$ 33.60

The weighted average grant-date fair value of shares granted during 2008, 2007 and 2006 was $20.44, $34.66 and $39.73, respectively. The total fair value of shares vested during 2008, 2007 and 2006 was $3,952, $6,064 and $6,753, respectively.

As of December 31, 2008, there was $6,052 of total unrecognized compensation cost related to nonvested stock awards granted under the plan, which is expected to be recognized over a weighted average period of 2.4 years.

NOTE 17. EMPLOYEE BENEFIT PLANS

Postretirement Benefits

Effective March 1, 2008, the Company adopted an unfunded plan to provide medical insurance coverage for up to two years to any retirees with thirty or more years of service and no eligibility for any other group health plan coverage or Medicare. The Company accounts for the plan pursuant to SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The Company elected to account for the obligation using the transition methodology. During the year ended December 31, 2008, the Company incurred a total charge of $225 related to the plan. Election of the transition methodology resulted in an unrecognized transition cost of $421 as of December 31, 2008.

During 2008, the Company incurred expenses of approximately $3.0 million related to certain benefits and severance packages granted to several senior officers upon their retirement and severance expenses granted to certain Development and other personnel impacted by the Company’s staff reduction plan.

401(k) Plan

The Management Company maintains a 401(k) profit sharing plan, which is qualified under Section 401(a) and Section 401(k) of the Code to cover employees of the Management Company. All employees who have attained the age of 21 and have completed at least 90 days of service are eligible to participate in the plan. The plan provides for employer matching contributions on behalf of each participant equal to 50% of the portion of such participant’s contribution that does not exceed 2.5% of such participant’s compensation for the plan year. Additionally, the Management Company has the discretion to make additional profit-sharing-type contributions not related to participant elective contributions. Total contributions by the Management Company were $1,138, $1,172 and $1,157 in 2008, 2007 and 2006, respectively.

Employee Stock Purchase Plan

The Company maintains an employee stock purchase plan that allows eligible employees to acquire shares of the Company’s common stock in the open market without incurring brokerage or transaction fees. Under the plan, eligible employees make payroll deductions that are used to purchase shares of the Company’s common stock. The shares are purchased at the prevailing market price of the stock at the time of purchase.

Deferred Compensation Arrangements

The Company has entered into agreements with certain of its officers that allow the officers to defer receipt of selected salary increases and/or bonus compensation for periods ranging from 5 to 10 years. For certain officers, the deferred compensation arrangements provide that when the salary increase or bonus compensation is earned and deferred, shares of the Company’s common stock issuable under the Amended and Restated Stock Incentive Plan are deemed set aside for the amount deferred. The number of shares deemed set aside is determined by dividing the amount of compensation deferred by the fair value of the Company’s common stock on the deferral date, as defined in the arrangements. The shares set aside are deemed to receive dividends equivalent to those paid on the Company’s common stock, which are then deemed to be reinvested in the Company’s common stock in accordance with the Company’s dividend reinvestment plan. When an arrangement terminates, the Company will issue shares of the Company’s common stock to the officer equivalent to the number of shares deemed to have accumulated under the officer’s arrangement. The Company accrues compensation expense related to these agreements as the compensation is earned during the term of the agreement.

In October 2008, the Company issued 7,308 shares of common stock to an officer as a result of the termination of that officer’s deferred compensation agreement.

In December 2007, the Company issued 2,683 shares of common stock to an officer as a result of the termination of that officer’s deferred compensation agreement.

At December 31, 2008 and 2007, respectively, there were 51,251 and 47,601 shares that were deemed set aside in accordance with these arrangements.

For other officers, the deferred compensation arrangements provide that their bonus compensation is deferred in the form of a note payable to the officer. Interest accumulates on these notes at 5.0%. When an arrangement terminates, the note payable plus accrued interest is paid to the officer in cash. At December 31, 2008 and 2007, respectively, the Company had notes payable, including accrued interest, of $276 and $224 related to these arrangements.

NOTE 18. OPERATING PARTNERSHIP

Condensed consolidated financial statement information for the Operating Partnership is presented as follows:

	December 31,

	2008	2007

ASSETS:
Net investment in real estate assets	$7,321,480	$7,402,278
Other assets	1,169,093	1,006,993

Total assets	$8,490,573	$8,409,271

LIABILITIES:
Mortgage and other notes payable	$6,095,676	$5,869,318
Other liabilities	305,262	358,566

Total liabilities	6,400,938	6,227,884

Redeemable noncontrolling interests	427,600	426,127

Partners’ capital	1,660,737	1,751,165
Noncontrolling interests	1,298	4,095

Total partners’ capital and noncontrolling interests	1,662,035	1,755,260

Total liabilities, redeemable noncontrolling interests, partners’ capital and noncontrolling interests	$8,490,573	$8,409,271

	Year Ended December 31,

	2008	2007	2006

Total revenues	$1,138,218	$1,039,927	$995,380
Depreciation and amortization	(332,475)	(243,522)	(228,453)
Other operating expenses	(429,256)	(370,953)	(349,194)

Income from operations	376,487	425,452	417,733
Interest and other income	10,073	10,919	9,078
Interest expense	(313,207)	(287,881)	(257,065)
Loss on extinguishment of debt	—	(227)	(935)
Impairment of marketable securities	(17,181)	(18,456)	—
Gain on sales of real estate assets	12,401	15,570	14,505
Equity in earnings of unconsolidated affiliates	2,831	3,502	5,295
Income tax provision	(13,495)	(8,390)	(5,902)

Income from continuing operations	57,909	140,489	182,709
Operating income of discontinued operations	1,809	1,621	4,538
Gain on discontinued operations	3,798	6,056	8,392

Net income	63,516	148,166	195,639
Noncontrolling interest in earnings of other consolidated subsidiaries	(23,959)	(12,215)	(4,136)

Net income attributable to partners of operating partnership	$39,557	$135,951	$191,503

NOTE 19. SUBSEQUENT EVENTS

In January 2009, the Company entered into a $129,000 interest rate cap agreement, effective February 1, 2009, to hedge the risk of changes in cash flows on an amount of the Company’s debt principal equal to the outstanding cap notional. The interest rate cap protects the Company from increases in the hedged cash flows attributable to overall changes in 1-month LIBOR above the strike rate of the cap on the debt. The strike rate associated with the interest rate cap is 3.25%. The interest rate cap matures on July 12, 2010. This interest rate cap was not designated as a hedge instrument.

In February 2009, the Company negotiated a divestment agreement with its Macapa partners obligating the Company to fund an additional $592 to reimburse the other partners for previously incurred land acquisition costs in exchange for the termination of any future obligations on the part of the Company to fund development costs, and to provide the other partners the option to purchase the Company’s interest in this partnership for an amount equal to its investment balance.

In February 2009, the Company negotiated the exercise of its put option right to divest of its portion of the investment in the TENCO-CBL Servicos Imobiliarios S.A. pursuant to the joint venture’s governing agreement, under which agreement TENCO Realty S.A. will pay the Company $250 on March 31, 2009, pay monthly installments beginning January 2010 totaling $252 annually with an interest rate of 10% and pay the remaining principal in the form of a balloon payment totaling approximately $1,250 on December 31, 2011.

In February 2009, the Company announced that its dividend for the first quarter of 2009 of $0.37 per share will be paid in a combination of cash and shares of its common stock as part of the Company’s effort to continue to maximize liquidity. The Company intends that the aggregate cash component will not exceed 40% of the aggregate dividend amount. The Company anticipates that this will generate additional available cash of approximately $19.0 million. The board of directors will evaluate the nature and amount of the Company’s dividends each quarter, but if it were to be determined to maintain quarterly dividends consistent with that for the first quarter of 2009, it is estimated that additional available cash of approximately $70.0 million on an annual basis would be generated.

In June 2009, the Company completed an offering of 66,630,000 shares of its $0.01 par value common stock at $6.00 per share. The net proceeds of approximately $381,838 were used to repay outstanding borrowings under the Company’s credit facilities and for general corporate purposes.

NOTE 20. QUARTERLY INFORMATION (UNAUDITED)

The following quarterly information differs from previously reported results since the results of operations of certain long-lived assets disposed of subsequent to each quarter end in 2008 have been reclassified to discontinued operations for all periods presented.

Year Ended December 31, 2008	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total (1)

Total revenues	$280,931	$272,484	$285,405	$299,398	$1,138,218
Income from operations	95,934	98,770	101,084	80,223	376,011
Income (loss) from continuing operations	22,134	24,743	17,181	(6,624)	57,434
Discontinued operations	283	4,165	802	357	5,607
Net income (loss)	22,417	28,908	17,983	(6,267)	63,041
Net income(loss) attributable to the Company	11,626	15,121	9,440	(4,600)	31,587
Net income (loss) available to common shareholders	6,172	9,665	3,986	(10,055)	9,768
Basic per share data attributable to common shareholders:
Income (loss) from continuing operations, net of preferred dividends	$0.08	$0.10	$0.05	$(0.14)	$0.09
Net income (loss) available to common shareholders	$0.09	$0.14	$0.06	$(0.14)	$0.14

Diluted per share data attributable to common shareholders:
Income (loss) from continuing operations, net of preferred dividends	$0.08	$0.10	$0.05	$(0.14)	$0.09
Net income (loss) available to common shareholders	$0.09	$0.14	$0.06	$(0.14)	$0.14

Year Ended December 31, 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total (1)

Total revenues	$249,018	$246,289	$250,999	$293,638	$1,039,944
Income from operations	99,572	97,797	101,128	126,396	424,893
Income from continuing operations	39,288	34,700	33,141	32,802	139,931
Discontinued operations	48	590	4,809	2,230	7,677
Net income	39,336	35,290	37,952	35,030	147,608
Net income attributable to the Company	25,043	22,688	22,543	18,873	89,147
Net income available to common shareholders	17,401	11,465	17,088	13,418	59,372
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.25	$0.16	$0.20	$0.17	$0.78
Net income available to common shareholders	$0.25	$0.16	$0.24	$0.19	$0.84

Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.24	$0.16	$0.20	$0.17	$0.78
Net income available to common shareholders	$0.25	$0.16	$0.24	$0.19	$0.84

(1) The sum of quarterly earnings per share may differ from annual earnings per share due to rounding.

Schedule II

CBL & Associates Properties, Inc.

Valuation and Qualifying Accounts

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Allowance for doubtful accounts:
Balance, beginning of year	$1,126	$1,128	$3,439
Additions (reductions) in allowance charged to expense	9,372	1,288	(1,097)
Bad debts charged against allowance	(8,588)	(1,290)	(1,214)
Balance, end of year	$1,910	$1,126	$1,128

SCHEDULE III

CBL & ASSOCIATES PROPERTIES, INC.
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2008
(In Thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period

Description /Location	(B) Encumbrances	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	(D) Accumulated Depreciation	Date of Construction / Acquisition

MALLS:
Alamance Crossing, Burlington, NC	$74,413	$20,853	$62,799	$14,000	$(1,802)	$19,051	$76,799	$95,850	$3,724	2007
Arbor Place, Douglasville, GA	71,148	7,862	95,330	19,327	—	7,862	114,657	122,519	32,744	1998-1999
Asheville Mall, Asheville, NC	64,634	7,139	58,747	35,528	(805)	6,334	94,275	100,609	24,662	1998
Bonita Lakes Mall, Meridian, MS	23,319	4,924	31,933	6,389	(985)	4,924	37,337	42,261	12,837	1997
Brookfield Square, Brookfield, WI	100,028	8,996	84,250	39,214	—	9,187	123,273	132,460	19,733	2001
Burnsville Center, Burnsville, MN	63,414	12,804	71,355	43,533	(1,157)	16,102	110,433	126,535	28,092	1998
Cary Towne Center, Cary, NC	82,203	23,688	74,432	22,064	—	23,701	96,483	120,184	19,182	2001
Chapel Hill Mall, Akron, OH	74,743	6,578	68,043	12,325	—	6,578	80,368	86,946	9,659	2004
CherryVale Mall, Rockford, IL	89,360	11,892	63,973	47,559	(1,667)	11,608	110,149	121,757	18,205	2001
Chesterfield Mall, Chesterfield, MO	137,951	11,083	282,140	(437)	—	11,083	281,703	292,786	12,091	2007
Citadel Mall, Charleston, SC	73,535	11,443	44,008	11,207	(1,289)	10,607	54,762	65,369	11,297	2001
College Square, Morristown, TN (E)	—	2,954	17,787	22,212	(27)	2,927	39,999	42,926	13,234	1987-1988
Columbia Place, Columbia, SC	30,118	10,808	52,348	9,906	(423)	10,385	62,254	72,639	11,320	2002
CoolSprings Galleria, Nashville, TN	123,305	13,527	86,755	48,120	—	13,527	134,875	148,402	53,807	1989-1991
Cross Creek Mall, Fayetteville, NC	64,351	19,155	104,353	9,718	—	19,155	114,071	133,226	19,344	2003
Eastland Mall, Bloominton, IL	59,400	5,746	75,893	2,518	—	6,057	78,100	84,157	9,411	2005
East Towne Mall, Madison, WI	76,163	4,496	63,867	38,565	(366)	4,130	102,432	106,562	19,159	2002
Eastgate Mall, Cincinnati, OH	61,075	13,046	44,949	24,289	(879)	12,167	69,238	81,405	13,848	2001
Fashion Square, Saginaw, MI	54,474	15,218	64,970	10,008	—	15,218	74,978	90,196	16,259	2001
Fayette Mall, Lexington, KY	88,662	20,707	84,267	40,955	11	20,718	125,222	145,940	22,877	2001
Frontier Mall, Cheyenne, WY (E)	—	2,681	15,858	14,175	—	2,681	30,033	32,714	14,052	1984-1985
Foothills Mall, Maryville, TN (E)	—	4,536	14,901	10,990	—	4,536	25,891	30,427	13,525	1996
Georgia Square, Athens, GA (E)	—	2,982	31,071	30,883	(31)	2,951	61,954	64,905	26,022	1982
Greenbriar Mall, Chesapeake, VA	82,421	3,181	107,355	4,946	(626)	2,555	112,301	114,856	13,829	2004
Hamilton Place, Chattanooga, TN	113,420	2,422	40,757	26,471	(441)	1,981	67,228	69,209	28,077	1986-1987
Hanes Mall, Winston-Salem, NC	163,730	17,176	133,376	38,541	(948)	16,808	171,337	188,145	33,470	2001
Harford Mall, Bel Air, MD (E)	—	8,699	45,704	20,677	—	8,699	66,381	75,080	7,448	2003

SCHEDULE III

CBL & ASSOCIATES PROPERTIES, INC.
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2008
(In Thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period

Description /Location	(B) Encumbrances	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	(D) Accumulated Depreciation	Date of Construction / Acquisition

Hickory Hollow Mall, Nashville, TN	34,194	13,813	111,431	18,935	—	15,163	129,016	144,179	33,385	1998
Hickory Point, Decatur, IL	31,817	10,732	31,728	7,641	(292)	10,440	39,369	49,809	6,509	2005
Honey Creek Mall, Terre Haute, IN	30,623	3,108	83,358	7,694	—	3,108	91,052	94,160	11,156	2004
JC Penney Store, Maryville, TN (E)	—	—	2,650	—	—	—	2,650	2,650	1,612	1983
Janesville Mall, Janesville, WI	10,152	8,074	26,009	5,442	—	8,074	31,451	39,525	9,082	1998
Jefferson Mall, Louisville, KY	39,634	13,125	40,234	19,420	—	13,125	59,654	72,779	11,613	2001
The Lakes Mall, Muskegon, MI (E)	—	3,328	42,366	8,684	—	3,328	51,050	54,378	13,738	2000-2001
Lakeshore Mall, Sebring, FL	—	1,443	28,819	4,875	(169)	1,274	33,694	34,968	13,517	1991-1992
Laurel Park, Livonia, MI	53,848	13,289	92,579	7,556	—	13,289	100,135	113,424	13,228	2005
Layton Hills Mall, Layton, UT	105,111	20,464	99,836	2,651	(275)	20,189	102,487	122,676	14,086	2005
Madison Square, Huntsville, AL (E)	—	17,596	39,186	19,721	—	17,596	58,907	76,503	10,896	1984
Mall del Norte, Laredo, TX	113,400	21,734	142,049	42,339	—	21,734	184,388	206,122	22,630	2004
Mall of Acadiana, Lafayette, LA	147,061	22,511	145,769	2,776	—	22,511	148,545	171,056	25,321	2005
Meridian Mall, Lansing, MI	40,000	529	103,678	64,928	—	2,232	166,903	169,135	41,538	1998
Midland Mall, Midland, MI	36,886	10,321	29,429	5,775	—	10,321	35,204	45,525	8,388	2001
Mid Rivers Mall, St. Peters, MO	82,052	16,384	170,582	4,257	—	16,384	174,839	191,223	7,677	2007
Monroeville Mall, Pittsburgh, PA	122,636	21,263	177,214	13,123	—	21,271	190,329	211,600	24,326	2004
Northpark Mall, Joplin, MO	38,473	9,977	65,481	27,380	—	10,962	91,876	102,838	11,961	2004
Northwoods Mall, Charleston, SC	56,744	14,867	49,647	16,414	(1,844)	13,023	66,061	79,084	13,583	2001
Oak Hollow Mall, High Point, NC	38,183	5,237	54,775	(904)	—	5,237	53,871	59,108	19,941	1994-1995
Oak Park Mall, Overland Park, KS	276,051	23,119	318,759	5,910	—	23,119	324,669	347,788	34,477	2005
Old Hickory Mall, Jackson, TN	31,428	15,527	29,413	4,260	—	15,527	33,673	49,200	7,406	2001
Panama City Mall, Panama City, FL	37,740	9,017	37,454	15,808	—	12,168	50,111	62,279	8,147	2002
Parkdale Mall, Beaumont, TX	50,129	23,850	47,390	42,291	(307)	23,543	89,681	113,224	14,530	2001
Park Plaza Mall, Little Rock, AR	41,208	6,297	81,638	31,901	—	6,304	113,532	119,836	15,261	2004
Pemberton Square, Vicksburg, MS	—	1,191	14,305	519	(947)	244	14,824	15,068	7,731	1986
Post Oak Mall, College Station, TX (E)	—	3,936	48,948	319	(327)	3,608	49,268	52,876	18,356	1984-1985
Randolph Mall, Asheboro, NC	13,703	4,547	13,927	7,775	—	4,547	21,702	26,249	4,583	2001

SCHEDULE III

CBL & ASSOCIATES PROPERTIES, INC.
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2008
(In Thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period

Description /Location	(B) Encumbrances	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	(D) Accumulated Depreciation	Date of Construction / Acquisition

Regency Mall, Racine, WI	31,078	3,384	36,839	12,257	—	4,188	48,292	52,480	10,373	2001
Richland Mall, Waco, TX (E)	—	9,342	34,793	6,552	—	9,355	41,332	50,687	7,458	2002
Rivergate Mall, Nashville, TN	87,500	17,896	86,767	18,310	—	17,896	105,077	122,973	28,729	1998
River Ridge Mall, Lynchburg, VA	—	4,824	59,052	(1,496)	—	4,825	57,555	62,380	7,878	2003
South County Center, St. Louis, MO	77,304	15,754	159,249	936	—	15,754	160,185	175,939	7,003	2007
Southaven Town Center, Southaven, MS	44,782	8,255	29,380	5,877	—	8,577	34,935	43,512	4,725	2005
Southpark Mall, Colonial Heights, VA	36,124	9,501	73,262	20,226	—	9,503	93,486	102,989	10,760	2003
Stroud Mall, Stroudsburg, PA	30,208	14,711	23,936	9,744	—	14,711	33,680	48,391	9,375	1998
St. Clair Square, Fairview Heights, IL	59,709	11,027	75,620	28,463	—	11,027	104,083	115,110	28,482	1996
Sunrise Mall, Brownsville, TX (E)	—	11,156	59,047	1,459	—	11,156	60,506	71,662	12,790	2003
Towne Mall, Franklin, OH	—	3,101	17,033	569	(641)	2,460	17,602	20,062	3,864	2001
Turtle Creek Mall, Hattiesburg, MS (E)	—	2,345	26,418	7,920	—	3,535	33,148	36,683	13,647	1993-1995
Valley View Mall, Roanoke, VA	44,269	15,985	77,771	13,617	—	15,999	91,374	107,373	10,994	2003
Volusia Mall, Daytona, FL	51,785	2,526	120,242	4,044	—	2,526	124,286	126,812	15,424	2004
Walnut Square, Dalton, GA (E)	—	50	15,138	6,836	—	50	21,974	22,024	13,053	1984-1985
Wausau Center, Wausau, WI	11,695	5,231	24,705	16,233	(5,231)	—	40,938	40,938	8,438	2001
West County Center, Des Peres, MO	172,814	4,957	346,819	654	—	4,957	347,473	352,430	13,157	2007
West Towne Mall, Madison, WI	107,581	9,545	83,084	34,698	—	9,545	117,782	127,327	22,758	2002
WestGate Mall, Spartanburg, SC	49,228	2,149	23,257	42,129	(432)	1,742	65,361	67,103	23,785	1995
Westmoreland Mall, Greensburg, PA	73,685	4,621	84,215	11,435	—	4,621	95,650	100,271	16,710	2002
York Galleria, York, PA	48,267	5,757	63,316	8,301	—	5,757	71,617	77,374	17,363	1995

MIXED-USE:
Pearland Town Center, Pearland, TX	110,915	16,300	108,615	—	—	16,300	108,615	124,915	1,721	2008
Pearland Office, Pearland, TX	7,562	—	7,849	—	—	—	7,849	7,849	—	2004
Pearland Outparcel, Pearland, TX	—	—	—	—	—	—	—	—	—	1989
Pearland Hotel, Pearland, TX	8,298	—	16,149	—	—	—	16,149	16,149	216	1987

SCHEDULE III

CBL & ASSOCIATES PROPERTIES, INC.
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2008
(In Thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period

Description /Location	(B) Encumbrances	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	(D) Accumulated Depreciation	Date of Construction / Acquisition

Pearland Residential, Pearland, TX	—	—	9,666	—	—	—	9,666	9,666	112	1989
ASSOCIATED CENTERS:
Annex at Monroeville, Monroeville, PA	—	716	29,496	352	—	717	29,847	30,564	4,099	2004
Bonita Crossing, Meridian, MS	7,307	794	4,786	8,173	—	794	12,959	13,753	3,402	1997
Chapel Hill Suburban, Akron, OH	—	925	2,520	1,036	—	925	3,556	4,481	609	2004
CoolSprings Crossing, Nashville, TN (E)	—	2,803	14,985	4,354	—	3,554	18,588	22,142	7,634	1991-1993
The Courtyard at Hickory Hollow, Nashville, TN	1,976	3,314	2,771	420	—	3,314	3,191	6,505	799	1998
The District at Monroeville, Monroeville, PA	—	932	—	18,529	—	934	18,527	19,461	3,143	2004
EastGate Crossing, Cincinnati, OH	16,368	707	2,424	3,573	—	707	5,997	6,704	762	2001
Foothills Plaza, Maryville, TN (E)	—	132	2,132	638	—	148	2,754	2,902	1,653	1984-1988
Foothills Plaza Expansion, Maryville, TN (E)	—	137	1,960	240	—	141	2,196	2,337	1,104	1984-1988
Frontier Square, Cheyenne, WY (E)	—	346	684	236	(86)	260	920	1,180	466	1985
Georiga Square Cinema, Athens, GA (E)	—	100	1,082	177	—	100	1,259	1,359	907	1984
Gunbarrel Pointe, Chattanooga, TN (E)	—	4,170	10,874	285	—	4,170	11,159	15,329	2,306	2000
Hamilton Corner, Chattanooga, TN	16,662	630	5,532	5,896	—	734	11,324	12,058	3,422	1986-1987
Hamilton Crossing, Chattanooga, TN	—	4,014	5,906	6,048	(1,370)	2,644	11,954	14,598	3,560	1987
Hamilton Place Leather One, Chattanooga, TN	—	1,110	1,866	1	—	1,110	1,867	2,977	561	2007
Harford Annex, Bel Air, MD (E)	—	2,854	9,718	7	—	2,854	9,725	12,579	1,217	2003
The Landing at Arbor Place, Douglasville, GA	8,031	4,993	14,330	457	(748)	4,245	14,787	19,032	4,682	1998-1999
Layton Convenience Center, Layton Hills, UT	—	—	8	391	—	—	399	399	27	2005
Layton Hills Plaza, Layton Hills, UT	—	—	2	256	—	—	258	258	55	2005
Madison Plaza, Huntsville, AL (E)	—	473	2,888	3,648	—	473	6,536	7,009	2,296	1984
The Plaza at Fayette Mall, Lexington, KY	43,414	9,531	27,646	4,083	—	9,531	31,729	41,260	2,591	2006

SCHEDULE III

CBL & ASSOCIATES PROPERTIES, INC.
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2008
(In Thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period

Description /Location	(B) Encumbrances	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	(D) Accumulated Depreciation	Date of Construction / Acquisition

Parkdale Crossing, Beaumont, TX	7,915	2,994	7,408	1,937	(355)	2,639	9,345	11,984	1,449	2002
Pemberton Plaza, Vicksburg, MS	1,905	1,284	1,379	111	—	1,284	1,490	2,774	279	2004
The Shoppes At Hamilton Place, Chattanooga, TN	—	4,894	11,700	350	—	4,894	12,050	16,944	1,673	2003
Sunrise Commons, Brownsville, TX (E)	—	1,013	7,525	(153)	—	1,013	7,372	8,385	1,074	2003
The Shoppes at Panama City, Panama City, FL	—	1,010	8,294	—	—	1,010	8,294	9,304	993	2004
The Shoppes at St. Clair, St. Louis, MO	22,001	8,250	23,623	90	(5,044)	3,206	23,713	26,919	1,841	2007
The Terrace, Chattanooga, TN	—	4,166	9,929	(186)	—	4,166	9,743	13,909	2,877	1997
The Village at Rivergate, Nashville, TN	—	2,641	2,808	2,872	—	2,641	5,680	8,321	1,443	1998
West Towne Crossing, Madison, WI	—	1,151	2,955	427	—	1,151	3,382	4,533	610	1998
WestGate Crossing, Spartanburg, SC	9,155	1,082	3,422	4,608	—	1,082	8,030	9,112	2,393	1997
Westmoreland Crossing, Greensburg, PA	—	2,898	21,167	7,141	—	2,898	28,308	31,206	4,014	2002

COMMUNITY CENTERS:
Cobblestone Village, Palm Coast, FL	—	5,196	12,070	(94)	—	5,196	11,976	17,172	383	2007
Lakeview Pointe, Stillwater, OK	15,600	3,730	19,513	344	(463)	3,267	19,857	23,124	1,271	2006
Massard Crossing, Ft. Smith, AR	5,577	2,879	5,176	183	—	2,879	5,359	8,238	994	2004
Milford Marketplace, Milford, CT	19,009	318	21,992	1,448	—	318	23,440	23,758	1,175	2007
Oak Hollow Square, High Point, NC	—	8,609	9,097	7	—	8,609	9,104	17,713	917	2007
Westridge Square, Greensboro, NC	—	13,403	15,837	(39)	—	13,403	15,798	29,201	713	2007
Willowbrook Land, Houston, TX	—	—	—	10,367	—	—	10,367	10,367	514	2007
Willowbrook Plaza, Houston, TX	28,535	15,079	27,376	353	(149)	14,930	27,729	42,659	5,052	2004
Statesboro Crossing, Statesboro, GA	15,549	—	21,312	—	—	—	21,312	21,312	116	2008

OFFICES:
CBL Center, Chattanooga, TN	13,677	140	24,675	(169)	—	140	24,506	24,646	8,046	2001

SCHEDULE III

CBL & ASSOCIATES PROPERTIES, INC.
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2008
(In Thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period

Description /Location	(B) Encumbrances	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	(D) Accumulated Depreciation	Date of Construction / Acquisition

CBL Center II, Chattanooga, TN	11,599	—	13,648	—	—	—	13,648	13,648	402	2008
Lake Point Office Building, Greensboro, NC	—	1,435	14,261	190	—	1,435	14,451	15,886	862	2007
Oak Branch Business Center, Greensboro, NC	—	535	2,192	—	—	535	2,192	2,727	233	2007
One Oyster Point, Newport News, VA	—	1,822	3,623	9	—	1,822	3,632	5,454	302	2007
Peninsula Business Center I, Newport News, VA	—	887	1,440	5	—	887	1,445	2,332	195	2007
Peninsula Business Center II, Newport News, VA	—	1,654	873	18	—	1,654	891	2,545	212	2007
Richland Office Plaza, Waco, TX (E)	—	532	481	—	—	532	481	1,013	98	2002
Sun Trust Bank Building, Greensboro, NC	—	941	18,417	122	—	941	18,539	19,480	819	2007
Two Oyster Point, Newport News, VA	—	1,543	3,974	1	—	1,543	3,975	5,518	263	2007
840 Greenbrier Circle, Chesapeake, VA	—	2,096	3,091	136	—	2,096	3,227	5,323	383	2007
850 Greenbrier Circle, Chesapeake, VA	—	3,154	6,881	269	—	3,154	7,150	10,304	584	2007
1500 Sunday Drive, Raleigh, NC	—	813	8,872	(120)	—	813	8,752	9,565	533	2007

DISPOSALS:
706 Green Valley Road, Greensboro, NC	—	1,346	10,906	—	(12,252)	—	—	—	—	2007
708 Green Valley Road, Greensboro, NC	—	1,011	—	—	(1,011)	—	—	—	—	2007
Brassfield Shopping Center, Greensboro, NC	—	—	1,900	—	(1,900)	—	—	—	—	2007
Cauldwell Court, Greensboro, NC	—	222	1,848	—	(2,070)	—	—	—	—	2007
Chicopee Marketplace, Chicopee, MA	—	97	5,357	—	(5,454)	—	—	—	—	2007
Garden Square, Greensboro, NC	—	2,175	2,677	—	(4,852)	—	—	—	—	2007
Hunt Village, Greensboro, NC	—	644	655	—	(1,299)	—	—	—	—	2007
New Garden Crossing, Greensboro, NC	—	7,546	9,661	—	(17,207)	—	—	—	—	2007
Northwest Centre, Greensboro, NC	—	1,259	11,181	—	(12,440)	—	—	—	—	2007
Westridge Suites, Greensboro, NC	—	336	779	—	(1,115)	—	—	—	—	2007

SCHEDULE III

CBL & ASSOCIATES PROPERTIES, INC.
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2008 (In Thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period

Description /Location	(B) Encumbrances	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	(D) Accumulated Depreciation	Date of Construction / Acquisition

OTHER:
Other real estate assets	—	22,472	981	3,493	(11,797)	10,674	4,475	15,149	764

Developments in progress consisting of construction and development properties (F)	1,595,652	—	—	—	—	—	225,815	225,815	—

	$6,095,676	$940,230	$6,234,663	$1,332,457	$(101,512)	$902,504	$7,729,149	$8,631,653	$1,310,173

(A)	Initial cost represents the total cost capitalized including carrying cost at the end of the first fiscal year in which the property opened or was acquired.
(B)	Encumbrances represent the mortgage note payable balance including debt premium or discount at December 31, 2008
(C)	The aggregate cost of land and buildings and improvements for federal income tax purposes is approximately $7.027 billion.
(D)	Depreciation for all properties is computed over the useful life which is generally 40 years for buildings, 10-20 years for certain improvements and 7-10 years for equipment and fixtures.
(E)	Property is pledged as collateral on the secured lines of credit used for development properties.
(F)	Includes non-property mortgages and credit line mortgages.

CBL & ASSOCIATES PROPERTIES, INC.

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

The changes in real estate assets and accumulated depreciation for the years ending December 31, 2008, 2007, and 2006 are set forth below (in thousands):

	Year Ended December 31,

	2008	2007	2006

REAL ESTATE ASSETS:
Balance at beginning of period	$8,505,045	$7,018,548	$6,672,335
Additions during the period:
Additions and improvements	393,616	540,419	469,558
Acquisitions of real estate assets	—	1,209,795	—
Deductions during the period:
Deconsolidation of real estate assets as a result of FIN 46(R)	(51,607)	(179,977)	—
Cost of sales and retirements	(170,305)	(61,997)	(121,984)
Transfers to intangible lease assets	(31,320)	—	—
Accumulated depreciation on assets held for sale (A)	—	(19,527)	(438)
Abandoned projects	(13,776)	(2,216)	(923)

Balance at end of period	$8,631,653	$8,505,045	$7,018,548

ACCUMULATED DEPRECIATION:
Balance at beginning of period	$1,102,767	$924,297	$727,907
Depreciation expense	310,697	228,576	209,875
Deconsolidation of real estate assets as a result of FIN 46(R)	—	(5,949)	—
Accumulated depreciation on assets held for sale (A)	—	(19,527)	(438)
Accumulated depreciation on real estate assets sold	—	(1,278)	—
Accumulated depreciation on real estate assets retired	(103,291)	(23,352)	(13,047)

Balance at end of period	$1,310,173	$1,102,767	$924,297

(A)	Reflects the reclassification of accumulated depreciation against the cost of the assets to reflect assets held for sale at net carrying value.

Schedule IV

CBL & ASSOCIATES PROPERTIES, INC.
MORTGAGE NOTES RECEIVABLE ON REAL ESTATE
AT DECEMBER 31, 2008
(In thousands)

Name Of Center/Location	Interest Rate	Final Maturity Date		Monthly Payment Amount (1)		Balloon Payment At Maturity	Prior Liens	Face Amount Of Mortgage	Carrying Amount Of Mortgage (2)	Principal Amount Of Mortgage Subject To Delinquent Principal Or Interest

FIRST MORTGAGES:
Coastal Grand-MyrtleBeach Myrtle Beach, SC	7.75%	Oct-2014		$58	(3)	$9,000	None	$9,000	$9,000	$—
One Park Place Chattanooga, TN	6.58%	Apr-2012		23		2,064	None	3,118	2,486	—
Village Square Houghton Lake, MI and Village at Wexford Cadillac, MI	5.25%	Mar-2010		11	(3)	2,627	None	2,627	2,627	—
Madison Grandview Development Company, LLC Madison, MS	9.00%	Oct-2008	(6)	60		8,024	None	8,786	8,024	8,024
The Shops at Pineda Ridge Melbourne, FL	5.75%	Mar-2010		4		3,735	None	3,735	3,735	—
Brookfield Square - Flemings Brookfield, WI	6.00%	Oct-2010		16		3,250	None	3,250	3,250	—
West County - Former Lord & Taylor Des Peres, MO	8.00%	Jan-2028		—		9,523	None	10,200	9,523	—
Shoppes at St. Clair Square - Business District Fairview Heights, IL	variable	Aug-2028		7	(4)	1,316	None	1,316	1,316	—
Shoppes at St. Clair Square - Tax Increment Financing Fairview Heights, IL	variable	Dec-2029		60	(5)	3,500	None	3,728	3,500	—
Mid Rivers Mall, LLC St. Peters, MO	7.00%	Jun-2028		—		1,398	None	1,398	1,398	—
Gulf Coast Town Center Ft. Myers, FL	6.32%	Mar-2017		—		2,059	None	3,000	2,059	—
CBL Lee’s Summit Peripheral, LLC Lee Summit, MO	variable	Dec-2018		13	(3)	4,119	None	4,119	4,119	—
CBL Lee’s Summit Peripheral, LLC Lee Summit, MO	variable	Mar-2018		10	(3)	3,150	None	3,150	3,150	—
CBL-706 Building, LLC Greensboro, NC	6.00%	Dec-2011		6	(3)	1,100	None	1,100	1,100	—
OTHER	6.00% - 9.50%	Aug-2010/ Jan-2047		18		3,144	None	6,848	3,674	—

				$286		$58,009		$65,375	$58,961	$8,024

(1) Equal monthly installments comprised of principal and interest unless otherwise noted.
(2) The aggregate carrying value for federal income tax purposes was $58,961 at December 31, 2008.
(3) Payment represents interest only.
(4) Represents sum of semi-annual interest only payments received in 2008 calculated to report as a monthly amount. As noted above the interest rate is variable; thus, interest will vary accordingly.

(5) Represents sum of semi-annual principal and interest payments received in 2008 calculated to report as a monthly amount. $19 represents the calculated monthly payments received from the district that were applied to principal. This does not represent a fixed payment. Principal payments are discretionary until the maturity date of note. As noted above, the interest rate is variable; thus, interest will vary accordingly.

(6) Note matured in October 2008 and the Company is currently in negotiations with the mortgagee. It is anticipated that the Company will obtain ownership of the land and ground lease to the mortgagee.

The changes in mortgage notes receivable were as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Beginning balance	$135,157	$21,559	$18,117
Additions	29,359	118,195	3,666
Payments	(105,555)	(4,617)	(224)
Ending balance	$58,961	$135,137	$21,559

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, dated May 10, 2005 (q)
3.2	Amended and Restated Certificate of Incorporation of the Company, as amended through May 10, 2005 (q)
3.3	Amended and Restated Bylaws of the Company, as amended effective November 6, 2007 (aa)
4.1	See Amended and Restated Certificate of Incorporation of the Company, as amended, and Amended and Restated Bylaws of the Company relating to the Common Stock, Exhibits 3.1, 3.2 and 3.3 above
4.2	Certificate of Designations, dated June 25, 1998, relating to the 9.0% Series A Cumulative Redeemable Preferred Stock (f)
4.3	Certificate of Designation, dated April 30, 1999, relating to the Series 1999 Junior Participating Preferred Stock (f)
4.4	Terms of Series J Special Common Units of the Operating Partnership, pursuant to Article 4.4 of the Second Amended and Restated Partnership Agreement of the Operating Partnership (f)
4.5	Certificate of Designations, dated June 11, 2002, relating to the 8.75% Series B Cumulative Redeemable Preferred Stock (g)
4.6	Acknowledgement Regarding Issuance of Partnership Interests and Assumption of Partnership Agreement (i)
4.7	Certificate of Designations, dated August 13, 2003, relating to the 7.75% Series C Cumulative Redeemable Preferred Stock (h)
4.8	Certificate of Correction of the Certificate of Designations relating to the 7.75% Series C Cumulative Redeemable Preferred Stock (l)
4.9	Certificate of Designations, dated December 10, 2004, relating to the 7.375% Series D Cumulative Redeemable Preferred Stock (l)
4.10	Terms of the Series S Special Common Units of the Operating Partnership, pursuant to the Third Amendment to the Second Amended and Restated Partnership Agreement of the Operating Partnership (m)
4.11	Terms of the Series L Special Common Units of the Operating Partnership, pursuant to the Fourth Amendment to the Second Amended and Restated Partnership Agreement of the Operating Partnership (q)
4.12	Terms of the Series K Special Common Units of the Operating Partnership, pursuant to the First Amendment to the Third Amended and Restated Partnership Agreement of the Operating Partnership (s)

Exhibit Number	Description
10.1.1	Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated June 15, 2005 (p)
10.1.2	First Amendment to Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of November 16, 2005 (s)
10.2.1	Rights Agreement by and between the Company and BankBoston, N.A., dated as of April 30, 1999 (c)
10.2.2	Amendment No. 1 to Rights Agreement by and between the Company and SunTrust Bank (successor to BankBoston), dated January 31, 2001 (f)
10.3	Property Management Agreement between the Operating Partnership and the Management Company (a)
10.4	Property Management Agreement relating to Retained Properties (a)
10.5.1	CBL & Associates Properties, Inc. Amended and Restated Stock Incentive Plan† (j)
10.5.2	Form of Non-Qualified Stock Option Agreement for all participants† (i)
10.5.3	Form of Stock Restriction Agreement for restricted stock awards† (i)
10.5.4	Form of Stock Restriction agreement for restricted stock awards with annual installment vesting† (j)
10.5.5	Amendment No. 1 to CBL & Associates Properties, Inc. Amended and Restated Stock Incentive Plan† (m)
10.5.6	Amendment No. 2 to CBL & Associates Properties, Inc. Amended and Restated Stock Incentive Plan† (m)
10.5.7	Form of Senior Executive Deferred Compensation Arrangements, dated as of January 1, 2004, between the Company and Charles B. Lebovitz, Stephen D. Lebovitz, John N. Foy and Ben Landress† (u)
10.5.8	Form of Stock Restriction Agreement for restricted stock awards in 2004 and 2005† (o)
10.5.9	Form of Stock Restriction Agreement for restricted stock awards in 2006 and subsequent years† (v)
10.6	Form of Indemnification Agreements between the Company and the Management Company and their officers and directors (a)
10.7.1	Employment Agreement for Charles B. Lebovitz (a)†
10.7.2	Employment Agreement for John N. Foy (a)†
10.7.3	Employment Agreement for Stephen D. Lebovitz (a)†
10.7.4	Summary Description of CBL & Associates Properties, Inc. Director Compensation Arrangements(cc)†

Exhibit Number	Description
10.7.5	Summary Description of November 5, 2007 Compensation Committee Action Approving 2008 Executive Base Salary Levels† (aa)
10.7.6	Summary Description of November 5, 2007 Compensation Committee Action Approving 2008 Executive Bonus Opportunities† (aa)
10.7.7	Letter Agreement, dated March 3, 2008, between the Company and Eric P. Snyder (dd) †
10.7.8	Summary Description of November 3, 2008 Compensation Committee Action Revising 2008 Executive Bonus Opportunities †
10.8	Subscription Agreement relating to purchase of the Common Stock and Preferred Stock of the Management Company (a)
10.9.1	Option Agreement relating to certain Retained Properties (a)
10.9.2	Option Agreement relating to Outparcels (a)
10.10.1	Property Partnership Agreement relating to Hamilton Place (a)
10.10.2	Property Partnership Agreement relating to CoolSprings Galleria (a)
10.11.1	Acquisition Option Agreement relating to Hamilton Place (a)
10.11.2	Acquisition Option Agreement relating to the Hamilton Place Centers (a)
10.12.1	Unsecured Credit Agreement by and among the Operating Partnership and Wells Fargo Bank, N.A., et al., dated as of August 27, 2004 (k)
10.12.2	First Amendment to Unsecured Credit Agreement by and among the Operating Partnership and Wells Fargo Bank, N.A., et al., dated as of September 21, 2005 (r)
10.12.3	Second Amendment to Unsecured Credit Agreement by and among the Operating Partnership and Wells Fargo Bank, N.A., et al., dated as of February 14, 2006 (u)
10.12.4	Amended and Restated Unsecured Credit Agreement by and among the Operating Partnership and the Company, and Wells Fargo Bank, National Association, et al., dated as of August 22, 2006 (x)
10.12.5

First Amendment to Amended and Restated Unsecured Credit Agreement by and among the Operating Partnership and the Company, and Wells Fargo Bank, National Association, et al., dated as of November 30, 2007 (cc)

10.13

Loan agreement between Rivergate Mall Limited Partnership, The Village at Rivergate Limited Partnership, Hickory Hollow Mall Limited Partnership, and The Courtyard at Hickory Hollow Limited Partnership and Midland Loan Services, Inc., dated July 1, 1998 (b)

10.14.1	Master Contribution Agreement, dated as of September 25, 2000, by and among the Company, the Operating Partnership and the Jacobs entities (d)

Exhibit Number	Description
10.14.2	Amendment to Master Contribution Agreement, dated as of September 25, 2000, by and among the Company, the Operating Partnership and the Jacobs entities (t)
10.15.1	Share Ownership Agreement by and among the Company and its related parties and the Jacobs entities, dated as of January 31, 2001 (e)
10.15.2	Voting and Standstill Agreement dated as of September 25, 2000 (t)
10.15.3	Amendment, effective as of January 1, 2006, to Voting and Standstill Agreement dated as of September 25, 2000 (u)
10.16.1	Registration Rights Agreement by and between the Company and the Holders of SCU’s listed on Schedule A thereto, dated as of January 31, 2001 (e)
10.16.2	Registration Rights Agreement by and between the Company and Frankel Midland Limited Partnership, dated as of January 31, 2001 (e)
10.16.3	Registration Rights Agreement by and between the Company and Hess Abroms Properties of Huntsville, dated as of January 31, 2001 (e)
10.16.4	Registration Rights Agreement by and between the Company and the Holders of Series S Special Common Units of the Operating Partnership listed on Schedule A thereto, dated July 28, 2004 (m)
10.16.5	Form of Registration Rights Agreements between the Company and Certain Holders of Series K Special Common Units of the Operating Partnership, dated as of November 16, 2005 (s)
10.17.1	Sixth Amended and Restated Credit Agreement by and among the Operating Partnership and Wells Fargo Bank, National Association, et al., dated February 28, 2003 (m)
10.17.2	First Amendment to Sixth Amended and Restated Credit Agreement between the Operating Partnership and Wells Fargo Bank, National Association, et al., dated May 3, 2004 (m)
10.17.3	Second Amendment to Sixth Amended and Restated Credit Agreement between the Operating Partnership and Wells Fargo Bank, National Association, et al., dated September 21, 2005 (r)
10.17.4	Third Amendment to Sixth Amended and Restated Credit Agreement between the Operating Partnership and Wells Fargo Bank, National Association, et al., dated February 14, 2006 (u)
10.17.5	Fourth Amendment to Sixth Amended and Restated Credit Agreement between CBL & Associates Limited Partnership and Wells Fargo Bank, National Association, et al., dated August 29, 2006 (y)
10.17.6	Fifth Amendment to Sixth Amended and Restated Credit Agreement between CBL & Associates Limited Partnership and Wells Fargo Bank, National Association, et al., dated September 24, 2007 (bb)

Exhibit Number	Description
10.17.7	Sixth Amendment to Sixth Amended and Restated Credit Agreement between CBL & Associates Limited Partnership and Wells Fargo Bank, National Association, et al., dated November 30, 2007 (cc)
10.18.1

Amended and Restated Loan Agreement between the Operating Partnership, The Lakes Mall, LLC, Lakeshore Sebring Limited Partnership and First Tennessee Bank National Association, dated December 30, 2004 (m)

10.18.2	Amended and Restated Loan Agreement between the Operating Partnership, The Lakes Mall, LLC, Lakeshore Sebring Limited Partnership and First Tennessee Bank National Association, dated July 29, 2004 (m)
10.18.3	Amended and Restated Loan Agreement between the Operating Partnership, The Lakes Mall, LLC, Lakeshore/Sebring Limited Partnership and First Tennessee Bank National Association, dated March 9, 2005 (n)
10.18.4

Amended and Restated Loan Agreement between the Operating Partnership, The Lakes Mall, LLC, Lakeshore/Sebring Limited Partnership and First Tennessee Bank National Association, dated December 16, 2005 (u)

10.18.5	Amended and Restated Loan Agreement between the Operating Partnership, The Lakes Mall, LLC, Lakeshore/Sebring Limited Partnership and First Tennessee Bank National Association, dated June 6, 2006 (w)
10.18.6	Amended and Restated Loan Agreement between the Operating Partnership, The Lakes Mall, LLC, Lakeshore/Sebring Limited Partnership and First Tennessee Bank National Association, dated May 15, 2007 (z)
10.18.7

Amended and Restated Loan Agreement between the Operating Partnership, The Lakes Mall, LLC, Lakeshore/Sebring Limited Partnership and First Tennessee Bank National Association, dated December 31, 2007 (cc)

10.18.8

Amended and Restated Loan Agreement between the Operating Partnership, The Lakes Mall, LLC, Lakeshore/Sebring Limited Partnership and First Tennessee Bank National Association, dated April 30, 2008 (ee)

10.19

Amended and Restated Limited Liability Company Agreement of JG Gulf Coast Town Center LLC by and between JG Gulf Coast Member LLC, an Ohio limited liability company and CBL/Gulf Coast, LLC, a Florida limited liability company, dated April 27, 2005 (q)

10.20.1	Contribution Agreement and Joint Escrow Instructions between the Company and the owners of Oak Park Mall named therein, dated as of October 17, 2005 (s)
10.20.2	First Amendment to Contribution Agreement and Joint Escrow Instructions between the Company and the owners of Oak Park Mall named therein, dated as of November 8, 2005 (s)
10.20.3	Contribution Agreement and Joint Escrow Instructions between the Company and the owners of Eastland Mall named therein, dated as of October 17, 2005 (s)

Exhibit Number	Description
10.20.4	First Amendment to Contribution Agreement and Joint Escrow Instructions between the Company and the owners of Eastland Mall named therein, dated as of November 8, 2005 (s)
10.20.5	Purchase and Sale Agreement and Joint Escrow Instructions between the Company and the owners of Hickory Point Mall named therein, dated as of October 17, 2005 (s)
10.20.6	Purchase and Sale Agreement and Joint Escrow Instructions between the Company and the owner of Eastland Medical Building, dated as of October 17, 2005 (s)
10.20.7

Letter Agreement, dated as of October 17, 2005, between the Company and the other parties to the acquisition agreements listed above for Oak Park Mall, Eastland Mall, Hickory Point Mall and Eastland Medical Building (s)

10.21.1

Master Transaction Agreement by and among REJ Realty LLC, JG Realty Investors Corp., JG Manager LLC, JG North Raleigh L.L.C., JG Triangle Peripheral South LLC, and the Operating Partnership, effective October 24, 2005 (u)

10.21.2

Amended and Restated Limited Liability Company Agreement of Triangle Town Member, LLC by and among CBL Triangle Town Member, LLC and REJ Realty LLC, JG Realty Investors Corp. and JG Manager LLC, effective as of November 16, 2005 (u)

10.22.1	Contribution Agreement among Westfield America Limited Partnership, as Transferor, and CW Joint Venture, LLC, as Transferee, and CBL & Associates Limited Partnership, dated August 9, 2007 (bb)
10.22.2

Contribution Agreement among CBL & Associates Limited Partnership, as Transferor, St. Clair Square, GP, Inc. and CW Joint Venture, LLC, as Transferee, and Westfield America Limited Partnership, dated August 9, 2007 (bb)

10.22.3	Purchase and Sale Agreement between Westfield America Limited Partnership, as Transferor, and CBL & Associates Limited Partnership, as Transferee, dated August 9, 2007 (bb)
10.23

Unsecured Credit Agreement, dated November 30, 2007, by and among CBL & Associates Limited Partnership, as Borrower, and CBL & Associates Properties, Inc., as Parent, Wells Fargo Bank, National Association, as administrative agent, U.S. Bank National Association, Bank of America, N.A., and Aareal Bank AG (cc)

10.24.1

Unsecured Term Loan Agreement, dated April 22, 2008, by and among CBL & Associates Limited Partnership, as Borrower, and CBL & Associates Properties, Inc., as Parent, Wells Fargo Bank, National Association, as Administrative Agent and Lead Arranger, Accrual Capital Corporation, as Syndication Agent, U.S. Bank National Association and Fifth Third Bank (ee)

10.24.2

Joinder in Unsecured Term Loan Agreement, dated April 30, 2008, by and among CBL & Associates Limited Partnership, as Borrower, and CBL & Associates Properties, Inc., as Parent, Wells Fargo Bank, National Association, as Administrative Agent and Lead Arranger, and Raymond James Bank FSB (ee)

Exhibit Number	Description
10.24.3

Joinder in Unsecured Term Loan Agreement, dated May 7, 2008, by and among CBL & Associates Limited Partnership, as Borrower, and CBL & Associates Properties, Inc., as Parent, Wells Fargo Bank, National Association, as Administrative Agent and Lead Arranger, and Regions Bank (ee)

10.25

Loan Agreement by and among Meridian Mall Limited Partnership, as Borrower, CBL & Associates Limited Partnership, as Guarantor, and CBL & Associates Properties, Inc., as Parent, and Wells Fargo Bank, National Association, as administrative agent, et al.

12	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
14.1	Second Amended And Restated Code Of Business Conduct And Ethics Of CBL & Associates Properties, Inc., CBL & Associates Management, Inc. And Their Affiliates (aa)
21	Subsidiaries of the Company
23	Consent of Deloitte & Touche LLP
31.1	Certification pursuant to Securities Exchange Act Rule 13a-14(a) by the Chief Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification pursuant to Securities Exchange Act Rule 13a-14(a) by the Chief Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification pursuant to Securities Exchange Act Rule 13a-14(b) by the Chief Executive Officer, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification pursuant to Securities Exchange Act Rule 13a-14(b) by the Chief Financial Officer as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(a)	Incorporated by reference to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-11 (No. 33-67372), as filed with the Commission on January 27, 1994.*

(b)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.*

(c)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on May 4, 1999.*

(d)	Incorporated by reference from the Company’s Current Report on Form 8-K/A, filed on October 27, 2000.*

(e)	Incorporated by reference from the Company’s Current Report on Form 8-K, filed on February 6, 2001.*

(f)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.*

(g)	Incorporated by reference from the Company’s Current Report on Form 8-K, dated June 10, 2002, filed on June 17, 2002.*

(h)	Incorporated by reference from the Company’s Registration Statement on Form 8-A, filed on August 21, 2003.*

(i)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.*

(j)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.*

(k)	Incorporated by reference from the Company’s Current Report on Form 8-K, filed on October 21, 2004.*

(l)	Incorporated by reference from the Company’s Registration Statement on Form 8-A, filed on December 10, 2004.*

(m)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.*

(n)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.*

(o)	Incorporated by reference from the Company’s Current Report on Form 8-K, filed on May 13, 2005.*

(p)	Incorporated by reference from the Company’s Current Report on Form 8-K, filed on June 21, 2005.*

(q)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.*

(r)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.*

(s)	Incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 22, 2005.*

(t)	Incorporated by reference from the Company’s Proxy Statement dated December 19, 2000 for the Special Meeting of Shareholders held January 19, 2001.*

(u)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.*
(v)	Incorporated by reference from the Company’s Current Report on Form 8-K, filed on May 24, 2006.*

(w)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.*

(x)	Incorporated by reference from the Company’s Current Report on Form 8-K, filed on August 25, 2006.*

(y)	Incorporated by reference from the Company’s Current Report on Form 8-K, filed on September 1, 2006.*

(z)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007*

(aa)	Incorporated by reference from the Company’s Current Report on Form 8-K, filed on November 9, 2007.*

(bb)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007*

(cc)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.*

(dd)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008*

(ee)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended june 30, 2008*

†	A management contract or compensatory plan or arrangement required to be filed pursuant to Item 15(b) of this report.

* Commission File No. 1-12494